UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-36312

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland	45-3116572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Winding Road, Old Bethpage, NY	11804
(Address of principal executive offices)	(Zip Code)

(212) 750-0371

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PW	NYSE American, LLC

7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share	PW.A	NYSE American, LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☒

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive- based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity of the Registrant held by non-affiliates as of June 30, 2024, the Registrant’s most recently completed second fiscal quarter, was approximately $2,498,000 computed by reference to the closing price of the Registrant’s shares of beneficial interest (“common shares” or “common stock”) on June 30, 2024 of $.90.

As of March 31, 2025, there were 3,389,661 common shares outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

TABLE OF CONTENTS

POWER REIT AND SUBSIDIARIES

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FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K (this “Annual Report”) contains forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements by the use of words such as “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “would,” “should,” “project,” “plan,” “assume” or other similar words or expressions, or negatives of such words or expressions, although not all forward-looking statements can be identified in this way. All statements contained in this document regarding strategy, plans, future operations, projected financial condition or results of operations, prospects, the future of Power REIT’s industries and markets, outcomes that might be obtained by pursuing management’s plans and objectives, and similar subjects, are forward-looking statements. Over time, Power REIT’s actual performance, results, financial condition and achievements may differ from the anticipated performance, results, financial condition and achievements that are expressed or implied by Power REIT’s forward-looking statements, and such differences may be significant and materially adverse to Power REIT and its security holders.

All forward-looking statements reflect Power REIT’s good-faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Power REIT disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of factors that could cause Power REIT’s future performance, results, financial condition or achievements to differ materially from that which is expressed or implied in Power REIT’s forward-looking statements, see “Risk Factors” under Item 1A of this document.

Summary Risk Factors

The following is a summary of the risks relating to Power REIT. A more detailed description of each of the risks can be found below under the section captioned “Risk Factors”.

Risks Related to our Financial Position and Liquidity

●	We have incurred losses and may be unable to generate sufficient revenue to cover expenses.
●	We may need to raise additional capital or sell additional properties to fund our operations.
●	If our acquisitions or our overall business performance fail to meet expectations, we could be restricted from paying dividends and default on our loans, which are secured by collateral in our assets.
●	We have substantial debt and preferred shares outstanding with substantial liquidation preference.
●	We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss.
●	Secured indebtedness exposes us to the possibility of foreclosure.
●	Our inability to comply with the covenants in our loan agreement might adversely affect us.
●	Secured indebtedness exposes us to the possibility of foreclosure.
●	We may not be able to retire non-recourse indebtedness secured by a portfolio of greenhouses.

Risks Related to our Operations

●	Our results may be adversely impacted by changes in general economic conditions.

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●	A significant portion of our greenhouse portfolio is vacant and our greenhouse tenants have limited operating histories and are susceptible to payment and other lease defaults.
●	Our greenhouse tenants operate in a nascent industry and may be unable to operate their business profitably and make lease payments.
●	Our business activities and those of our cannabis tenants are currently illegal under U.S. federal law.
●	Even if we are able to execute our business strategy, that strategy may not be successful.
●	We will need additional capital to make new investments.
●	The investment portfolio is concentrated in a relatively few number of investments, industries and lessees.
●	Our failure to meet expectations, may result in the default on our secured loans and loss of properties.
●	Our operating results may be negatively affected by development and construction delays and cost overruns.
●	The valuation and accounting treatment of certain long-lived assets could result in future asset impairments.
●	Many factors, including changes in interest rates and the negative perceptions of the cannabis sector generally, can have an adverse effect on the market value of our securities.
●	Individual taxpayers might perceive REIT securities as less desirable than those of other corporations
●	Our senior securities may limit or prevent us from paying dividends.
●	We are dependent upon Mr. David H. Lesser for our success.
●	Our management team may have interests that conflict with the Trust’s interests.
●	Our lessee’s ability to pay us is expected to be dependent solely on the revenues of a specific project.
●	Some losses related to our real property assets may not be covered by insurance.
●	Discovery of environmentally hazardous conditions may adversely affect our operating results.
●	Legislative, regulatory, accounting or tax rules, and any changes to them could adversely affect us.
●	Changes in interest rates may negatively affect the value of our assets and securities and access to financing.
●	Our quarterly results may fluctuate.
●	We may fail to remain qualified as a REIT.
●	Loss of our status as a REIT would subject us to U.S. federal income tax and applicable state and local taxes.
●	If we are deemed to be subject to Section 280E of the Code, we could incur U.S. federal income tax.
●	If we were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated.
●	Net leases may not result in fair market lease rates over time.
●	Sale-leaseback transactions recharacterized in a lessee’s bankruptcy proceeding could adversely affect us.
●	Provisions of the Maryland General Corporation Law and our Declaration of Trust and Bylaws could deter takeover attempts.
●	The future outbreak of any highly infectious or contagious diseases, could materially and adversely impact or cause disruption to our tenants and impact our performance
●	We have identified material weaknesses in our internal controls

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●	As a result of our failure to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Risks Related to Our Investments Strategy

●	Properties we own could be considered special purpose use assets which may impact market value.
●	Our investments in special purpose use properties may be difficult to sell or re-lease.
●	Our greenhouse assets are subject to significant risks.
●	Infrastructure assets may be subject to the risk of fluctuations in commodity prices and supply.
●	Infrastructure investments are subject to obsolescence risks.
●	Renewable energy investments may be adversely affected by variations in weather patterns.
●	Our investments in marketable securities is subject to market, interest and credit risk.

Risks Related to our Securities

●	There is a 9.9% limit on the amount of our equity securities that any one person or entity may own.
●	We cannot assure that our securities will meet the requirements of, and remain listed on the NYSE American.
●	Low trading volumes in our listed securities may adversely affect holders’ ability to resell their securities.
●	Our stock price has fluctuated in the past and has recently been volatile.
●	Our ability to issue Preferred Stock could adversely affect the rights of existing security holders.
●	The issuance of additional equity securities may dilute existing equity holders.
●	Our Series A Preferred Stock has not been rated and is junior to our existing and future debt.
●	Holders of Series A Preferred Stock have limited voting rights.
●	Dividends on our Series A Preferred Stock can be suspended and not paid on a current basis.
●	We may issue additional Series A Preferred Stock at a discount to liquidation value.
●	Ownership limitations may restrict change in control or business combination opportunities

Risks Related to Regulation

●	The U.S. federal government’s approach towards cannabis laws may be subject to change.
●	We cannot predict the impact that future regulations may have on us.
●	We may be subject to regulation that impacts our real estate properties.
●	We may be subject to anti-money laundering laws and regulations in the United States.
●	State and local regulation of cannabis may negatively impact our properties and tenants.

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PART I

Item 1. Business.

General

Power REIT (the “Registrant” or the “Trust”, and together with its consolidated subsidiaries, “we”, “us”, or “Power REIT”, unless the context requires otherwise) is a Maryland-domiciled, internally-managed real estate investment trust (a “REIT”) that owns a portfolio of real estate assets related to transportation, energy infrastructure and Controlled Environment Agriculture (“CEA”) in the United States.

The Trust is structured as a holding company and owns its assets through twenty-four direct and indirect wholly-owned, special purpose subsidiaries that have been formed in order to hold real estate assets, obtain financing and generate lease revenue. As of December 31, 2024, the Trust’s assets consisted of approximately 112 miles of railroad infrastructure and related real estate which is owned by its subsidiary Pittsburgh & West Virginia Railroad (“P&WV”), approximately 447 acres of fee simple land leased to a utility scale solar power generating project with an aggregate generating capacity of approximately 82 Megawatts (“MW”) and approximately 239 acres of land with approximately 2,066,000 square feet of existing or under construction CEA properties in the form of greenhouses.

In 2019, Power REIT pivoted to focus on greenhouses as a technology play in the form of real estate. Over the past 5 years, a significant amount of capital flowed into the Controlled Environment Agriculture sector in the United States. CEA facilities generally are either indoor warehouse facilities that require lights for plant growth and heating, ventilation and air conditioning to maintain the climate or greenhouses which benefit from free and natural sunlight and proven approaches to maintain a proper growing environment. Our investment thesis was based on greenhouses as sustainable approach to growing certain crops.

Power REIT invested in greenhouses for state-licensed cannabis and food cultivation. Unfortunately, the market for both opportunities has been challenging and the greenhouse portfolio has performed poorly with significant vacancy. Currently the entire greenhouse portfolio is being marketed for sale but the market to sell these properties is weak. We continue to explore all options to monetize these assets. As previously disclosed, the greenhouse portfolio is secured by a loan and is currently in default. The loan is non-recourse to Power REIT which reduces our exposure.

While we may continue to explore opportunities in the greenhouse and cannabis space, we are now exploring new opportunities. The real estate market is in a state of transition and experiencing a wave of distressed properties due to factors including economic downturns, shifting property demand in a post-COVID environment, rising interest rates and mortgage defaults. We believe the current environment can create significant opportunities for Power REIT. We are focused on special opportunities in the form of investing in distressed situations including debt and other types of secured interests in real estate, distressed properties and real estate related companies. As part of moving Power REIT forward, we are looking to selectively raise capital.

Corporate Structure

Power REIT was formed as part of a reorganization and reverse triangular merger of P&WV that closed on December 2, 2011. P&WV survived the reorganization as a wholly-owned subsidiary of the Registrant. Currently, the Trust is structured as a holding company and owns its assets through twenty-four wholly-owned, special purpose subsidiaries that have been formed in order to hold real estate assets, obtain financing and generate lease revenue.

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Properties

Below is a chart that summarizes our properties as of December 31, 2024:

Property Type/Name	Acres	Size[1]	Gross Book Value[3]
Railroad Property
P&WV - Norfolk Southern		112 miles	$9,150,000

Solar Farm Land
California
PWRS	447	82	9,183,548
Solar Total	447	82	$9,183,548

Greenhouse - Cannabis
Ordway, Colorado
Maverick 1 [2,4,6,7]	5.20	17,368	1,594,582
Tamarack 18[2,4,6,7]	2.11	12,996	1,075,000
Maverick 14[2,4,6,7]	5.54	26,940	1,908,400
Tamarack 7[2,4,6,7]	4.32	18,000	1,364,585
Tamarack 7 (MIP)[2,5,6,7]			636,351
Tamarack 19[2,4,6,7]	2.11	18,528	1,311,116
Tamarack 8 - Apotheke [2,5,6,7]	4.31	21,548	2,061,542
Tamarack 13[2,4,6,7]	2.37	9,384	1,031,712
Tamarack 3[2,4,6,7]	2.20	24,512	2,080,414
Tamarack 27 and 28[2,4,6,7]	4.00	38,440	1,872,340
Maverick 5 - Jacksons Farms [2,5,6,7]	5.20	15,000	1,358,634
Tamarack 4 and 5[2,4,6,7]	4.41	26,076	2,239,870

Walsenburg, Colorado [2,4,6,7]	35.00	74,800	4,219,170
Desert Hot Springs, California[2,5,6,7]	0.85	35,505	7,685,000
Vinita, Oklahoma[4,6,7]	9.35	40,000	2,593,313
Marengo Township, Michigan[2,4,6,7]	61.14	556,146	24,171,151

Greenhouse - Food Crop
O’Neill, Nebraska[2,4,5,7]	90.97	1,130,575	9,350,000

Greenhouse Total	239.08	2,065,818	$66,553,180
Total Portfolio (Real Estate Owned)			$84,886,728

Mortgage Loan[9]			$597,000
Mortgage Loan[8]			1,005,000

Impairment			36,207,472
Depreciation and Amortization			7,494,038
Net Book Value Net of Impairment, Depreciation and Amortization			$42,787,218

1 Solar Farm Land size represents Megawatts and CEA property size represents greenhouse square feet

2 Security for the Greenhouse Loan, which is in default

3 Gross Book Value for our Greenhouse Portfolio represents purchase price (excluding capitalized acquisition costs) plus improvements costs

4 Property is vacant

5 Tenant is not current on rent and is in default

6 An impairment has been taken against this asset

7Asset held for sale

8 Loan secured by a first mortgage (Ordway Properties) sold on January 8, 2024 and is security for the Greenhouse Loan

9 Loan secured by a second mortgage (Maine property) sold on October 30, 2023

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2023 and 2024 Sale Transactions

On January 6, 2023, one of our wholly owned subsidiaries sold its interest in five ground leases related to utility scale solar farms located in Tulare County, California for gross proceeds of $2.5 million. The properties were acquired by our subsidiary in 2013 for $1,550,000.

On November 1, 2023, a wholly owned subsidiary of Power REIT (“PW SD”) sold its interest in a cannabis related greenhouse cultivation facility located in Maine to an affiliate of its tenant. PW SD had entered into a Purchase and Sale Agreement related to this property that was renegotiated as part of proceeding toward closing. The total consideration was $4,787,000, of which $3,400,000 was paid in cash, $537,000 was paid in the form of the release of the security deposit held by PW SD and seller financing in the form of an $850,000 note with an 8.5% interest rate that will accrue until maturity on October 30, 2025. The note is secured by a second mortgage on the property and certain corporate and personal guarantees.Net proceeds from the sale were used to service the Greenhouse Loan.

On January 8, 2024, two wholly owned subsidiaries of Power REIT, PW CO CanRE Sherman 6 LLC and PW CO CanRE MF LLC, sold two cannabis related greenhouse cultivation properties located in Ordway, Colorado to an affiliate of a tenant of one of the properties. The properties are described in prior filings as Sherman 6 (the tenant of which is affiliated with the tenant/purchaser) and Tamarack 14 which was vacant. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $1,325,000. As part of the transaction, a subsidiary of the Trust provided seller financing in the amount of $1,250,000 with an initial 10% interest rate that increases over time to 15% until maturity. The seller financing has a three-year maturity with a fixed amortization schedule of $40,000 for the first month, $40,000 for the second month, $45,000 for the third month and $15,000 per month thereafter until maturity. The note is secured by a first mortgage on the properties and certain corporate and personal guarantees. Net proceeds from the sale were used to service the Greenhouse Loan and pay other accrued expenses and closing costs.

On January 30, 2024, a wholly owned subsidiary of Power REIT, PW Salisbury Solar LLC, sold its interest in a ground lease related to a utility scale solar farm located in Salisbury, Massachusetts. for gross proceeds of $1.2 million. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. As part of the transaction, the existing municipal financing (“Municipal Debt”) and the regional bank loan (“PWSS Term Loan”) were paid off.

On December 26, 2024, a wholly owned subsidiary of Power REIT, PW CO CanRE JKL LLC, sold its interest in a cannabis related greenhouse cultivation property located in Ordway, Colorado. The property was described in prior filings as Sherman 21 and 22 and was vacant because the construction was incomplete. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $80,000 and the proceeds were used to pay down the loan secured by the greenhouse portfolio and other accrued expenses related to the property.

The sale of the above referenced properties is a part of a strategic review as we continue to evaluate alternatives to enhance liquidity and improve our opportunities.

Business Strategy

Our primary objective is to maximize the long-term value of the Trust for our shareholders. To that end, our business goals are to obtain the best possible rental income at our properties in order to maximize our cash flows, net operating income, funds from operations, funds available for distribution to shareholders and other operating measures and results, and ultimately to maximize the values of our properties.

To achieve this primary goal, we have developed a business strategy focused on increasing the values of our properties, and ultimately of the Trust, which includes:

● Raising capital by monetizing the embedded value in our portfolio to enhance our liquidity position and, as appropriate reducing debt levels to strengthen our balance sheet;

● Selling off non-core properties and underperforming assets;

● Seeking to re-lease properties that are vacant or have non-performing tenants;

● Raising the overall level of quality of our portfolio and of individual properties in our portfolio;

● Improving the operating results of our properties; and
● Taking steps to position the Trust for future growth opportunities.

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Improving Our Balance Sheet by Reducing Debt and Leverage; Improving Liquidity

Leverage

We continue to seek ways to reduce our leverage by improving our operating performance and through a variety of other means available to us. These means might include leasing vacant properties, selling properties, raising capital or through other actions.

Capital Recycling

In the later part of 2022, we commenced property reviews to establish a plan for the portfolio and, where appropriate, have been disposing of and seeking to dispose of properties that we do not believe meet financial and strategic criteria given economic, market and other circumstances. Disposing of these properties can enable us to repay debt and possibly, invest in other real estate assets and for other corporate purposes assuming the proceeds are in excess of liabilities. Along these lines, in 2023 and 2024 we completed sales of assets for total gross proceeds of approximately $9.89 million which included $2.1 million of seller financing provided to the buyers. We also have several properties that we are marketing for sale and/or lease which have been classified as “Assets Held for Sale.”

Liquidity and Capital Resources

On a consolidated basis, our cash and cash equivalents and restricted cash totaled $2,231,586 as of December 31, 2024, a decrease of $1,873,298 from December 31, 2023. The decrease in cash was primarily due to the monthly expenses related to the vacant greenhouse properties and paydown of the Greenhouse Loan. Of the total amount of cash as of December 31, 2024, approximately $2.2 million is non-restricted cash available for general corporate purposes and approximately $37,000 is restricted cash related to the Greenhouse Loan.

On a consolidated basis, our current loan liabilities totaled approximately $17.4 million as of December 31, 2024. The current loan liabilities include approximately $16.7 million of a bank loan secured by the majority of the greenhouse portfolio (the “Greenhouse Loan”) and which is in default and is non-recourse to the Trust. We are not current on payment of property taxes for the greenhouse portfolio which are included on the Balance Sheet as accrued expenses and liabilities held for sale for approximately $1,162,000. If the property tax remains delinquent, the greenhouse portfolio will be subject to foreclosure actions starting in the first quarter of 2026.

The Greenhouse Loan is in default and in March 2024, the lender filed a litigation seeking among other things, foreclosure and appointment of a receiver. The Greenhouse Loan is non-recourse to Power REIT which means that in the event it cannot resolve issues with the lender and they foreclose on the properties, Power REIT should be able to continue as a going concern albeit with a smaller portfolio of assets given that non-restricted cash should provide greater than twelve months of liquidity for capital needs unrelated to the greenhouse properties which are security for the Greenhouse Loan. The status with the lender may lead to distressed sales which would have a negative impact on our prospects. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the PW CanRE Holdings entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Note 14 to Consolidated Financial Statements-Subsequent Events appearing elsewhere in this Annual Report on Form 10-K).

On a consolidated basis, our current liabilities far exceed current assets. For the twelve months ended December 31, 2024, the Trust determined that there was substantial doubt as to its ability to continue as a going concern as a result of current liabilities that far exceed current assets, net losses incurred, reduced revenue and increased property expenses related to the greenhouse portfolio. If the Trust’s plan to focus on selling greenhouse properties, entering into new leases, improving cash collections from existing tenants and raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide enough liquidity. However, the Trust cannot predict, with certainty, the outcome of its actions to generate liquidity. In addition, we are continuing to explore options related to a resolution of the Greenhouse Loan (see Note 14 to Consolidated Financial Statements-Subsequent Events appearing elsewhere in this Annual Report on Form 10-K).

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In 2024, the Trust sold four properties in an effort to help with liquidity. The proceeds from the sale of the Salisbury, MA property was approximately $662,000 of unrestricted cash and the approximately $504,000 of debt was eliminated from liabilities. We sold two greenhouse properties in a transaction that produced approximately $53,000 of restricted cash at closing and, during 2024, generated approximately $345,000 of restricted cash from the debt service related to the seller financing provided which had a remaining balance of $1,005,000 at December 31, 2024. We sold one greenhouse property in a transaction that produced approximately $51,000 of net proceeds used to service the Greenhouse Loan.

As of the filing date, the Trust’s current liabilities far exceed current assets. If the Trust’s plan to focus on selling greenhouse properties, entering into new leases, improving cash collections from existing tenants and raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide enough liquidity. However, the Trust cannot predict, with certainty, whether our actions will effectively generate liquidity.

Our cash outlays at Power REIT (parent company) consist principally of professional fees, consultant fees, NYSE American listing fees, legal, insurance, shareholder service company fees, auditing costs and general and administrative expenses. Our cash outlays related to our various property-owning subsidiaries consist principally of principal and interest expense on debts, property maintenance, property taxes, insurance, legal as well as other property related expenses that are not covered by tenants. To the extent we need to raise additional capital to meet our obligations, there can be no assurance that financing on favorable terms will be available when needed, if available at all. If we are unable to sell certain assets when anticipated at prices anticipated, we may not have sufficient cash to fund operations and commitments.

Improving Our Portfolio

We are currently seeking to refine our property holdings by selling properties and/or re-leasing them in an effort to improve the overall performance going forward.

Taking Steps to Position the Trust for Future Growth Opportunities

We are taking steps designed to position the Trust to create shareholder value. In connection therewith, we have implemented processes designed to ensure strong internal discipline in the use, harvesting and recycling of our capital, and these processes will be applied in connection with seeking to reposition properties.

We may continue to seek to acquire, in an opportunistic, selective and disciplined manner, properties and other real estate related interest and interests in real estate companies that are intended to create shareholder value. Taking advantage of any acquisition opportunities would likely involve some use of debt or equity capital. We will pursue transactions that we expect can meet the financial and strategic criteria we apply, given economic, market and other circumstances. In addition, we are exploring the potential to use our existing corporate structure for strategic transactions including potentially merging assets or companies with the Trust.

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Financial Results for the years ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023

Revenue	$3,049,875	$2,222,483

Net Loss Attributable to Common Shareholders (before impairment)	$(5,409,309)	$(6,783,206)
Net Loss per Common Share (basic) (before impairment)	(1.60)	(2.00)

Net Loss Attributable to Common Shareholders (after impairment)	(25,363,569)	(15,018,342)
Net Loss per Common Share (basic) (after impairment)	(7.48)	(4.43)

Core FFO Available to Common Shareholders	$(3,884,098)	$(4,173,118)
Core FFO per Common Share	(1.15)	(1.23)

Growth and Investment Strategies – Controlled Environment Agriculture (CEA)

In 2019, we expanded the focus of our real estate acquisitions to include CEA properties in the United States. CEA is an innovative method of growing plants that involves creating optimized growing environments for a given crop indoors. Power REIT is focused on CEA that utilizes greenhouses which use dramatically less energy than indoor growing, 95% less water than outdoor growing, and allows operators to control and reduce agricultural runoff of fertilizers or pesticides. We believe greenhouse cultivation represents a sustainable solution from both a business and environmental perspective. Certain of our greenhouse properties are operated for the cultivation of cannabis by state-licensed operators. Unfortunately, the market for cannabis compressed dramatically during 2023 and 2024. This has had a dramatic negative effect on our CEA portfolio with most properties vacant or occupied by tenants that are in default. During 2022 we acquired a greenhouse occupied by a tenant focused on the cultivation of tomatoes. Unfortunately, the tenant was unable to meet its financial obligations and has since vacated the property.

Regulated Cannabis Industry - Market Opportunity

Cannabis Overview

We believe that a convergence of changing public attitudes and increased legalization momentum in various states toward regulated cannabis, and medical-use cannabis in particular, has generated interest investment in regulated cannabis related opportunities. The cannabis industry is still emerging and has suffered significant business fluctuations over the past couple of years.

In the United States, the development and growth of the regulated cannabis industry has generally been driven by state law and regulation. Accordingly, market conditions vary on a state-by-state basis. State laws that legalize and regulate medical-use cannabis allow patients to consume cannabis for medicinal reasons with a designated healthcare provider’s recommendation, subject to various requirements and limitations. States have authorized numerous medical conditions as qualifying conditions for treatment with medical-use cannabis, which vary significantly from state to state and may include, among others, treatment for cancer, glaucoma, HIV/AIDs, wasting syndrome, pain, nausea, seizures, muscle spasms, multiple sclerosis, post-traumatic stress disorder (PTSD), migraines, arthritis, Parkinson’s disease, Alzheimer’s, lupus, residual limb pain, spinal cord injuries, inflammatory bowel disease and terminal illness. As of December 31, 2024, 47 states, the District of Columbia, and three of five U.S. territories have passed laws allowing their citizens to use medical cannabis.

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Cannabis Industry Growth and Trends

The cannabis industry over the past several years has experienced dramatic growth. As the cannabis industry continues to evolve and mature, innovative products are being developed for consumers. In addition to smoking and vaporizing of dried leaves, cannabis can be incorporated into a variety of edibles, vaporizers, spray products, transdermal patches and topicals. These additional form factors are driving a significant portion of the growth.

Shifting Public Attitudes and State Law

The changing public attitudes surrounding cannabis has been a catalyst for the growth of the United State regulated cannabis industry. According to a 2021 poll conducted by Pew Research Center, 91% of U.S. adults say that marijuana should be legal, while only 9% say that it should not. Additionally, regardless of political affiliation, the majority of participants indicate they are in favor of legalization.

As legalization is currently on a state-by-state basis, expansion of the cannabis industry is impacted by the regulatory processes of each state. States may restrict the number of cannabis licenses (cultivation, distribution, rental processing) permitted; impose significant taxes on cannabis products; and even limit the medical conditions that are eligible for cannabis treatment. As such, it is difficult to predict economic potential and trajectory of new markets. Accordingly, it is important to evaluate each State regulatory structure as part of evaluating investment opportunities.

Cannabis Industry Access to Capital

Currently, the illegal status of cannabis under federal law limits the ability of industry participants to fully access the U.S. banking system, public capital markets and other traditional sources of financing. The banking industry’s reluctance to finance cannabis operations may provide opportunities to deploy capital at attractive risk adjusted terms through the ownership of the real estate.

Investment Opportunity

Within the broader cannabis related investment opportunity, our investment thesis was that the ownership of real estate should have the potential to provide an attractive risk adjusted investment area of focus. Our investment thesis focused on CEA cultivation assets in the form of greenhouses that should provide a competitive advantage within the industry. Currently, most of the cannabis cultivation, nationally, occurs in industrial, warehouse-style facilities. This cultivation method is resource and energy intensive compared to greenhouse cultivation which should use dramatically less energy when compared to industrial facilities. As the cannabis industry continues to expand and prices compress, we believe that industrial, warehouse-style cultivation of cannabis may not be economically competitive. We believe that ultimately, greenhouse cultivation facilities should have the potential to become high-quality, low-cost producers of cannabis in their respective states.

During 2023 and 2024, the cannabis industry faced significant headwinds that had a dramatic impact on cultivation focused companies such as our tenants. The wholesale prices in most markets compressed dramatically and in many cases were below the cost of cultivation and many cultivation companies have shut down. The significant price compression in the wholesale cannabis market led to significant tenant defaults and vacancies as all of our cannabis related tenants experienced significant financial challenges.

Food Cultivation Market Opportunity

There is a growing trend towards cultivation of certain crops in CEA greenhouse cultivation facilities. Climate change is accelerating the depletion of water and traditional agricultural land resources and adapting to these intensifying trends is critical to achieve food security. Simultaneously, demand for locally grown, fresh produce is increasing. Many traditional agricultural areas of the U.S. are experiencing drought and CEA’s lower water demand combined with increased potential yields represent an important part of the solution. Greenhouse technology is an economically and environmentally sustainable solution for these secular issues.

Relative to outdoor (field) production, greenhouse production is more predictable and consistent and produces a crop that is more uniform in appearance and quality. CEA allows for an average of 20x higher yield compared to outdoor cultivation, using 90% less water with no fertilizer runoff. Additionally, the specialized improvements needed for food crop production create higher asset value than farmland.

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During 2022, we completed the acquisition of an approximately 1.1 million square foot greenhouse cultivation facility located in O’Neill, Nebraska. The greenhouse is configured for the cultivation of tomatoes, and during 2022 the greenhouse’s tenant grew a preliminary crop of tomatoes. Unfortunately, the tenant was unable to meet its financial obligations and has vacated the property. We have been actively exploring alternatives to secure a new tenant to put the facility back into operation and potentially sell the property. In February of 2024, our subsidiary entered into a 20-year triple-net lease with respect to the Nebraska property with an initial rent of $1 million per year after a 6-month deferred rent period. Our subsidiary also entered into a Letter of Intent with the tenant to purchase the property for $9.2 million. The Letter of Intent included a deadline for the purchase of December 31, 2024, which the tenant did not meet. To date, the tenant has failed to perform with respect to its obligations, and there can be no assurance that the tenant will perform on either the lease or the purchase.

Competition

The current market for properties that meet our investment objectives is limited. We are also in a capital constrained position with a high relative cost of capital. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

We face significant competition from a diverse mix of market participants, including but not limited to, other companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, cannabis and greenhouse operators themselves, all of whom may compete with us. In particular, we face competition from established companies in this industry, as well as local real estate investors, particularly for smaller retail assets.

Government Regulation

Real Estate Industry Regulation

Generally, the ownership and operation of real properties are subject to various laws, ordinances and regulations, including regulations relating to zoning, land use, water rights, wastewater, storm water runoff and lien sale rights and procedures. These laws, ordinances or regulations, such as the Comprehensive Environmental Response and Compensation Liability Act and its state analogs, or any changes to any such laws, ordinances or regulations, could result in or increase the potential liability for environmental conditions or circumstances existing, or created by tenants or others, on our properties. Laws related to upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of our properties or other impairments to operations, any of which would adversely affect our cash flows from operating activities.

Agricultural Regulation

The greenhouse properties that we own are subject to the laws, ordinances and regulations of state, local and federal governments, including laws, ordinances and regulations involving land use and usage, water rights, treatment methods, disturbance, the environment, and eminent domain.

Each governmental jurisdiction has its own distinct laws, ordinances and regulations governing the use of agricultural lands and water. Many such laws, ordinances and regulations seek to regulate water usage and water runoff because water can be in limited supply, as is the case in certain locations where our properties are located. In addition, runoff from rain or from irrigation is governed by laws, ordinances and regulations from state, local and federal governments. Additionally, if any of the water used on or running off from our properties flows to any rivers, streams, ponds, the ocean or other waters, there may be specific laws, ordinances and regulations governing the amount of pollutants, including sediments, nutrients and pesticides, that such water may contain.

We believe that our existing properties have, and other properties that we acquire in the future will have, sources of water, including wells and/or surface water that provide sufficient amounts of water necessary for the current operations at each location. However, should the need arise for additional water from wells and/or surface water sources, we may be required to obtain additional permits or approvals or to make other required notices prior to developing or using such water sources. Permits for drilling water wells or withdrawing surface water may be required by federal, state and local governmental entities pursuant to laws, ordinances, regulations or other requirements, and such permits may be difficult to obtain due to drought, the limited supply of available water within the districts of the states in which our properties are located or other reasons.

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In addition to the regulation of water usage and water runoff, state, local and federal governments also seek to regulate the type, quantity and method of use of chemicals and materials for growing crops, including fertilizers, pesticides and nutrient rich materials. Such regulations could include restricting or preventing the use of such chemicals and materials near residential housing or near water sources. Further, some regulations have strictly forbidden or significantly limited the use of certain chemicals and materials. Licenses, permits and approvals must be obtained from governmental authorities requiring such licenses, permits and approvals before chemicals and materials can be used at grow facilities. Reports on the usage of such chemicals and materials must be submitted pursuant to applicable laws, ordinances, and regulations and the terms of the specific licenses, permits and approvals. Failure to comply with laws, ordinances and regulations, to obtain required licenses, permits and approvals or to comply with the terms of such licenses, permits and approvals could result in fines, penalties and/or imprisonment.

Because properties we own may be used for growing medical-use and adult-use cannabis, there may be other additional land use and zoning regulations at the state or local level that affect our properties that may not apply to other types of agricultural uses. For example, certain states in which our properties are located require stringent security systems in place at grow facilities and require stringent procedures for disposal of waste materials.

As an owner of cultivation facilities, we may be liable or responsible for the actions or inactions of our tenants with respect to these laws, regulations and ordinances.

Environmental Regulation

Our properties and the operations thereon are subject to federal, state and local environmental laws, ordinances and regulations, including laws relating to water, air, solid wastes and hazardous substances, that regulate certain activities and operations that may have environmental or health and safety effects, such as the management, generation, release or disposal of regulated materials, substances or wastes, and impose liability for the costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances. Our properties and the operations thereon are also subject to federal, state and local laws, ordinances, regulations and requirements related to the federal Occupational Safety and Health Act, as well as comparable state statutes relating to the health and safety of our employees and others working on our properties. Compliance with these laws and regulations could increase our operational costs. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position and cash flows. Under various federal, state and local environmental laws (including those of foreign jurisdictions), a current or previous owner or operator of currently or formerly owned, leased or operated real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project.

Although we believe that we and our tenants are in material compliance with these requirements, there can be no assurance that we will not incur significant costs, civil and criminal penalties and liabilities, including those relating to claims for damages to persons, property or the environment resulting from operations at our properties. Furthermore, many of our properties have been repurposed for regulated cannabis operations, and historically were utilized for other purposes, including heavy industrial uses, which expose us to additional risks associated with historical releases of substances at the properties.

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Management and Trustees - Human Capital

Mr. David H. Lesser serves as a member and Chairman of our Board of Trustees. He also serves as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Mr. Lesser has over 35 years of experience in real estate investment and finance. His expertise informs our process in all aspects of our business including acquisitions, project management, development, and finance. Mr. Lesser’s significant ownership stake in Power REIT provides strong alignment and incentives to focus on creation of shareholder value. Susan Hollander serves our Chief Accounting Officer with responsibility for all strategic accounting, compliance and financial reporting functions. Accordingly, Power REIT currently has two officers who are responsible for overseeing our activities. Neither Mr. Lesser, nor Ms. Hollander are full time employees. Employee levels are managed to align with the pace of business and management believes it has sufficient human capital to operate its business.

We believe that our success depends on our ability to retain our key personnel, primarily David Lesser, our Chairman and Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The Trust currently has a Board of Trustees consisting of three Independent Trustees in addition to Mr. Lesser. Power REIT does not have a staggered board; accordingly, the current policy is that each Trustee serves for one-year term or until their earlier death, retirement or a successor is duly elected and qualified. In addition, we do not have any other management protection structures such as “poison pills” or “golden parachutes.”

Employee health and safety in the workplace is one of our core values. The COVID-19 pandemic has underscored for us the importance of keeping our employees safe and healthy. In response to the pandemic, we have taken actions aligned with recommendations from the World Health Organization and the Centers for Disease Control and Prevention in an effort to protect our workforce so they can more safely and effectively perform their work.

ESG the “Triple Bottom Line”

With a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People, Power REIT is committed to best-in-class focus on Environment, Social and Governance (“ESG”) factors.

Environmental

Our asset base is environmentally friendly. We currently own a railroad ground lease which is an environmentally friendly form of transportation. We also own a ground lease for a utility scale solar farm. Our recent focus on CEA greenhouse properties consumes dramatically less energy than indoor growing, 95% less water, and do not generate the agricultural runoff associated with traditional fertilizers or pesticides associated with field crops. Power REIT does not currently anticipate any material costs related to its portfolio for compliance with environmental laws.

Social

Several of our CEA facilities will produce cannabis which is considered an alternative medical solution for a variety of ailments including, but not limited to, multiple sclerosis, PTSD, arthritis, and seizures. To date, the FDA has not approved a marketing application for cannabis for the treatment of any disease or condition.

Governance

We are an internally managed REIT with a Board comprised of three independent Trustees and one insider Trustee. Power REIT management has strong alignment with shareholders through significant insider ownership. We believe that our corporate governance is a strong component of our ESG profile.

As our ESG story and portfolio expand, our investor engagement efforts will continue to build alongside, driving our commitment to the planet, its people, and generating returns for our shareholders.

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Revenue Concentration

Historically, the Trust’s revenue has been derived from a relatively limited number of investments, industries and lessees. During the twelve months ended December 31, 2024, Power REIT collected approximately 88% of its consolidated revenue from three properties. The tenants are Norfolk Southern Railway, Regulus Solar LLC and Marengo Cannabis LLC which represent 32%, 28% and 28% of consolidated revenue respectively. The concentration percentages does include the income from the recognition of security deposits related to defaulted leases. Many of the tenants of CEA properties have defaulted on their payment obligations.

Dividends

During the twelve months ended December 31, 2024, the Trust did not declare quarterly dividends of approximately $653,000 ($0.484375 per share per quarter) to holders of Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock.

Distributions declared by us will be authorized by our Board of Trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including the capital requirements for our business plans and meeting the distribution requirements necessary to maintain our qualification as a REIT. We cannot assure that our intended distributions will be made or sustained or that our Board of Trustees will not change our distribution policy in the future. Under some circumstances, we may be required to fund distributions from working capital, liquidate assets at prices or times that we regard as unfavorable or borrow to provide funds for distributions, or we may make distributions in the form of a taxable stock dividend.

Tax Status as a REIT

We have elected to be treated for tax purposes as a REIT, which means that we are exempt from U.S. federal income tax if a sufficient portion of our annual income is distributed to our shareholders, and if certain other requirements are met. In order for us to maintain our REIT qualification, at least 90% of our ordinary taxable annual income must be distributed to shareholders. As of December 31, 2023, our last tax return completed to date, we currently have a net operating loss of $30.8 million, which may reduce or eliminate this requirement.

Certain Restrictions on Size of Holdings and Transferability

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, our Declaration of Trust provides that no person or entity may own, directly or indirectly, more than 9.9% in economic value of the aggregate of the outstanding common shares of Power REIT. However, our charter authorizes our Board of Trustees to exempt from time to time the ownership limits applicable to certain named individuals or entities. This provision or other provisions in our Declaration of Trust or By-laws, or provisions that we may adopt in the future, may limit the ability of our shareholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. On April 28, 2014, our Board of Trustees granted an exemption to Hudson Bay Partners, LP, on behalf of itself, and its affiliates, including David H. Lesser from the 9.9% ownership limit.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons and (3) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT.

This provision or other provisions in our governing documents or provisions that we may adopt in the future, may limit the ability of our shareholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. See “Risk Factors” and our Description of Capital Stock, included as Exhibit 4.1.

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General Corporate Information

Our principal executive offices are located at 301 Winding Road, Old Bethpage, New York 11804, and our telephone number is (212) 750-0371. Our website address is www.pwreit.com. Information contained in our website does not form part of this Annual Report and is intended for informational purposes only. The Securities and Exchange Commission (“SEC”) maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

Item 1A. Risk Factors.

An investment in Power REIT’s securities involves significant risks. Anyone who is making an investment decision regarding Power REIT’s securities should, before making that decision, carefully consider the following risk factors, together with all of the other information included in, or incorporated by reference into, this document. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also have a material adverse effect on our business, operations and future performance. If any of the circumstances contemplated in the following risk factors were to occur, Power REIT’s business, financial condition, results of operations and prospects could all be materially adversely affected. In any such case, you could lose all or part of your investment.

Risks Related to our Financial Position and Liquidity

We have incurred a loss for the year ended December 31, 2024 and may be unable to generate sufficient revenue to cover expenses or generate net income.

For the year ended December 31, 2024, we had a net loss attributable to common shareholders of $25.4 million. There can be no assurance that we will be able to generate sufficient revenue to pay our expenses or generate net income.

We may need to raise additional capital or sell additional properties to fund our operations in order to continue as a going concern.

As of December 31, 2024, we had an accumulated deficit of $49.7 million and a net loss attributable to common shareholders of $25.4 million. As of December 31, 2024, the Trust had approximately $2.2 million of cash and approximately $17.4 million of current loan liabilities. The current loan liabilities include approximately $16.7 million of a bank loan secured by the majority of the greenhouse portfolio (the “Greenhouse Loan”) and which is non-recourse to the Trust.

Of the total amount of cash, approximately $2.2 million is non-restricted cash available for general corporate purposes and approximately $37,000 is restricted cash related to the Greenhouse Loan.

The Trust determined that there was substantial doubt as to its ability to continue as a going concern for a period of twelve months from the date of the filing with the SEC of this Annual Report on Form 10-K as a result of net losses incurred, and increased property maintenance expenses related to the greenhouse portfolio.

While the current liabilities far exceed the current assets, if the Trust’s plan to focus on selling properties, entering into new leases, improving cash collections from existing tenants and the raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide enough liquidity to fund its operations. However, the Trust cannot predict, with certainty, the outcome of its actions to generate liquidity, including its ability to sell properties, and the failure to do so could negatively impact its future operations.

In 2024, the Trust sold four properties in an effort to help with liquidity. The net proceeds from the sale of the Salisbury, MA property was approximately $662,000 of unrestricted cash and the approximately $504,000 of debt was retired at closing and is eliminated from current liabilities. We sold two greenhouse properties in a transaction that produced approximately $53,000 of restricted cash at closing and, during 20204, generated approximately $345,000 of restricted cash from the debt service related to the seller financing provided which had a remaining balance of $1,005,000 at December 31, 2024 and should help with liquidity to service the Greenhouse Loan. We sold one greenhouse property in a transaction that produced approximately $51,000 of net proceeds used to service the Greenhouse Loan.

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The Greenhouse Loan is in default and in March 2024, the lender filed a litigation seeking among other things, foreclosure and appointment of a receiver. The Greenhouse Loan is non-recourse to Power REIT which means that in the event it cannot resolve issues with the lender and they foreclose on the properties, Power REIT should be able to continue is operation albeit with a smaller portfolio of assets given that non-restricted cash should provide greater than twelve months of liquidity for capital needs unrelated to the greenhouse properties which are security for the Greenhouse Loan. The status with the lender may lead to distressed sales which would have a negative impact on our prospects. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the PW CanRE Holdings entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank see Note 14 to the Notes to Consolidated Financial Statements-Subsequent Events appearing elsewhere in this Annual Report on Form 10-K).

Our ability to raise capital through the sale of securities may be limited by the rules of the SEC and NYSE American LLC (“NYSE American”) that place limits on the number and dollar amount of securities that may be sold. There can be no assurances that we will be able to raise the funds needed, especially in light of the fact that our ability to sell securities registered on our registration statement on Form S-3 will be limited until such time the market value of our voting securities held by non-affiliates is $75 million or more. Although we have entered into a sales agreement, dated January 24, 2025 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.” or the “Sales Agent”) pursuant to which we may, from time to time, issue and sell our common shares, par value $0.001 per share (the “Common Shares”), the Sales Agent is not obligated to sell any shares of common stock, and there are limits on the dollar amount of shares of common stock we can sell pursuant to the Sales Agreement.

If our acquisitions or our overall business performance fail to meet expectations, we could be restricted from paying dividends to shareholders and default on our loans, which are secured by collateral in our properties and assets.

We may not be able to achieve operating results that will allow us to pay dividends at a specific level or to increase the amount of these dividends from time to time. Also, restrictions and provisions in any credit facilities we enter into or any debt securities we issue may limit our ability to pay dividends. We cannot assure you that you will receive dividends at a particular time, or at a particular level, or at all.

Unfortunately, our tenants related to the greenhouse portfolio have failed to perform on their lease obligations which has created a significant liquidity issue related to this portfolio of assets. Power REIT entered into a Greenhouse Loan with initial availability of $20 million that is non-recourse to Power REIT and has liens against the Power REIT greenhouse portfolio of properties. The balance of the loan as of December 31, 2024, is approximately $16.7 million and is in default. In March 2024, the lender filed a litigation seeking among other things, foreclosure and appointment of a receiver. Unfortunately, this may lead to distressed sales which would have a negative impact on our prospects. If we should fail to generate sufficient revenue to pay our outstanding secured debt obligations, the lenders may foreclose on the security pledged decreasing our ability to generate revenue and our ability to pay dividends. In addition, Maryland law prohibits the payment of dividends if we are unable to pay our debts as they come due. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The original expiration date of the forbearance agreement was September 30, 2024. On September 30, 2024, we entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Subsequent Events).

PW Regulus Solar, LLC (“PWRS”), one of our subsidiaries, entered into the 2015 PWRS Loan Agreement (as defined below) that is non-recourse to Power REIT and secured by all of PWRS’ interest in the land and intangibles. As of December 31, 2024, the balance of the 2015 PWRS Loan was approximately $6,492,000 (net of unamortized debt costs of approximately $213,000).

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Pittsburgh & West Virginia Railroad (“PWV”), one of our subsidiaries, entered into a Loan Agreement in the amount of $15,500,000 that is non-recourse to Power REIT and secured by our equity interest in our subsidiary PWV which is pledged as collateral. The balance of the loan as of December 31, 2024 is $14,198,000 (net of approximately $267,000 of capitalized debt costs).

We have substantial debt and preferred shares outstanding with substantial liquidation preference, which could adversely affect our overall financial health and our operating flexibility.

We require cash flows to satisfy our debt service. These obligations may prevent us from using our cash flows for other purposes. If we are unable to satisfy these obligations, we might default on our debt and our financial condition and results of operations would be adversely affected.

In an effort to conserve liquidity and create financial flexibility, the Trust has not declared dividends on its preferred shares since the fourth quarter of 2022. As a result, unpaid dividends increase the liquidation preference for our preferred shares. As of December 31, 2024, the amount of unpaid dividends on the outstanding preferred shares is approximately $1,469,000.

Our obligations arising from our indebtedness could have other negative consequences to our shareholders, including the acceleration of debt related to the loan secured by the greenhouse portfolio. Our failure to meet our obligations under our debt, we could lose assets due to foreclosure or sale on unfavorable terms. Also, our indebtedness and debt service might limit our ability to refinance existing debt or to do so at a reasonable cost, might make us more vulnerable to adverse economic and market conditions, might limit our ability to take advantage of opportunities, and might discourage business partners from working with us.

Furthermore, since a significant percentage of our assets are used to secure our debt, this reduces the amount of collateral available for future secured debt or credit support and reduces our flexibility in how we handle these secured assets. This level of debt and related security could also limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our business strategy or other purposes and could limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt.

In addition to our current debt, we might incur additional debt in the future in order to finance improvement or development of properties, acquisitions or for other general corporate purposes, which could exacerbate the risks described above. These consequences could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to comply with the covenants in our loan agreements, we might be adversely affected.

The Greenhouse Loan secured by our greenhouse portfolio is currently in default and the lender has commenced litigation. There can be no assurance that the lender will not foreclose on the properties which would have a negative impact on valuations relative to orderly sales which we have been pursuing. In addition, any litigation to enforce the rights of the lender could result in expensive legal fees being incurred by us.

We currently have secured debt against properties in our portfolio, and we may incur additional debt. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in financing arrangements. We may significantly increase the amount of leverage we utilize at any time which could materially and adversely affect us, including the risk that:

●	our cash flow from operations may be insufficient to make required payments of principal and interest on the debt or we may fail to comply with all of the other covenants contained in the debt agreements, which is likely to result in (i) acceleration of such debt that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, and/or (ii) the loss of some or all of our assets to foreclosure or sale;
●	we may be unable to borrow additional funds as needed or on favorable terms, or at all;
●	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

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●	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;
●	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, shareholder distributions, including distributions currently contemplated or necessary to satisfy the requirements for REIT qualification or other purposes; and
●	we may be unable to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all. There can be no assurance that a leveraging strategy will be successful.

If any one of these events were to occur, our business (including our financial performance and condition) and our ability to make distributions to our stockholders would likely be materially and adversely affected.

Secured indebtedness exposes us to the possibility of foreclosure, which could result in the loss of our investment in certain of our subsidiaries or in a property or group of properties or other assets subject to indebtedness.

We have granted lenders security interests in certain of our assets. Incurring secured indebtedness, including mortgage indebtedness, increases our risk of asset and property losses because defaults on indebtedness secured by our assets, may result in foreclosure actions initiated by lenders and ultimately our loss of the property or other assets securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could have a material adverse effect on the overall value of our portfolio of properties and more generally on our business.

Risks Related to our Operations

Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond our control may adversely impact our business and operating results.

Our operations and performance depend on global, regional and U.S. economic and geopolitical conditions. General worldwide economic conditions have experienced significant instability in recent years including the recent global economic uncertainty and financial market conditions.

The uncertain financial markets, disruptions in supply chains, mobility restraints, and changing priorities as well as volatile asset values could impact our business in the future.

Further increasing inflation has raised operating costs for many businesses and, in the future, could impact demand foreign exchange rates or employee wages. Inflation rates, particularly in the United States, have increased recently to levels not seen in years, and increased inflation may result in increases in our operating costs (including our labor costs), reduced liquidity and limits on our ability to access credit or otherwise raise capital. In addition, the Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation, which coupled with reduced government spending and volatility in financial markets may have the effect of further increasing economic uncertainty and heightening these risks.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems.

We are actively monitoring the effects these disruptions and increasing inflation could have on our operations.

These conditions make it extremely difficult for us to accurately forecast and plan future business activities.

In addition, the outbreak of a pandemic could disrupt our operations and could have material and adverse effects on our tenants and their operations, and in turn on our performance, financial condition, results of operations and cash flows due to, among other factors:

●	a complete or partial closure of, or other operational issues at, one or more of our properties resulting from government or tenant actions;

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●	the temporary inability of consumers and patients to purchase our tenant’s cannabis products due to a number of factors, including but limited to illness, dispensary closures or limitations on operations (including but not limited to shortened operating hours, social distancing requirements and mandated “curbside only” pickup), quarantine, financial hardship, and “stay at home” orders, could severely impact our tenants’ businesses, financial condition and liquidity and may cause one or more of our tenants to be unable to meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;
●	difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets
●	Difficulty obtaining capital necessary to fund business operations and our tenants’ ability to fund their business operations and meet their obligations to us;
●	because of the federal regulatory uncertainty relating to the regulated cannabis industry, our tenants may not be eligible for financial relief
●	delays in construction at our properties may adversely impact our tenants’ ability to commence operations and generate revenues from projects, including

○	construction moratoriums by local, state or federal government authorities;
○	delays by applicable governmental authorities in providing the necessary authorizations to continue construction or commence operations;
○	reductions in construction team sizes to effectuate social distancing and other requirements;
○	infection by one or more members of a construction team necessitating a partial or full shutdown of construction; and
○	manufacturing and supply chain disruptions for materials sourced from other geographies which may be experiencing shutdowns and shipping delays.

●	a general decline in business activity in the regulated cannabis industry would adversely affect our ability to grow our portfolio of regulated
●	the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, would result in a deterioration in our ability

We have a limited operating history and operate in an industry in its very early stages of development that has experienced significant business challenges.

In July 2019, we announced our new investment focus of CEA and our first greenhouse property acquisition. As our greenhouse portfolio has expanded, we continue to be subject to many of the business risks and uncertainties associated with any new business enterprise. Furthermore, our tenants and properties are concentrated in the regulated cannabis industry, an industry in its early stages of development with significant uncertainties, and we cannot predict how tenant demand and competition for these properties will change over time. We cannot assure you that we will be able to operate our business successfully or profitably or find additional suitable investments. There can be no assurance that we will be able to continue to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations and the execution on our business plan depend on the availability of additional opportunities for investment, the performance of our existing properties and tenants, the evolution of tenant demand for regulated cannabis facilities, competition, the evolution of alternative capital sources for potential tenants, the availability of adequate equity and debt financing, the federal and state regulatory environment relating to the regulated cannabis industry, and conditions in the financial markets and economic conditions.

A significant portion of our greenhouse portfolio is vacant and our tenants have limited operating histories and may be more susceptible to payment and other lease defaults, which could continue to materially and adversely affect our business

Single tenants currently occupy our properties, and we expect that our properties will continue to be operated by single tenants. Therefore, the success of our investments will be dependent on the financial stability of these tenants. We rely on our management team to perform due diligence investigations of our potential tenants, related guarantors and their properties, operations and prospects, of which there is often very little public operating and financial information. We may not learn all of the material information we need to know regarding these businesses through our investigations, and these businesses are subject to numerous risks and uncertainties, including but not limited to regulatory risks and the rapidly evolving market dynamics of each state’s regulated cannabis market. As a result, it is possible that we could enter into leases with tenants that ultimately are unable to pay rent to us, as is the case with most of our CEA properties, which could adversely impact our business.

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In addition, in general, our tenants are more vulnerable to adverse conditions resulting from federal and state regulations affecting their businesses or industries or other changes in the marketplace for their products and have limited access to traditional forms of financing. The success of our tenants will heavily depend on the growth and development of the state markets in which the tenants operate, many of which have a very limited history or are still in the stages of establishing the regulatory framework.

Any lease payment defaults by a tenant has and could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders. In the event of a default by a tenant, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property as cannabis operators are generally subject to extensive state licensing requirements.

Our tenants may be unable to renew or maintain their licenses and authorizations for their cannabis operations, which may result in such tenants not being able to operate their businesses and defaulting on their lease payments.

We rely on our tenants to renew or otherwise maintain the required state and local cannabis licenses and other authorizations on a continuous basis. If one or more of our tenants are unable to remain compliant, such tenants may default on their lease payments and may also subject us, as the owner of such properties, to potential penalties, fines or other liabilities.

Our business activities, and the business activities of our cannabis tenants, while believed to be compliant with applicable U.S. state and local laws, are currently illegal under U.S. federal law.

While certain states in the U.S. have legalized “medical cannabis,” “adult-use cannabis” or both, medical and adult-use cannabis remains illegal under federal law. The U.S. Controlled Substances Act (the “CSA”) classifies “marijuana” as a Schedule I drug. Under U.S. federal law, a drug or other substance is placed on Schedule I if:

●	“[t]he drug or other substance has a high potential for abuse”;
●	“[t]he drug or other substance has no accepted medical use in the United States”; and
●	“[t]here is a lack of safety for the use of the drug or other substance under medical supervision.”

As such, cannabis-related business activities, including, without limitation, the cultivation, manufacture, importation, possession, use or distribution of cannabis, remains illegal under U.S. federal law. Although we believe our cannabis-related activities are compliant with the laws and regulations of the states in which the properties are located, strict compliance with state and local rules and regulations with respect to cannabis neither absolves us of liability under U.S. federal law, nor provides a defense to any proceeding that may be brought against us under U.S. federal law. Furthermore, we cannot give any assurance that our cannabis tenants, and any future cannabis tenants, are currently operating, and will continue to operate, in strict compliance with state and local rules and regulations in which they operate. Any proceeding that may be brought against us could have a material adverse effect on our business, financial condition and results of operations.

Violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements, arising from either civil or criminal proceedings brought by either the U.S. federal government or private citizens, including, but not limited to, property seizures, disgorgement of profits, cessation of business activities or divestiture. Such fines, penalties, administrative sanctions, convictions or settlements could have a material adverse effect on us, including, but not limited to:

●	our reputation and our ability to conduct business and/or maintain our current business relationships;
●	the listing of our securities on the NYSE American, LLC (the “NYSE American”); and
●	the market price of our common shares.

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Certain of Power REIT’s properties have been negatively impacted by State and local government regulations and approvals that relate to cannabis cultivation. Power REIT does not believe that its business is likely to be negatively impacted by existing or probable federal government regulation or the need for any federal governmental approval.

Our business strategy includes growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

Power REIT is pursuing a growth strategy focused on non-traditional asset classes that qualify as real estate for REIT purposes. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations. Failure to manage potential transactions to successful conclusions, or failure more generally to manage our growth effectively, could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy or pay dividends in the future.

Even if we are able to execute our business strategy, that strategy may not be successful.

Even if we are able to expand our business as we intend, our investments may not be successful due to a variety of factors, including but not limited to asset under-performance, higher than forecast expenses, failure or delinquency on the part of our lessees, changes in market conditions or other factors, any of which may result in lower returns than expected and may adversely affect our financial condition, results of operations and ability to pay dividends.

We operate in a highly competitive market for investment opportunities and we may be unable to identify and complete acquisitions of real property assets.

We compete with public and private funds, commercial and investment banks, commercial financing companies and public and private REITs to make the types of investments that we plan to make. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources that are currently not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to pay higher consideration, consider a wider variety of investments and establish more effective relationships than us. Furthermore, many of our competitors are not subject to the restrictions that our REIT status imposes on us. These competitive conditions could adversely affect our ability to make investments in the infrastructure sector and could adversely affect our distributions to stockholders. Moreover, our ability to close transactions will be subject to our ability to access financing within stipulated contractual time frames, and there is no assurance that we will have access to such financing on terms that are favorable to us, if at all.

We acquired some of our properties, and expect to acquire other properties, “as-is” or otherwise with limited recourse to the prior owner, which significantly increases the risk of an investment.

We acquired some of our properties, and expect to acquire other real estate properties, “as is” or otherwise with limited recourse to the prior owner and with only limited representations and warranties from such prior owner regarding matters affecting the condition, use and ownership of the property. There may also be environmental or other conditions associated with properties we acquire of which we are unaware despite our diligence efforts or that we have identified during diligence If environmental contamination exists on properties we acquire or develops after acquisition, we could become subject to liability for the contamination. If defects in the property (including any building on the property) or other matters adversely affecting the property are discovered or otherwise subject us to unknown claims or liabilities, we may not be able to pursue a claim for any or all damages against the property seller. Such a situation could materially harm our business.

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Because we may distribute a significant portion of our income to our stockholders or lenders, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired.

Because we may distribute a significant portion of our income to our shareholders or lenders, our business may from time to time require substantial amounts of new capital to pursue our growth plans. In addition, in order to continue making acquisitions, we would require additional capital. We may acquire additional capital from the issuance of securities senior to our common shares, including additional borrowings or other indebtedness, preferred shares (such as our Series A Preferred Stock) or the issuance of other securities. We may also acquire additional capital through the issuance of additional common shares. However, we may not be able to raise additional capital in the future, on favorable terms or at all. Unfavorable business, market or general economic conditions could increase our funding costs, limit our access to capital markets or result in a decision by lenders not to extend credit to us.

To the extent we issue debt securities, other instruments of indebtedness or additional preferred stock, or borrow additional money from banks or other financial institutions, we will be additionally exposed to risks associated with leverage, including increased risk of loss. If we issue additional preferred securities that rank senior to our common shares in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges, economic and otherwise, more favorable than those of our common shares, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for common shareholders.

Any inability to access additional financing on terms that are favorable to us may adversely affect our ability to grow and our business generally.

The investment portfolio is, and in the future may continue to be, concentrated in its exposure to a relatively few numbers of investments, industries and lessees.

Historically, the Trust’s revenue has been derived from a relatively limited number of investments, industries and lessees. During the twelve months ended December 31, 2024, Power REIT collected approximately 88% of its consolidated revenue from the tenants of three properties. The tenants are Norfolk Southern Railway, Regulus Solar LLC and Marengo Cannabis LLC which represent 32%, 28% and 28% of consolidated revenue respectively. The concentration percentages include income from the recognition of security deposits related to defaulted leases.

We are exposed to risks inherent in this sort of investment concentration. Financial difficulty or poor business performance on the part of any single lessee or a default on any single lease will expose us to a greater risk of loss than would be the case if we were more diversified and holding numerous investments, and the underperformance or non-performance of any of its assets may severely adversely affect our financial condition and results from operations. Our lessees could seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of our lease agreements and could cause a reduction in our cash flows. Furthermore, we may continue our portfolio concentration in the CEA and cannabis sectors, has performed poorly and may continue to lag the broader market as a whole and also subjects us to more risks than if we were diversified across many sectors.

Our property portfolio has a high concentration of properties located in certain states.

Certain of our properties are located in areas that may experience catastrophic weather and other natural events from time to time, including hurricanes or other severe weather, flooding fires, snow or ice storms, windstorms or earthquakes. These adverse weather and natural events could cause substantial damages or losses to our properties which could exceed our insurance coverage. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. We could also continue to be obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and our financial condition and results of operations.

To the extent that significant changes in the climate occur, we may experience extreme weather and changes in precipitation and temperature and rising sea levels, all of which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature, including destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties or to protect them from the consequence of climate change.

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Our operating results may be negatively affected by potential development and construction delays and cost overruns.

Several of our CEA properties were development projects that include risks associated with construction delays, costs and construction quality. In connection with our development activities, we are subject to uncertainties associated with zoning and other required approvals, environmental concerns of governmental entities or community groups and our builder or partner’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. Performance also may be affected or delayed by conditions beyond our control. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. If a builder or development partner fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance, but there can be no assurance any legal action would be successful. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

A failure to maintain properties can lead to deterioration of value.

A number of our CEA properties have suffered significant tenant defaults and tenants may not be properly adhering to their responsibilities related to maintaining the properties. Other CEA properties are vacant and may not have been properly maintained prior to the tenants vacating. There is the potential for deterioration of property value due to maintenance issues and incidences of theft of property materials which we have experienced.

A perceived difficulty of operating special purpose properties may affect profitably and property values.

Based on the state of the cannabis and food cultivation CEA industry, our current and prior tenants within our CEA portfolio have had difficulty generating profits. The value of these special purpose properties my continue to decline due to the perceived difficulty of operating profitably.

The valuation and accounting treatment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, could result in future asset impairments, which would be recorded as operating losses.

Real estate investments and related intangible assets are reviewed for impairment whenever events or changes in circumstances, such as a decrease in net operating income, the loss of a tenant or an agreement of sale at a price below book value, indicate that the carrying amount of the property might not be recoverable. An operating property to be held and used is considered impaired under applicable accounting authority only if management’s estimate of the aggregate future cash flows to be generated by the property, undiscounted and without interest charges, is less than the carrying value of the property. In addition, this estimate may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or when a range of possible values is estimated. This estimate takes into consideration factors such as expected future net operating income, trends and prospects, and upcoming lease maturities, as well as the effects of demand, competition and other factors. If we find that the carrying value of real estate investments and related intangible assets has been impaired, we will recognize impairment with respect to such assets. Applicable accounting principles require that goodwill and certain intangible assets be tested for impairment annually or earlier upon the occurrence of certain events or substantive changes in circumstances. If we find that the carrying value of goodwill or certain intangible assets exceeds estimated fair value, we will reduce the carrying value of the real estate investment or goodwill or intangible asset to the estimated fair value, and we will recognize impairment with respect to such investments or goodwill or intangible assets.

Impairment of long-lived assets is required to be recorded as a non-cash operating expense. During the fourth quarter of 2022, the third quarter of 2023 and in all four quarters of 2024, the Trust concluded that an impairment of value of certain assets within its CEA portfolio was appropriate based on market conditions. These impairments also take into account assets held for sale and the write off of the lease of any associated lease intangible. In 2024, we recorded approximately $20 million in non-cash impairment charges. In 2023, we recorded approximately $8.2 million in non-cash impairment charges. In 2022, we recorded approximately $16.7 million in non-cash impairment charges. Any decline in the estimated fair values of our assets could result in additional impairment charges in the future. It is possible that such impairments, if required, could be material. There can be no assurance that the impaired carrying values will equate to the ultimately realizable value of such assets.

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The illiquidity of real estate investments might delay or prevent us from selling properties that we determine no longer meet the strategic and financial criteria we apply and could significantly affect our ability to respond in a timely manner to adverse changes in the performance of our properties and harm our financial condition.

Substantially all of our assets consist of investments in real properties, and we review our portfolio regularly. Because real estate investments are relatively illiquid, our ability to quickly sell one or more properties in our portfolio in response to our evaluation or to changing economic and financial conditions is limited. The real estate market is affected by many factors that are beyond our control, such as general economic conditions, the availability of financing, interest rates, the supply and demand for space, and since our assets are special purpose, the underlying market for the use of such assets can further affect its liquidity. We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. The number of prospective buyers interested in purchasing CEA properties is limited. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, prospective buyers might experience increased costs of debt financing or other difficulties in obtaining debt financing, which might make it more difficult for us to sell properties or might adversely affect the price we receive for properties that we do sell.

Many factors, including changes in interest rates and the negative perceptions of the cannabis sector generally, can have an adverse effect on the market value of our securities.

As is the case with other publicly traded companies, a number of factors might adversely affect the price of our securities, many of which are beyond our control. These factors include:

●	Increases in market interest rates, which could cause certain prospective purchasers to invest elsewhere. Higher market interest rates would not, however, result in more funds being available for us to distribute to shareholders and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution to our shareholders, if any. Thus, higher market interest rates could cause the market price of our shares to decrease;
●	A decline in the anticipated benefits of an investment in our securities as compared to an investment in securities of companies in other industries (including benefits associated with the tax treatment of any dividends and distributions);
●	Perception, by market professionals and participants, of REITs generally and REITs in the cannabis sector, in particular. Our portfolio of properties includes significant exposure to cannabis related properties;
●	Perception by market participants of our potential for growth;
●	Relatively low trading volumes in our securities;
●	Our results of operations and financial condition; and
●	Investor confidence in the stock market, the real estate sector generally, and the cannabis sector generally.

Individual taxpayers might perceive REIT securities as less desirable relative to the securities of other corporations because of the lower tax rate on certain dividends from such corporations to the extent we pay dividends in the future, which might have an adverse effect on the market value of our securities.

Currently, the maximum federal income tax rate on dividends, excluding tax on net investment income, from most publicly traded corporations is 20%. Dividends from REITs, however, do not qualify for this favorable tax treatment, and the maximum federal income tax rate on dividends from REITs is 29.6% (which excludes tax on new investment income). It is possible also that tax legislation enacted in subsequent years might increase this rate differential. Our credit facilities limit our ability to pay dividends on our common and preferred shares, subject to certain exceptions, and thus we have deferred payments on our preferred shares and suspended payments on our common shares. To the extent we pay dividends in the future, the differing treatment of dividends received from REITs and other corporations might cause individual investors to view an investment in REITs as less attractive relative to other corporations, which might negatively affect the value of our shares.

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The issuance of securities with claims that are senior to those of our common shares, including our Series A Preferred Stock, may limit or prevent us from paying dividends on our common shares. There is no limitation on our ability to issue securities senior to the Trust’s common shares or incur indebtedness.

Our common shares are equity interests that rank junior to our indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, and junior to our preferred securities that by their terms rank senior to our common shares in our capital structure, including our Series A Preferred Stock. As of December 31, 2024, we had outstanding debt in the principal amount of $37.4 million including accrued interest and expenses related to the Greenhouse Loan. As of December 31, 2024, we have issued approximately $8.5 million of our Series A Preferred Stock not including dividends which are cumulative and have not been declared. This debt and these preferred securities rank senior to the Trust’s common shares in our capital structure. It is possible that we may incur more debt, and issue additional preferred securities as we pursue our business strategy.

In the case of indebtedness, specified amounts of principal and interest are customarily payable on specified due dates. In the case of preferred securities, such as our Series A Preferred Stock, holders are provided with a senior claim to distributions, according to the specific terms of the securities. In contrast, however, in the case of common shares, dividends are payable only when, as and if declared by the Trust’s board of trustees and depend on, among other things, the Trust’s results of operations, financial condition, debt service requirements, obligations to pay distributions to holders of preferred securities, such as the Series A Preferred Stock, other cash needs and any other factors that the board of trustees may deem relevant or that they are required to consider as a matter of law. Incurring additional debt or issuing additional preferred securities, may limit or eliminate the amounts available to the Trust to pay dividends on our Series A Preferred Stock and common shares.

We are dependent upon Mr. David H. Lesser for our success.

We are dependent on the diligence, expertise and business relationships of our management team, particularly Mr. David H. Lesser our Chairman and Chief Executive Officer and Susan Hollander our Chief Accounting Officer, to implement our strategy of acquiring and benefitting from the ownership of infrastructure-related real property assets. If Mr. Lesser or Ms. Hollander were unable to function on behalf of the Trust, the Trust’s business and prospects would be adversely affected. Moreover, Mr. Lesser has other business interests to which he dedicates a portion of his time that are unrelated to Power REIT. Ms. Hollander is also a part time employee. Although Mr. Lesser is one of our major shareholders, on occasion, those other interests of his may conflict with his interests in Power REIT, and such conflicts may be unfavorable to us.

From time to time, our management team may own interests in our lessees or other counterparties, and may thereby have interests that conflict or appear to conflict with the Trust’s interests.

On occasion, our management may have financial interests that conflict, or appear to conflict with the Trust’s interests. For example, four of Power REIT’s properties were leased by tenants in which Millennium Sustainable Ventures Corp., formerly Millennium Investment & Acquisition Company (ticker: MILC) had controlling interests. David H. Lesser, Power REIT’s Chairman and CEO, is also Chairman and CEO of MILC. MILC established cannabis cultivation projects in Colorado (through a loan), Oklahoma, and Michigan which are related to our May 21, 2021, June 11, 2021, and September 3, 2021 acquisitions and a food crop cultivation project in Nebraska related to our March 31, 2022 acquisition. Total rental income recognized for the twelve months ended December 31, 2024 from the affiliated tenants in Colorado, Oklahoma, Michigan and Nebraska was $785,000 which represents the recognition of a security deposit as income during the third quarter of 2024. The above leases are currently in default and the tenants have vacated the properties. Also, a portion of the property improvement budget contained in a lease amendment with NorthEast Kind Assets, LLC for the property located in Maine, amounting to $2,205,000, was to be supplied by IntelliGen Power Systems LLC which is owned by HBP, an affiliate of David Lesser, Power REIT’s Chairman and CEO. On January 23, 2023, the lease was amended to restructure the timing of rent payments and eliminate the funding of remaining capital improvements for the cogeneration project, which includes eliminating payments that were expected to be paid to IntelliGen, a related party. Based on the amendment of the terms with IntelliGen, a total of $1,102,500 was paid for equipment supplied.

Although our Declaration of Trust permits this type of business relationship and a majority of our disinterested trustees must approve, and in those instances did approve, Power REIT’s involvement in such transactions, in any such circumstance, there may be conflicts of interest between Power REIT on one hand, and subsidiaries of MILC, IntelliGen, Mr. Lesser and his affiliates and interests on the other hand, and such conflicts may be unfavorable to us.

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Our lessees and many future lessees will likely be structured as special purpose vehicles (“SPVs”), and therefore their ability to pay us is expected to be dependent solely on the revenues of a specific project, without additional credit support.

Most of our lessees will likely be structured as SPVs whose only source of cash flow will be from the operations of a single property. If the property fails to perform as projected, the SPV lessee might not have sufficient cash flow to make lease or interest payments to us. While we would expect the lenders or other parties connected to such SPVs to step in and continue to make payments to us, there can be no assurance that such parties would do so, rather than, for example, liquidating the facility. Further, if the property materially underperforms or if energy supply contracts or other contracts are cancelled, there may be little value in such SPV lessees, and our investments in real estate may become impaired.

Some losses related to our real property assets may not be covered by insurance or indemnified by our lessees, and so could adversely affect us.

Our leases generally require our lessees to carry insurance on our properties against risks customarily insured against by other companies engaged in similar businesses in the same geographic region, and to indemnify us against certain losses. However, there are some types of losses, including catastrophic acts of nature, acts of war or riots, for which we or our lessees cannot obtain insurance at an acceptable cost. Also, certain of our vacant properties are not covered by insurance. If there is an uninsured loss or a loss in excess of insurance limits, we could lose the revenues generated by the affected property and the capital we have invested in the property, assuming our lessee fails to pay us the casualty value in excess of such insurance limit, if any, or to indemnify us for such loss. Nevertheless, in such a circumstance we might still remain obligated to repay any secured indebtedness or other obligations related to the property. Any of the foregoing could adversely affect our financial condition or results of operations.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

We are subject to various federal, state and local laws and regulations that (a) regulate certain activities and operations that may have environmental or health and safety effects, such as the management, generation, release or disposal of regulated materials, substances or wastes, (b) impose liability for the costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (c) regulate workplace safety. Compliance with these laws and regulations could increase our operational costs. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position and cash flows. Under various federal, state and local environmental laws (including those of foreign jurisdictions), a current or previous owner or operator of currently or formerly owned, leased or operated real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project.

Accordingly, we may incur significant costs to defend against claims of liability, to comply with environmental regulatory requirements, to remediate any contaminated property, or to pay personal injury claims.

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Moreover, environmental laws also may impose liens on property or other restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us or our lessees from operating such properties. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations or the discovery of currently unknown conditions or non-compliances may impose material liability under environmental laws.

Legislative, regulatory, accounting or tax rules, and any changes to them or actions brought to enforce them, could adversely affect us.

We and our lessees are subject to a wide range of legislative, regulatory, accounting and tax rules. The costs and efforts of compliance with these laws, or of defending against actions brought to enforce them, could adversely affect us, either directly if we are subject to such laws or actions, or indirectly if our lessees are subject to them.

In addition, if there are changes to the laws, regulations or administrative decisions and actions that affect us, we may have to incur significant expenses in order to comply, or we may have to restrict or change our operations. For example, changes to the accounting treatment of leases by both lessors and lessees under accounting principles generally accepted in the United States (“GAAP”) could change the presentation of information in our financial statements and as a result affect the perception of our business and our growth plans. Changes to Internal Revenue Service interpretations of “real assets” or changes to the REIT portion of the Internal Revenue Code could affect our plans, operations, financial condition and share price.

We have invested, and expect to continue to invest, in real property assets which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, noise levels, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liabilities on tenants, owners or operators for the costs to investigate and remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, could adversely affect our ability to sell, rent or pledge an affected property as collateral for future borrowings. We intend to take commercially reasonable steps when we can to protect ourselves from the risks of environmental law liability; however, we will not obtain independent third-party environmental assessments for every property we acquire. In addition, any such assessments that we do obtain may not reveal all environmental liabilities, or whether a prior owner of a property created a material environmental condition not known to us. In addition, there are various local, state and federal fire, health, safety and similar regulations with which we or our lessees may be required to comply, and that may subject us or them to liability in the form of fines or damages. In all events, our lessees’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties or activities of unrelated third parties could all affect our properties in ways that lead to costs being imposed on us.

Any material expenditures, fines, damages or forced changes to our business or strategy resulting from any of the above could adversely affect our financial condition and results of operations.

Changes in interest rates may negatively affect the value of our assets, our access to debt financing and the trading price of our securities.

The value of our investments in certain assets may decline if long-term interest rates increase. Interest rates have risen significantly of late relative to their recent historically low levels which will continue to have a negative impact on the perceived or actual values of our assets and dividends, and consequently the prices of our securities may decline.

Furthermore, to the extent the Trust has borrowed funds, a rise in interest rates may result in re-financing risk when those borrowings become due, and the Trust may be required to pay higher interest rates or issue additional equity to refinance its borrowings, which could adversely affect the Trust’s financial condition and results of operations.

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Our quarterly results may fluctuate.

We could experience fluctuations in our quarterly operating results due to a number of factors, including variations in the returns on our current and future investments, the interest rates payable on our debt, the level of our expenses, the levels and timing of the recognition of our realized and unrealized gains and losses, the degree to which we encounter competition in our markets and other business, market and general economic conditions. Consequently, our results of operations for any current or historical period should not be relied upon as being indicative of performance in any future period.

We may not be able to sell our real property assets when we desire. In particular, in order to maintain our status as a REIT, we may be forced to borrow funds or sell assets during unfavorable market conditions.

Investments in real property are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property assets when we desire or at prices acceptable to us. This could substantially reduce the funds available for satisfying our obligations, including any debt or preferred share obligations, and for distributions to our common shareholders.

As a REIT, we must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, such as net operating losses, to our shareholders. To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. In addition to applicable federal taxation, we may be subject to state taxation.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we did not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid income and excise taxes in a particular year. Any of these outcomes could increase our operating costs and diminish our available cash flows or ability to grow.

We may fail to remain qualified as a REIT, which would reduce the cash available for distribution to our shareholders and may have other adverse consequences.

Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Internal Revenue Code, for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations and court decisions might all change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions. Failure to qualify as a REIT could result in additional expenses or additional adverse consequences, which may include the forced liquidation of some or all of our investments.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to lose our REIT status, which could have a material adverse effect on our business, prospects, financial condition and results of operations, and could adversely affect our ability to successfully implement our business strategy and pay dividends.

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If an investment that was initially believed to be a real property asset is later deemed not to have been a real property asset at the time of investment, we could lose our status as a REIT or be precluded from investing according to our current business plan.

Power REIT must meet income and asset tests to qualify as a REIT. If an investment that was originally believed to be a real asset is later deemed not to have been a real asset at the time of investment, our status as a REIT could be jeopardized or we could be precluded from investing according to our current business plan, either of which would have a material adverse effect on our business, financial condition and results of operations. Further, we may not seek a private letter ruling from the Internal Revenue Service with respect to some or all of our infrastructure investments. The lack of such private letter rulings may increase the risk that an investment believed to be a real asset could later be deemed not to be a real asset. In the event that an investment is deemed to not be a real asset, we may be required to dispose of such investment, which could have a material adverse effect on us, because even if we were successful in finding a buyer, we might have difficulty finding a buyer on favorable terms or in a sufficient time frame.

Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders and have significant adverse consequences on the market price of our common stock.

We elected to be taxed as a REIT under Sections 856 through 860 of the U.S. Code commencing with our taxable year ended December 31, 2019. We believe that we have been organized and operated in such a manner as to remain qualified for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date and intend to continue to operate in such a manner in the future. We have not requested and do not intend to request a ruling from the Internal Revenue Service (the “Service”) that we remain qualified as a REIT, and the statements in this report are not binding on the Service or any court. Qualification as a REIT involves the application of highly technical and complex Code provisions and regulations promulgated by the U.S. Treasury Department thereunder (“Treasury Regulations”) for which there are limited judicial and administrative interpretations. Accordingly, we cannot provide assurance that we will remain qualified as a REIT.

To remain qualified as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions to stockholders. Our ability to satisfy these asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to remain qualified as a REIT. Thus, while we intend to operate in a manner to remain qualified as a REIT, in view of the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot provide assurance that we will so qualify for any particular year. These considerations also might restrict the types of income we can realize, or assets that we can acquire in the future.

If we fail to remain qualified as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income at regular corporate rates (and possibly increased state and local taxes). We will not be able to deduct distributions to our stockholders in any year in which we fail to qualify, nor will we be required to make distributions to our stockholders. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. If we fail to remain qualified as a REIT, all distributions to stockholders, to the extent of current and accumulated earnings and profits, will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributions may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Furthermore, if we fail to remain qualified as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

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If we are deemed to be subject to Section 280E of the Code because of the business activities of our tenants, the resulting disallowance of tax deductions could cause us to incur U.S. federal income tax and jeopardize our REIT status.

Section 280E of the Code provides that, with respect to any taxpayer, no deduction or credit is allowed for expenses incurred during a taxable year “in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the Controlled Substance Act) which is prohibited by federal law or the law of any State in which such trade or business is conducted.” Because cannabis is a Schedule I controlled substance under the CSA, Section 280E of the Code by its terms applies to the purchase and sale of medical-use and adult-use cannabis products. Although we will not be engaged in the purchase, sale, growth, cultivation, harvesting, or processing of medical-use and adult-use cannabis products, we will lease our properties to tenants who will engage in such activities, and therefore our tenants likely will be subject to Section 280E of the Code. If the Service were to take the position that, through our rental agreements with our state-licensed cannabis tenants, we are primarily or vicariously liable under federal law for “trafficking” a Schedule 1 substance (cannabis) under Section 280E of the Code or for any other violations of the CSA, the Service may seek to apply the provisions of Section 280E of the Code to our company and disallow certain tax deductions, including for employee salaries, depreciation or interest expense. If such tax deductions are disallowed, it might impact our ability to meet the distribution requirements applicable to REITs under the Code, which could cause us to incur U.S. federal income tax and fail to remain qualified as a REIT. Because we are not engaged in the purchase or sale of a controlled substance, we do not believe that we will be subject to the disallowance provisions of Section 280E of the Code, and neither we nor our tax advisors are aware of any tax court cases or guidance from the Service in which a taxpayer not engaged in the purchase or sale of a controlled substance was disallowed deductions under Section 280E of the Code. However, there is no assurance that the Service will not take such a position either currently or in the future.

Legislative, regulatory or administrative changes could adversely affect us or our stockholders.

At any time, the U.S. federal income tax laws or Treasury Regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect, and may adversely affect us and our stockholders. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively.

In addition, several proposals have been made that would make substantial changes to the federal income tax laws generally. We cannot predict whether any of these proposed changes will become law. We cannot predict the long-term effect of any recent or future tax law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

If we were deemed to be an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on the price of our securities.

A company such as ours would be considered an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), if, among other things, it owned investment securities (including minority ownership interests in subsidiaries or other entities) that have an aggregate value exceeding 40% of the value of its total assets on an unconsolidated basis, or it failed to qualify under the exemption from investment company status available to companies primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

We do not believe that we are, or are likely to become, an investment company under the 1940 Act. Nevertheless, if we were deemed to be an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our operations and the price of our common shares.

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Net leases may not result in fair market lease rates over time.

We expect a portion of our future income to come from net leases, whereby the lessee is responsible for all the costs, insurance and taxes of a property, including maintenance. Net leases typically have longer lease terms and, thus, there is an increased risk that if market rental rates increase in future years, the rates under our net leases will be less than fair market rental rates during those years. As a result, our income and distributions could be lower than they would otherwise be if we did not enter into net leases. When appropriate, we will seek to include a clause in each lease that provides increases in rent over the term of the lease, but there can be no assurance that we will be successful in securing such a clause. Some of our investments may include “percentage of gross revenue” lease payments, which may result in positive or negative outcomes depending on the performance of the acquired asset.

If a sale-leaseback transaction is recharacterized in a lessee’s bankruptcy proceeding, our financial condition could be adversely affected.

In certain cases, we intend to enter into sale-leaseback transactions, whereby we would purchase a property and then simultaneously lease the same property back to the seller. In the event of the bankruptcy of a lessee company, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease, with the claim arguably secured by the property, and the lessee company/debtor might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If new terms were confirmed by the bankruptcy court, we could be bound by them, and prevented from foreclosing on the property. If the sale-leaseback were recharacterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property. Either of these outcomes could adversely affect our financial condition and results of operations.

Provisions of the Maryland General Corporation Law and our Declaration of Trust and Bylaws could deter takeover attempts and have an adverse impact on the price of our common shares.

The Maryland General Corporation Law and our Declaration of Trust and Bylaws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control of Power REIT. The business combination provisions of Maryland law (if our Board of Trustees decides to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provisions in our Bylaws are rescinded), the limitations on removal of Trustees, the restrictions on the acquisition of our common shares, the power to issue additional shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or might otherwise be in their best interests.

In order to assist us in complying with limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, among other purposes, our charter provides that no natural person or entity may, directly or indirectly, beneficially or constructively own more than 9.9% (in value or number of shares, whichever is more restrictive) of the aggregate amount of our outstanding shares of all classes. In addition, our Board of Trustees may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock. Our Board of Trustees may, without stockholder action, amend our charter to increase the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common shares and may discourage third party bids for ownership of our Trust. These provisions may prevent any premiums being offered to holders of common shares.

Our business and operations would suffer in the event of system failures.

Our computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters (including hurricanes), terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our business. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and our business could be adversely affected.

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We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these material weaknesses will be effectively remediated or that additional weaknesses will not occur in the future.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a- 15(f) under the Exchange Act. We identified a material weakness in our controls relating to accounting for complex transactions. Specifically, shares of our 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share (the “Preferred Shares”) were historically classified as mezzanine equity instead of being classified as equity.

While we have hired outside consultants to aid in our accounting for complex transactions and plan to take remedial action to address the material weakness in our internal controls, we cannot provide any assurance that such remedial measures, or any other remedial measures we take, will be effective. In addition, a material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are designed and operate effectively. Although management believes that the material weakness in our internal controls will be remediated, there can be no assurance that the deficiencies will be remediated in the near future or that the internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in our internal controls in the future.

As a result of our failure to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, security holders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Our failure to maintain an effective system of internal controls, and any failure by us to implement required new or improved internal controls or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. As a growing company, implementing and maintaining effective controls may require more resources, and we may encounter internal control integration difficulties. Our failure to maintain effective internal controls over financial reporting, may result in us not being able to accurately report our financial results, detect or prevent fraud, or file our periodic reports in a timely manner, which may, among other adverse consequences, cause investors to lose confidence in our reported financial information and lead to a decline in the trading price of our common stock.

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Risks Related to our Investment Strategy

Each property in our portfolio could be considered a special purpose use asset which may impact market value and the ability to lease to generate income.

Our properties span across the special purposes of solar power production, railroad, and CEA facilities in the form of greenhouses. As special purpose assets they cannot be easily pivoted to alternative uses and tend to support industry-specific tenants (i.e. greenhouse with a cultivator). This specialization can work against the marketability of the asset and in the case that the tenant or the under-lying industry experiences default or downturn, the value of the asset could fall accordingly. We can provide no assurance that the industries utilizing our assets will succeed and if a tenant fails there is no visibility as to when we would find a replacement tenant or if there are any potential solutions in the broader market.

Our real estate investments are concentrated in greenhouse properties suitable for the cultivation of cannabis, and a decrease in demand for such facilities could materially and adversely affect our business. These properties may be difficult to sell or re-lease upon tenant defaults or lease terminations, either of which could adversely affect our business.

Our portfolio of properties is concentrated in greenhouse properties suitable for the cultivation of cannabis used therefore, we are subject to risks inherent in investments heavily in a single industry. A decrease in the demand for cannabis cultivation, processing and dispensary facilities would have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Demand for cannabis cultivation and processing facilities has been and could be adversely affected by changes in state or local laws or any change in the federal government’s current enforcement posture with respect to state-licensed cannabis operations, among others. To the extent that any of these conditions occur, they are likely to affect demand and market rents for cannabis cultivation and processing and dispensary facilities, which could materially and adversely affect our business.

In addition, if we are forced to sell or re-lease a property, we may have difficulty finding qualified purchasers who are willing to buy the property or tenants who are willing to lease the property on terms that we expect, or at all. As our tenants and properties are concentrated in the regulated cannabis industry, a shift in property preferences by regulated cannabis operators, including but not limited to changing preferences regarding location and types of improvements, could have a significant negative impact on the desirability of our properties to prospective tenants when we need to re-lease them, in addition to other challenges, such as obtaining the necessary state and local authorizations for a new tenant to commence operations at the property. These and other limitations may affect our ability to sell or re-lease properties, which may materially and adversely affect our business.

Our focus on non-traditional real estate asset classes including CEA, alternative energy and transportation infrastructure sectors will subject us to more risks than if we were broadly diversified to include other asset classes.

Because we specifically focus on non-traditional real estate assets, investments in our securities may present more risks than if we were broadly diversified over numerous sectors of the economy. For example, a downturn in the U.S. CEA, alternative energy or transportation infrastructure sectors would have a larger impact on us than on a trust that does not concentrate in one sector of the economy. Factors that may adversely affect our investments include, but are not limited to, changes in supply and demand for infrastructure consumption, prices of national and global commodities, government regulation, world and regional events and general economic conditions.

Renewable energy resources are complex, and our investments in them rely on long-term projections of resource and equipment availability and capital and operating costs; if our or our lessees’ projections are incorrect, we may suffer losses.

Although the projection of renewable energy resource availability has been analyzed for decades across different geographies, technologies and topologies, long-term projections of renewable resource availability at a particular site, the availability of generating equipment and the operating costs of harvesting such renewable energy are subject to various uncertainties and in many cases must rely on estimates at best. If any such projections are materially incorrect, our lessees could suffer financial losses, which could adversely affect our investments. In addition, investments based on a percentage of gross revenue could under-perform our investment projections, leading to adverse effects on our financial condition and results of operations.

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Infrastructure assets may be subject to the risk of fluctuations in commodity prices and in the supply of and demand for infrastructure consumption.

The operations and financial performance of companies in the infrastructure sector may be directly or indirectly affected by commodity prices and fluctuations in infrastructure supply and demand. Commodity prices and infrastructure demand fluctuate for several reasons, including changes in market and economic conditions, the impact of weather on demand or supply, levels of domestic production and imported commodities, energy conservation, domestic and foreign governmental regulation and taxation and the availability of local, intrastate and interstate transportation systems. Fluctuations in commodity prices may increase costs for consumers of energy-related infrastructure assets and therefore reduce demand for such infrastructure. Further, extreme price fluctuation upwards or downwards could lead to the development of alternatives to existing energy-related infrastructure and could impair the value of our investments.

Volatility in commodity prices or in the supply of and demand for infrastructure assets may make it more difficult for companies in the infrastructure sector to raise capital to the extent the market perceives that their performance may be tied directly or indirectly to commodity prices. Historically, commodity prices have been cyclical and have exhibited significant volatility. Should infrastructure companies experience variations in supply and demand, the resulting decline in operating or financial performance could adversely affect the value or quality of our assets.

Infrastructure investments are subject to obsolescence risks.

Infrastructure assets are subject to obsolescence risks that could occur as a result of changing supply and demand, new types of construction, changing demographics, changing weather patterns and new technologies. In any such event, there might be few alternative uses for our investments, and our investments might drop in value.

Renewable energy investments may be adversely affected by variations in weather patterns.

Renewable energy investments may be adversely affected by variations in weather patterns, including shifting wind or solar resources and including variations brought about by climate changes, which would cause earnings volatility for our lessees or borrowers and which could affect their ability to make lease or other contractual payments to us. Lease payments that are structured as a percentage of gross revenue typically fluctuate from period to period. Although we believe these fluctuations tend to average out over time, to the extent that our projections are incorrect because weather patterns change significantly, our financial condition and results of operations could be adversely affected.

Investments in renewable energy may be dependent on equipment or manufacturers that have limited operating histories or financial or other challenges.

Although most wind, solar and other renewable energy projects use technologies that are well understood by the market, many technologies are undergoing rapid changes and improvements and many have not been tested in operating environments for the expected durations of our investments. Some manufacturers are new or relatively new and may not have the financial ability to support their extended warranties. As a result, if the future performance of equipment that is a basis for a lessee’s revenues is lower than projected, such a lessee may have difficulty making its lease payments to us and our business could suffer.

Our portfolio of marketable securities, is subject to market, interest and credit risk that may reduce its value.

We have investments in a portfolio of marketable securities. As of December 31, 2024, the Trust owned common shares and warrants of a publicly traded REIT. The fair market value of our publicly traded REIT securities was $9,831, based on the December 31, 2024 closing prices. Changes in the value of our portfolio of marketable securities could adversely affect our earnings. In particular, the value of our investments may decline due to increases in interest rates, downgrades of the securities included in our portfolio, instability in the global financial markets that reduces the liquidity of securities included in our portfolio, declines in the value of assets underlying the securities included in our portfolio and other factors. In addition, the COVID-19 pandemic, geopolitical instability and rising inflation have and may continue to adversely affect the financial markets. Each of these events may cause us to record charges to reduce the carrying value of our investment portfolio or sell investments for less than our acquisition cost.

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Risks Related to our Securities

There is a 9.9% limit on the amount of our equity securities that any one person or entity may own.

In order to assist us in complying with limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, among other purposes, our charter provides that no natural person or entity may, directly or indirectly, beneficially or constructively own more than 9.9% (in value or number of shares, whichever is more restrictive) of the aggregate amount of our outstanding shares of all classes. If a person were found to own more than this amount, whether as a result of intentionally purchasing our securities, developments outside such person’s control or otherwise – for example, as a result of changes in the Trust’s capital structure, the inheritance of securities, or otherwise – then, among other things, the transfers leading to the violation of the 9.9% limit would be void and the Board of Trustees would be authorized to take such actions as it deemed advisable to insure the undoing of the transfers.

Factors could lead to our securities being delisted from the NYSE American.

The Trust’s common shares listing or its Series A Preferred Stock could be subject to delisting by, the NYSE American, based on a number of factors, including a failure by us to continue to qualify as a REIT, a failure to meet the NYSE American ongoing listing requirements, including those relating to the number of shareholders, the price of the Trust’s securities and the amount and composition of the Trust’s assets, changes in NYSE American ongoing listing requirements and other factors.

Low trading volumes in the Trust’s listed securities may adversely affect holders’ ability to resell their securities at prices that are attractive, or at all.

Power REIT’s common shares are traded on the NYSE American under the ticker “PW”. The average daily trading volume of Power REIT’s common shares is less than that of the listed securities of many other companies, including larger companies. During the 12 months ended December 31, 2024, the average daily trading volume for the Trust’s common shares was approximately 411,106 shares. Power REIT’s Series A Preferred Stock is traded on the NYSE American under the ticker “PW PRA”. The Series A Preferred Stock has been listed since March 18, 2014. Because the Series A Preferred Stock has no maturity date, investors seeking liquidity may be limited to selling their shares of Series A Preferred Stock in the secondary market. In part due to the relatively small trading volume of the Trust’s listed securities, any material sales of such securities by any person may place significant downward pressure on the market price of the Trust’s listed securities. In general, as a result of low trading volumes, it may be difficult for holders of the Trust’s listed securities to sell their securities at prices they find attractive, or at all.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common shares could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. On December 11, 2024, the reported low sale price of our common shares was $.42 on May 8, 2024, while the reported high sales price was $2.52, on August 7, 2024. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. The stock market in general and the market for cannabis focused companies in particular have experienced extreme volatility. In addition, sales of substantial amounts of our common shares, or the perception that such sales might occur, could adversely affect prevailing market prices of our common shares and our stock price may decline substantially in a short period of time. As a result of this volatility, investors may experience losses on their investment in our common shares. The market price for our common shares may be influenced by many factors, including the following:

●	sale of our common shares by our stockholders, executives, and directors;
●	volatility and limitations in trading volumes of our securities;
●	our ability to obtain financings to implement our business plans;
●	our ability to attract new customers;
●	The impact of pandemics;

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●	changes in our capital structure or dividend policy, future issuances of securities and sales of large blocks of securities by our stockholders;
●	our cash position;
●	announcements and events surrounding financing efforts, including debt and equity securities;
●	reputational issues;
●	our inability to successfully manage our business or achieve profitability;
●	changes in general economic, political and market conditions in any of the regions in which we conduct our business;
●	changes in industry conditions or perceptions;
●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
●	departures and additions of key personnel;
●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;
●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
●	market conditions or trends in our industry; and
●	other events or factors, many of which may be out of our control.

These broad market and industry factors may seriously harm the market price of our common shares, regardless of our operating performance. Since the stock price of our common shares has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our common shares could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our common shares will not be at prices lower than those sold to investors.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due short sellers of common shares, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of such companies. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

Our ability to issue preferred stock in the future could adversely affect the rights of existing holders of our equity securities.

Our charter permits our Board of Trustees to increase the number of authorized shares of our capital stock without the approval of holders of our common shares or Series A Preferred Stock. In addition, our charter permits our Board of Trustees to reclassify any or all of our unissued authorized shares as shares of preferred stock in one or more new series on terms determinable by our Board of Trustees, without the approval of holders of our common shares or Series A Preferred Stock. Future reclassifications or issuances by us of preferred stock, whether Series A Preferred Stock or some new series of preferred stock, could effectively diminish our ability to pay dividends or other distributions to existing equity security holders, including distributions upon our liquidation, dissolution or winding up.

The issuance of additional equity securities may dilute existing equity holders.

The issuance of additional equity securities may result in the dilution of existing equity securities holders. Although the Trust expects to deploy additional equity capital principally for the purpose of seeking to make accretive transactions, and in such cases seeks to not dilute the economic value of equity securities held by existing holders, such additional issuances may dilute existing equity securities holders’ percentage ownership of the Trust, and the percentage of voting power they hold, depending on the terms of the newly issued equity securities.

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Our Preferred Stock is subject to interest rate risk.

Distributions payable on our Series A Preferred Stock are subject to interest rate risk. Because dividends on our Series A Preferred Stock are fixed, our costs may increase upon maturity or redemption of the securities. This might require us to sell investments at a time when we would otherwise not do so, which could affect adversely our ability to generate cash flow. To the extent that our Series A Preferred Stock may have call or conversion provisions that are in our favor at a given time, such provisions may be detrimental to the returns experienced by the holders of the securities.

Inflation may negatively affect the value of our preferred stock and the dividends we pay.

Inflation is the reduction in the purchasing power of money, resulting from an increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real”, value of an investment will be worth less in the future. If and when the economy experiences material rates of inflation, the real value of our Series A Preferred Stock and the dividends payable to holders will decline.

Our Series A Preferred Stock has not been rated and is junior to our existing and future debt, and the interests of holders of Series A Preferred Stock could be diluted by the issuance of additional parity-preferred securities and by other transactions.

Our Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and a holder’s ability to sell it. It is possible that one or more rating agencies might independently determine to issue such a rating and that such a rating, if issued, could adversely affect the market price of our Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock, which could adversely affect its market price. Ratings reflect only the views of the rating agency or agencies issuing the ratings, and they could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.

The payment of amounts due on the Series A Preferred Stock will be junior in payment preference to all of our existing and future debt and any securities we may issue in the future that have rights or preferences senior to those of the Series A Preferred Stock. We may issue additional shares of Series A Preferred Stock or additional shares of preferred stock in the future which are on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, senior to) the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. Additional issuance of preferred securities or other transactions could reduce the pro-rata assets available for distribution upon liquidation and you may not receive your full liquidation preference if there are not sufficient assets. In addition, issuance of additional preferred securities or other transactions could dilute your voting rights with respect to certain matters that require votes or the consent of holders of our Series A Preferred Stock.

Holders of Series A Preferred Stock have limited voting rights.

The voting rights of a holder of Series A Preferred Stock are limited. Our common shares are the only class of our securities carrying full voting rights. Voting rights for holders of Series A Preferred Stock exist only with respect to amendments to our charter (whether by merger, consolidation or otherwise) that materially and adversely affect the terms of the Series A Preferred Stock, the authorization or issuance of classes or series of equity securities that are senior to the Series A Preferred Stock and, if we fail to pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), the election of additional trustees. Holders would not, however, have any voting rights if we amend, alter or repeal the provisions of our charter or the terms of the Series A Preferred Stock in connection with a merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so long as the Series A Preferred Stock remains outstanding and its terms remain materially unchanged or holders receive stock of the successor entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. Furthermore, if holders receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in the preceding sentence, or the $25.00 liquidation preference per share of Series A Preferred Stock plus accrued and unpaid dividends (whether or not declared) to, but not including, the date of such event, pursuant to the occurrence of any of the events described in the preceding sentence, then holders will not have any voting rights with respect to the events described in the preceding sentence.

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Dividends on our Series A Preferred Stock can be suspended and not paid on a current basis.

The Trust is not obligated to distribute a dividend on its Series A Preferred Stock on a current basis. During 2024, the Trust did not declare dividends on Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock. Dividends not declared accumulate and are added to the liquidation preference.

The change of control conversion and delisting conversion features of our Series A Preferred Stock may not adequately compensate a holder of such securities upon a Change of Control or Delisting Event (as such terms as defined in regard to our Series A Preferred Stock), and the change of control conversion, delisting conversion and redemption features of our Series A Preferred Stock may make it more difficult for a party to take over our trust or may discourage a party from taking over our trust.

Upon a Change of Control or Delisting Event, holders of our Series A Preferred Stock will have the right (subject to our special optional redemption rights) to convert all or part of their Series A Preferred Stock into shares of our common stock (or equivalent value of alternative consideration). If our common share price were less than $5.00 subject to adjustment, holders will receive a maximum of 5 shares of our common stock per share of Series A Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In addition, the foregoing features of our Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our trust or of delaying, deferring or preventing a change in control of our trust under circumstances that otherwise could provide the holders of our common shares and Series A Preferred Stock with the opportunity to realize a premium over the then current market prices of those securities, or that holders may otherwise believe is in their best interests.

We may issue additional Series A Preferred Stock at a discount to liquidation value or at a discount to the issuance value of shares of Series A Preferred Stock already issued.

We may offer additional Series A Preferred Stock at prices or yields that represent a discount to liquidation value, or that represent a discount to the price paid for or the yield applicable to shares of Series A Preferred Stock previously issued and sold. Such sales could adversely affect the market price of the Series A Preferred Stock.

Ownership limitations may restrict change in control or business combination opportunities in which our stockholders might receive a premium for their shares.

To qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In order for us to remain qualified as a REIT under the Code, the relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 7.5% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 7.5% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock. These ownership limits and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

We cannot assure you that our common shares and our Series A Preferred Stock will remain listed on the NYSE American.

Our common shares and our Series A Preferred shares are currently listed on the NYSE. To our knowledge, The NYSE American has not approved for listing any U.S.-based REITs engaged in the ownership of cannabis-related properties, other than Innovative Industrial Properties, Inc. (NYSE: IIPR), a cannabis-focused real estate investment trust listed in late 2016 just prior to the nomination of former Attorney General Sessions. Although we currently believe we meet the maintenance listing standards of the NYSE American, we cannot assure you that we will continue to meet those standards, or that the NYSE American will not seek to delist our common shares or Series A Preferred shares as a result of our entry into lease agreements with licensed U.S. cannabis cultivators. If our common shares or Preferred shares are delisted from the NYSE American, then our common shares and our Series A Preferred Stock will trade, if at all, only on the over-the-counter market, such as the OTCQB or OTCQX trading platforms, and then only if one or more registered broker-dealer market makers comply with quotation requirements. Any potential delisting of our common shares from the NYSE American could, among other things, depress our share price, substantially limit liquidity of our common shares and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

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The U.S. federal government’s approach towards cannabis laws may be subject to change or may not proceed as previously outlined.

In an effort to provide guidance to U.S. federal law enforcement, under former President Barak Obama, the U.S. Department of Justice (the “DOJ”), released a memorandum on August 29, 2013 entitled “Guidance Regarding Marijuana Enforcement” from former Deputy Attorney General James Cole (the “Cole Memorandum”). The Cole Memorandum sought to limit the use of the U.S. federal government’s prosecutorial resources by providing United States attorneys (“U.S. Attorneys”) with certain priorities (the “Cole Priorities”) on which to focus their attention in states that have established cannabis programs with regulatory enforcement systems. U.S. Attorneys were required to adhere to the Cole Priorities until the rescission of the Cole Memorandum in January 2018.

While the rescission of the Cole Memorandum did not create a change in U.S. federal law, as the Cole Memorandum was policy guidance and not law, the revocation removed the DOJ’s guidance to U.S. Attorneys that state-regulated cannabis industries substantively in compliance with the Cole Memorandum’s guidelines should not be a prosecutorial priority. Accordingly, the rescission added to the uncertainty of U.S. federal enforcement of the CSA in states where cannabis use is regulated. Pursuant to his rescission of the Cole Memorandum, former Attorney General Jeffrey B. Sessions also issued a one-page memorandum known as the “Sessions Memorandum.” According to the Sessions Memorandum, the Cole Memorandum was “unnecessary” due to existing general enforcement guidance adopted in the 1980s, as set forth in the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memorandum, are also based on the U.S. federal government’s limited resources, and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.” To date, U.S. Attorney General William Barr has not issued statements or guidance in his official capacity since becoming Attorney General with respect to the medical or adult-use of cannabis, although in his confirmation hearings he indicated that he believed that rescinding the Cole Memorandum was a mistake.

The United States House of Representatives passed an amendment to the Commerce, Justice, Science, and Related Agencies Appropriations Bill (currently known as the “Joyce Amendment” and formerly known as the “Rohrabacher-Blumenauer Amendment”), which funds the DOJ. Under the Joyce Amendment, the DOJ is prohibited from using federal funds to prevent states “from implementing their own State laws that authorize the use, distribution, possession, or cultivation of medical marijuana.” In particular, the Joyce Amendment only prohibits the use of federal funds to prosecute individuals and businesses operating cannabis companies in compliance with state laws regulating the medical use of cannabis and does not apply to adult-use cannabis operations. The Joyce Amendment must be renewed each federal fiscal year and was subsequently renewed by the U.S. Congress (“Congress”). There can be no assurance that Congress will further renew the Joyce Amendment in the future.

The U.S. federal government’s approach towards cannabis and cannabis-related activities remains uncertain. If the Joyce Amendment is not renewed in the future, and/or until the U.S. federal government amends the laws and its enforcement policies with respect to cannabis, there is a risk that the DOJ and other U.S. federal agencies may utilize U.S. federal funds to enforce the CSA in states with a medical and adult-use cannabis program, which could have a material adverse effect on our current and future cannabis tenants.

Furthermore, while we have acquired and may acquire additional cannabis facilities with the intent to lease those facilities for the cultivation and processing of medical-use cannabis facilities, our lease agreements do not prohibit our cannabis tenant from cultivating and processing cannabis for adult use, provided that such tenant complies with all applicable state and local rules and regulations. Certain of our tenants may opt to cultivate adult-use cannabis in our medical-use cannabis facilities, which may in turn subject our cannabis tenant, us and our properties to federal enforcement actions.

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We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation, the loss of such assets would have a severe negative affect on our operations and liquidity.

We may maintain our cash assets at certain financial institutions in the U.S. in amounts that may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

Risks Related to Regulation

Laws, regulations and the policies with respect to the enforcement of such laws and regulations affecting the cannabis industry in the United States are constantly changing, and we cannot predict the impact that future regulations may have on us.

Medical and adult-use cannabis laws and regulations in the United States are complex, broad in scope, and subject to evolving interpretations. As a result, compliance with such laws and regulations could require us to incur substantial costs or alter certain aspects of our business. Violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and may have a material adverse effect on certain aspects of our planned operations. Further, regulations may be enacted in the future that will be directly applicable to certain aspects of our cannabis-related activities. We cannot predict the nature of any future laws, regulations, interpretations or applications, especially in the United States, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Currently, there are 47 states plus the District of Columbia and certain U.S. territories that have laws and/or regulations that recognize, in one form or another, consumer use of cannabis in connection with medical treatment. Of those, 11 states plus the District of Columbia and certain U.S. territories have laws and/or regulations that permit the adult-use of cannabis. As cannabis is classified as a Schedule I substance under the CSA, U.S. federal laws and regulations prohibit a range of activities regarding cannabis. Unless and until Congress amends the CSA with respect to cannabis (the timing and scope of which is not assured and hard to predict), there is a risk that governmental authorities in the United States may enforce current U.S. federal law, and we may, through our business activities, be deemed to be operating in direct violation of U.S. federal law. Accordingly, active enforcement of the current U.S. federal regulatory position on cannabis could have a material adverse effect on us. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated policy remains uncertain, and any regulations prohibiting the use of cannabis, or prohibiting cannabis-related activities, could have an adverse effect on our business, financial condition and results of operations.

In addition, relevant state or local rules and regulations may be amended or repealed, or new rules and regulations may be enacted in the future to eliminate prohibiting the cultivation, processing and dispensing of cannabis. If our cannabis tenants, or any future cannabis tenants, are forced to cease operations, we would be required to replace such tenant with one that is not engaged in the cannabis industry, who may pay significantly lower rents. Any changes in state or local laws that reduce or eliminate the ability to cultivate and produce cannabis would likely result in a high vacancy rate for the kinds of properties that we seek to acquire, which would depress our lease rates and property values. In addition, we would realize an economic loss on any and all improvements made to properties that were to be used in connection with cannabis cultivation and processing.

We may be subject to anti-money laundering laws and regulations in the United States.

Financial transactions involving proceeds generated by cannabis-related activities can form the basis for prosecution under the U.S. money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

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The Financial Crimes Enforcement Network (“FinCEN”), a bureau within the U.S. Department of the Treasury primarily charged with administering and enforcing the Bank Secrecy Act, previously issued a memorandum providing instructions to banks seeking to provide services to cannabis-related businesses (the “FinCEN Memorandum”). The FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of U.S. federal money laundering laws, and explicitly refers to the Cole Priorities. As discussed above, the Cole Memorandum was rescinded in January 2018 and the decision to prosecute was left to the discretion of each U.S. Attorney in each district. As a result, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memorandum and whether Attorney General Barr will reinstate the Cole Priorities, adopt a different enforcement policy or take no action at all. Treasury Secretary Steven Mnuchin did state, following rescission of the Cole Memorandum, that the FinCEN Memorandum remains in place. If any of our investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States were found to be in violation of anti-money laundering laws or otherwise, such transactions may be viewed as proceeds of crime, including under one or more of the statutes discussed above. Any property, real or personal, and its proceeds, involved in or traceable to such a crime is subject to seizure by and forfeiture to governmental authorities. Any such seizure, forfeiture or other action by law enforcement regarding our assets could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions, and could have a material adverse effect on our business, financial condition and results of operations.

Litigation, complaints, enforcement actions and governmental inquiries could have a material adverse effect on our business, financial condition and results of operations.

Our participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions and governmental inquiries. Litigation, complaints, enforcement actions and governmental inquiries could consume considerable amounts of our financial and other resources, which could have a material adverse effect on our sales, revenue, profitability, and growth prospects.

Litigation, complaints, enforcement actions and governmental inquiries could result from cannabis-related activities in violation of federal law, including, but not limited to, the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a U.S. federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity, to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise that is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Recently, a number of RICO lawsuits have been brought by neighbors of state-licensed cannabis farms, who allege they are bothered by noise and odor associated with cannabis production, which has also led to decreased property values. By alleging that the smell of cannabis interferes with the enjoyment of their property and drives down their property value, plaintiffs in these cases have effectively elevated common law nuisance claims into federal RICO lawsuits. These lawsuits have named not only the cannabis operator, but also supply chain partners and vendors that do not directly handle or otherwise “touch” cannabis. To our knowledge, none of these cases has been entirely dismissed at the pleadings stage, and we cannot be certain how the courts will rule on cannabis-related RICO lawsuits in the future. If a property owner were to assert such a claim against us, we may be required to devote significant resources and costs to defending ourselves against such a claim, and if a property owner were to be successful on such a claim, our cannabis tenant may be unable to continue to operate its business in its current form at the property, which could materially adversely impact such tenant’s business and the value of our property, our business and, financial condition and results of operations.

Further, although we are not currently subject to any litigation, from time to time in the normal course of our business operations, we, or any of our subsidiaries, may become subject to litigation, complaints, enforcement actions and governmental inquiries that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation, complaints, actions or inquiries may be significant and may require a diversion of our resources. There also may be adverse publicity associated with such litigation, complaints, actions or inquiries that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could have a material adverse effect on our business, financial condition and results of operations.

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State and local regulation of cannabis may negatively impact our properties and the viability of tenant operations related thereto.

Due to the illegal status of cannabis at the national level, the power to regulate the market through licensing, taxes, and other instruments lies with state and local governments. Increasing licensing costs and permitting requirements, excise tax, and limiting plant count are just a few of the ways that the viability of our tenants can be threatened, and, in turn, the value of our properties could fall.

We and our cannabis tenants may have difficulty accessing the service of banks, which may make it difficult for us and for them to operate.

Financial transactions involving proceeds generated by cannabis-related activities can form the basis for prosecution under the U.S. federal anti-money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. As noted above, guidance issued by FinCEN clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Furthermore, since the rescission by U.S. Attorney General Jefferson B. Sessions on January 4, 2018 of the Cole Memorandum, U.S. federal prosecutors have had greater discretion when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. As a result, given these risks and their own related disclosure requirements, despite the guidance provided in the FinCEN Memorandum, most banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing or maintaining banking relationships.

While we do not presently have challenges with our banking relationships, should we have an inability to maintain our current bank accounts, or the inability of our cannabis tenants to maintain their current banking relationships, it would be difficult for us to operate our business, may increase our operating costs, could pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.

Item 1B. Unresolved Staff Comments.

None

Item 1C. Cybersecurity.

We maintain a cyber risk management protocol designed to identify, assess, manage, mitigate, and respond to cybersecurity threats. We have undertaken, on an annual basis, to conduct an assessment of our cyber risk management processes and controls to identify, quantify, and categorize material cyber risks. In addition, we have developed a risk mitigation plan to address such risks, and where necessary, remediate potential vulnerabilities identified through the annual assessment process.

We employ a risk management strategy for the assessment, identification and management of material risks stemming from cybersecurity threats. Our methodologies involve a systematic evaluation of potential threats, vulnerabilities, and their potential impacts on our organization’s operations, data, and systems. Our cybersecurity risk management program includes:

●	Risk assessments designed to help identify material cybersecurity risks to our critical systems, and our IT environment;
●	The use of external service providers to assess, test or otherwise assist with aspects of our security controls;
●	Cybersecurity awareness training of our employees and senior management including consultation with third parties as deemed necessary;
●	A cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents; and
●	We design and assess our program using the National Institute Cybersecurity Framework (“NIST CSF”) as a set of guiding principles.

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Our management team is responsible for oversight and administration of our cyber risk management protocol, and for informing relevant stakeholders regarding the prevention, detection, mitigation, and remediation of cybersecurity incidents. Our management team does not have prior experience administrating cybersecurity initiatives and processes, but intends to rely on threat intelligence as well as other information obtained from governmental, public or private sources and, if necessary, third-party consultants providing cyber risk services. Our Audit Committee also provides oversight of risks from cybersecurity threats, and specifically reviews and discusses our policies regarding information technology security and protection from cyber risks.

Our third-party service providers are primarily responsible for the security of their own information technology environments and in certain instances we rely significantly on third-party service providers to supply and store our sensitive data in a secure manner. All of these third parties face potential risks relating to cybersecurity similar to ours which could disrupt their businesses and therefore adversely impact us. While we provide guidance and specific requirements in some cases, we do not directly control any of these parties’ information technology security operations, or the amount of investment they place in guarding against cybersecurity threats. Accordingly, we are subject to any flaw or breaches to their information technology systems, or those which they operate for us, which could have a material adverse effect on our financial condition or results of operations.

We face risks from cybersecurity threats that could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation. We acknowledge that the risk of cyber incidents is prevalent in the current threat landscape and that a future cyber incident may occur in the normal course of its business. To date, we have not had a cybersecurity incident. We proactively seek to detect and investigate unauthorized attempts and attacks against our IT assets, data, and services, and to prevent their occurrence and recurrence where practicable through changes or updates to internal processes and tools and changes or updates to service delivery; however, potential vulnerabilities to known or unknown threats will remain. Further, there is increasing regulation regarding responses to cybersecurity incidents, including reporting to regulators, investors, and additional stakeholders, which could subject us to additional liability and reputational harm. See Item 1A. “Risk Factors” for more information on cybersecurity risks.

Item 2. Properties.

As of December 31, 2024, our portfolio consisted of a total of approximately 112 miles of railroad infrastructure plus branch lines and related real estate, approximately 447 acres of fee simple land leased to a utility scale solar power generating project with an aggregate generating capacity of approximately 82 Megawatts (“MW”), and approximately 239 acres of land with approximately 2,066,000 square feet of existing or partially complete greenhouse/processing space.

As of December 31, 2024, the Trust considered Maverick 1 (Ordway, CO), Tamarack 18 (Ordway, CO), Maverick 14 (Ordway, CO), Tamarack 7 (Ordway, CO), Tamarack 19 (Ordway, CO), Tamarack 8 (Ordway, CO), Tamarack 13 (Ordway, CO), Tamarack 3 (Ordway, CO), Tamarack 27 and 28 (Ordway, CO), Maverick 5 (Ordway, CO), Tamarack 4 and 5 (Ordway, CO), Walsenburg (CO), Desert Hot Spring (CA), Vinita (OK), Marengo Township (MI) and O’Neill (NE) as Assets Held for Sale. See Note 8 of our Financial Statements for discussion of impairments and of our assets held for sale.

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Below is a chart that summarizes our properties owned as of December 31, 2024:

Property Type/Name	Acres	Size[1]	Gross Book Value[3]
Railroad Property
P&WV - Norfolk Southern		112 miles	$9,150,000

Solar Farm Land
California
PWRS	447	82	9,183,548
Solar Total	447	82	$9,183,548

Greenhouse - Cannabis
Ordway, Colorado
Maverick 1 [2,4,6,7]	5.20	17,368	1,594,582
Tamarack 18[2,4,6,7]	2.11	12,996	1,075,000
Maverick 14[2,4,6,7]	5.54	26,940	1,908,400
Tamarack 7[2,4,6,7]	4.32	18,000	1,364,585
Tamarack 7 (MIP)[2,5,6,7]			636,351
Tamarack 19[2,4,6,7]	2.11	18,528	1,311,116
Tamarack 8 - Apotheke [2,5,6,7]	4.31	21,548	2,061,542
Tamarack 13[2,4,6,7]	2.37	9,384	1,031,712
Tamarack 3[2,4,6,7]	2.20	24,512	2,080,414
Tamarack 27 and 28[2,4,6,7]	4.00	38,440	1,872,340
Maverick 5 - Jacksons Farms [2,5,6,7]	5.20	15,000	1,358,634
Tamarack 4 and 5[2,4,6,7]	4.41	26,076	2,239,870

Walsenburg, Colorado [2,4,6,7]	35.00	74,800	4,219,170
Desert Hot Springs, California[2,5,6,7]	0.85	35,505	7,685,000
Vinita, Oklahoma[4,6,7]	9.35	40,000	2,593,313
Marengo Township, Michigan[2,4,6,7]	61.14	556,146	24,171,151

Greenhouse - Food Crop
O’Neill, Nebraska[2,4,5,7]	90.97	1,130,575	9,350,000

Greenhouse Total	239.08	2,065,818	$66,553,180
Total Portfolio (Real Estate Owned)			$84,886,728

Mortgage Loan[9]			$597,000
Mortgage Loan[8]			1,005,000

Impairment			36,207,472
Depreciation and Amortization			7,494,038
Net Book Value Net of Impairment, Depreciation and Amortization			$42,787,218

1 Solar Farm Land size represents Megawatts and CEA property size represents greenhouse square feet

2 Security for the Greenhouse Loan which is in default

3 Gross Book Value for our Greenhouse Portfolio represents purchase price (excluding capitalized acquisition costs) plus improvements costs

4 Property is vacant

5 Tenant is not current on rent and is in default

6 An impairment has been taken against this asset

7Asset held for sale

8 Loan secured by a first mortgage (Ordway Properties) sold on January 8, 2024 and is security for the Greenhouse Loan

9 Loan secured by a second mortgage (Maine property) sold on October 30, 2023

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Railway Property

Pittsburgh & West Virginia Railroad (“P&WV”), a wholly owned subsidiary, is a business trust organized under the laws of Pennsylvania which owns railroad assets that are currently leased to Norfolk Southern Railway (“NSC”) pursuant to a 99-year lease that became effective in 1964 and is subject to an unlimited number of 99-year renewal periods under the same terms and conditions, including annual rent payments, at the option of NSC (the “Railroad Lease”). Norfolk Southern Corporation has an investment grade rating of BBB+ by S&P Global Ratings. P&WV’s assets consist of a railroad line of approximately 112 miles in length plus branch lines, extending through Connellsville, Washington and Allegheny Counties in the Commonwealth of Pennsylvania, through Brooke County in the State of West Virginia and through Jefferson and Harrison Counties in the State of Ohio, to Pittsburgh Junction in Harrison County, Ohio. There are also branch lines that total approximately 20 miles in length located in Washington and Allegheny Counties in Pennsylvania and Brooke County in West Virginia. NSC pays P&WV base cash rent of $915,000 per year, payable in quarterly installments.

Solar Properties

PW Salisbury Solar, LLC (“PWSS”) is a Massachusetts limited liability company and a wholly owned subsidiary of the Trust, that until January 30, 2024 owned approximately 54 acres of land located in Salisbury, Massachusetts that was leased by Power REIT to a 5.7 Megawatts (MW) utility scale solar farm. Pursuant to the lease agreement, PWSS’ tenant paid rent of $80,800 cash for the year December 1, 2012 to November 30, 2013, with a 1.0% escalation in each corresponding year thereafter. Rent was payable to Power REIT quarterly in advance and was recorded by Power REIT for accounting purposes on a straight-line basis with $89,494 having been recorded during the year ended December 31, 2023. The PWSS property was sold on January 30, 2024.

PW Regulus Solar, LLC (“PWRS”) is a California limited liability company and a wholly owned subsidiary of the Trust that owns approximately 447 acres of land leased to a utility scale solar farm with an aggregate generating capacity of approximately 82 Megawatts in Kern County, California near Bakersfield. PWRS’s lease was structured to provide it with initial quarterly rental payments until the solar farm achieved commercial operation which occurred on November 11, 2014. During the primary term of the lease which extends for 20 years from achieving commercial operations, PWRS receives an initial annual rent of approximately $735,000 per annum which grows at 1% per annum. The lease is a “triple net” lease with all expenses to be paid by the tenant. At the end of the primary term of the lease, the tenant has three options to renew the lease for 5-year terms in the first two options, and 4 years and 11 months in the third renewal option. Rent during the renewal option periods is to be calculated as the greater of a minimum stated rental amount or a percentage of the total project-level gross revenue. The acquisition price, not including transaction and closing costs, was approximately $9.2 million. For the twelve months ended December 31, 2024, PWRS recorded rental income of $803,117.

CEA Greenhouse Properties – Cannabis Related

Colorado Portfolio

From July 2019 to June 2021, through a series of wholly owned indirect subsidiaries, the Trust acquired a number of properties located in Ordway, Colorado for the development of greenhouse cannabis cultivation facilities. The total size of the Ordway, Colorado portfolio as of December 31, 2024 is approximately 42 acres and approximately 229,000 square feet of greenhouse and related structures have been constructed for a total investment of approximately $18.5 million. Each property was acquired based on entering into a triple-net lease with a cultivation operator. A significant portion of the Ordway portfolio is vacant and the Trust is seeking to sell or re-tenant these properties. The Trust has taken an impairment against the Ordway, CO assets.

On May 21, 2021, through a wholly owned indirect subsidiary, the Trust purchased a 35-acre property that includes greenhouses plus processing/auxiliary facilities (“Walsenburg Property”) approved for cannabis cultivation in Huerfano County, Colorado. PW Walsenburg’s total capital investment as of December 31, 2024 is approximately $4.2 million. Concurrent with the acquisition, PW Walsenburg entered into a 20-year “triple-net” lease (the “Walsenburg Lease”) with Walsenburg Cannabis LLC. The Walsenburg Property is considered an asset held for sale as the Trust has initiated an active program to locate a buyer through a third party. No income was recognized for this property in 2024 and 2023. The Trust has taken an impairment against the PW Walsenburg assets.

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Unfortunately, the market for cannabis cultivation in Colorado deteriorated dramatically in 2023 and 2024 and all of the tenants have encountered an inability to pay contracted rent and are either paying a reduced amount or have vacated the premises. The Colorado greenhouse properties are security for the Greenhouse Loan which is in default and therefore are shown on our balance sheet for the years ended December 31, 2023 and 2024 as assets held for sale.

California

On February 3, 2021, through a wholly owned indirect subsidiary, the Trust acquired an 0.85-acre property with a 37,000 square foot greenhouse located in Riverside County, CA (the “Canndescent Property”) and the Trust assumed an existing lease. During the fourth quarter of 2022, the tenant defaulted on the lease and vacated the property. On October 2, 2023 a lease with a replacement tenant was executed which is currently in default and an eviction process is underway. As of December 31, 2024, the Canndescent Property is considered held for sale as the Trust initiated an active program to locate a buyer through a third party. The Trust has taken an impairment against this asset. The Canndescent Property is security for the Greenhouse Loan which is in default and therefore are shown on our balance sheet for the years ended December 31, 2023 and 2024 as assets held for sale.

Oklahoma

On June 11, 2021, through a wholly owned subsidiary, the Trust purchased a 9.35-acre property that includes approximately 40,000 square feet of greenhouse space, 3,000 square feet of office space and 100,000 square feet of fully fenced outdoor growing space including hoop houses (“Vinita Property”) that was approved for medical cannabis cultivation in Craig County, OK. Concurrent with the acquisition, PW Vinita entered into a 20-year “triple-net” lease with VinCann LLC (“VC LLC”) to operate a cannabis cultivation facility but the tenant has defaulted and the property is vacant. No income was recognized for this property in 2024 and 2023. The Trust has taken an impairment against this asset. This asset is not pledged as security for the Greenhouse Loan.

Michigan

On September 3, 2021, Power REIT, through a wholly owned indirect subsidiary, PW MI CanRE Marengo, LLC, (“PW Marengo”), completed the acquisition of a 556,146 square foot greenhouse cultivation facility on a 61.14-acre property in Marengo Township, Michigan (“Marengo Property”). Concurrent with the acquisition, PW Marengo entered into a 20-year “triple-net” lease (the “Marengo Lease”) with Marengo Cannabis, LLC (“MC”) for the operation of a cannabis cultivation facility. The tenant defaulted on the lease and the property is vacant. The Marengo Property is security for the Greenhouse Loan which is in default and therefore is shown on our balance sheet for the years ended December 31, 2023 and 2024 as an asset held for sale.

CEA Greenhouse Properties – Food Related

Nebraska

On March 31, 2022, Power REIT, through a wholly owned subsidiary, completed its first acquisition with the focus on the cultivation of food crops. The property consists of an approximately 1.1 million square foot greenhouse cultivation facility on an approximately 86-acre property and a separate approximately 4.88-acre property with a 21-room employee housing building. Simultaneous with the acquisition, the subsidiary entered into a 10-year “triple-net” lease (the “MillPro Lease”) with Millennium Produce of Nebraska LLC (“MillPro”), a subsidiary of Millennium Sustainable Ventures Corp., of which David Lesser is CEO and Chairman. During 2022, MillPro operated the Facility for the cultivation of tomatoes. During the third quarter of 2022, the tenant defaulted on the lease and the property subsequently became vacant. The Nebraska property is security for the Greenhouse Loan which is in default.

We have been actively exploring alternatives to secure a new tenant to put the facility back into operation and the potential to sell the MillPro Facility. In February of 2024, our subsidiary entered into a 20-year triple-net lease with an initial rent of $1 million per year after a 6month deferred rent period. Our subsidiary also entered into a Letter of Intent to purchase the property for $9.2 million. The Letter of Intent included a deadline of December 31, 2024, which the tenant did not meet. There can be no assurance that the tenant will perform on either the lease or purchase and the tenant has not paid rent or expenses and is currently in default on the Lease.

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Revenue Concentration

The Trust’s revenue is highly concentrated. For the fiscal year ended 2024, Power REIT collected approximately 88% of its consolidated revenue from the tenants of three properties. The tenants are Norfolk Southern Railway, Regulus Solar LLC and Marengo Cannabis LLC which represent 32%, 28% and 28% of consolidated revenue respectively. For the fiscal year ended 2023, Power REIT collected approximately 84% of its consolidated revenue from the tenants of two properties. The tenants were Norfolk Southern Railway and Regulus Solar LLC which represented 45% and 39% of consolidated revenue respectively. These concentration percentages include income from the recognition of security deposits related to defaulted leases.

Item 3. Legal Proceedings.

On November 17, 2023, Anchor Hydro (“Anchor”) initiated a complaint, as amended, in the Michigan Circuit Court for the County of Calhoun (Case No. 2023-3145-CB) against Power REIT, PW MI CanRE Marengo LLC (collectively the “PW Defendants”) for Breach of Contract, Unjust Enrichment and Account Stated in the amount of approximately $600,000. The litigation relates to purported work by Anchor at the greenhouse property owned by PW MI CanRE Marengo LLC in Michigan. On July 9, 2024, Anchor and the PW Defendants entered into a settlement agreement (the “Anchor Settlement”) whereby Anchor will complete certain work at the greenhouse property in Michigan and the PW Defendants will pay Anchor $265,000 ($150,000 up front and $11,500 per month for ten months commencing on September 1, 2024) as well as the return of certain uninstalled equipment provided by Anchor. In connection with the Anchor Settlement, the Trust recognized $351,000 as income related to forgiveness of accounts payable during the year ended December 31, 2024.

On March 13, 2024, East West Bank (“EWB”) initiated a complaint in the Superior Court of California, County of Los Angeles (Case 24STCV06180) against PW CanRE Holdings, LLC, PW CanRE of Colorado Holdings LLC, PW ME CanRE SD LLC, PW CO CanRE Walsenburg LLC, PW Co CanRE JKL LLC, PW CO CanRE JAB LLC, PW CO CanRE Tam 19 LLC, PW CO CanRE Mav 14 LLC, PW CO CanRE Gas Station LLC, PW CO CanRE Grail LLC, PW CO CanRE Tam 7 LLC, PW CO CanRE Cloud Nine LLC, PW CO CanRE Apotheke LLC, PW CO CanRE Mav 5 LLC, PW CO CanRE MF LLC, PW MillPro NE LLC, PW CA CanRE Canndescent LLC and PW MI CanRE Marengo LLC. The litigation relates to a loan secured by various properties held by PW CanRE Holdings, LLC through its ownership of the various subsidiaries that are also named in the complaint. The complaint is seeking (i) Judicial Foreclosure (ii) Specific Performance (iii) Appointment of Receiver; (iv) Injunctive Relief; (v) Breach of Contract (Security Agreement); (vi) Breach of Contract (Guaranty); (vii) Money Due; and (viii) Account Stated. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, we entered into an amendment to the forbearance agreement which moves the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Subsequent Events).

On September 11, 2024, our wholly owned subsidiary, PW CO CanRE Cloud Nine LLC received a Final Order and Entry of Judgement in favor of PW CO CanRE Cloud Nine LLC against the former tenant and guarantor of the lease in the amount of approximately $10.9 million. The ruling eliminated claims by the former tenant against PW CO CanRE Cloud Nine LLC. The Trust is evaluating the potential to collect against the defendants in this litigation for this Judgement, but will treat any recovery on a cash basis for accounting purposes.

On February 6, 2025, our wholly owned subsidiary, PW CO CanRE JKL LLC received a Final Order and Entry of Judgement in favor of PW CO CanRE JKL LLC against the former tenant and guarantors of the lease in the amount of $10,988,749. The ruling eliminated claims by the former tenant against PW CO CanRE JKL LLC. The Trust is evaluating the potential to collect against this litigation for this Judgement, but will treat any recovery on a cash basis for accounting purposes. (See Subsequent Events).

We are, from time to time, the subject of claims and suits arising out of matters related to our business. In general, litigation claims can be expensive, and time consuming to bring or defend against and could result in settlements or damages that could significantly affect financial results. It is not possible to predict the final resolution of the current litigation to which we are party to, and the impact of certain of these matters on our business, results of operations, and financial condition could be material. Regardless of the outcome, litigation has adversely impacted our business because of defense costs, diversion of management resources and other factors.

Item 4. Mine Safety Disclosures.

Not Applicable.

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Trading Market and Historical Prices

Our common shares of $0.001 par value are listed for trading on the NYSE American under the symbol “PW” and our shares of Series A Preferred Stock are listed for trading on the NYSE American under the symbol “PW.A”.

As of March 27, 2025, there were approximately 375 registered holders of registrant’s common shares.

Registrar, Transfer Agent and Disbursing Agent

The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions, Inc.

The registrar, transfer agent and disbursing agent for dividends and other distributions in respect of our Series A Preferred Stock is Broadridge Corporate Issuer Solutions, Inc.

Stock Issued for Cash

During the twelve months ended December 31, 2024 or 2023, we did not issue any securities.

Distributions

U.S. federal income tax law generally requires that a REIT distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to any deduction for dividends paid and excluding net capital gains, and pay tax at regular corporate rates on any taxable income that it does not distribute. As of December 31, 2023, our last tax return completed to date, we have a net operating loss of $30.8 million which reduces our taxable net income, thereby reducing the amount we are required to distribute to our shareholders as dividends, until such Net Operating Losses are exhausted.

The timing and frequency of our distributions are authorized and declared by our Board of Trustees based upon a number of factors, including:

●	our funds from operations;
●	our debt service requirements;
●	our taxable income, combined with the annual distribution requirements necessary to maintain REIT qualification;
●	tax loss carryforwards
●	requirements of Maryland law;
●	our overall financial condition; and
●	other factors deemed relevant by our Board of Trustees.

Any distributions that we make will be at the discretion of our Board of Trustees, and there can be no assurance that dividends will be paid in any particular period or at any particular level, or sustained in future periods based on past timing of payments and payments levels. Dividends on our Series A Preferred Stock are cumulative and must be paid in full and on a current basis in order for the Trust to pay dividends on its common shares.

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Issuer Purchases of Equity Securities

On January 19, 2017, the board of trustees approved a stock repurchase program of up to $750,000 and which is approved for both common shares and preferred shares of the Trust. Purchases made pursuant to the stock repurchase program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b-18 of the Exchange Act. The authorization of the stock repurchase program does not obligate the Trust to acquire any particular amount of common or preferred stock. The timing, manner, price and amount of any repurchases will be determined by the Trust in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The stock repurchase program may be suspended or discontinued by us at any time and without prior notice.

As of December 31, 2024, the Trust has not repurchased any shares of stock under the stock repurchase program.

Sales of Unregistered Equity Securities

There were no unregistered sales of equity securities by us during the year ended December 31, 2024.

Securities Authorized for Issuance Under Equity Compensation Plans

Power REIT’s 2020 Equity Incentive Plan (the “2020 Plan”), which superseded the 2012 Equity Incentive Plan, was adopted by the Board on May 27, 2020 and approved by shareholders on June 24, 2020. It provides for the grant of the following awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards. The 2020 Plan’s purpose is to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Trust and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common Stock through the granting of awards. As of December 31, 2024, the aggregate number of shares of Common Stock that may be issued pursuant to outstanding awards is currently 1,925,002 which is subject to adjustment per the 2020 Plan.

The following table provides information regarding our equity compensation plans as of December 31, 2024:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under Plan (excluding securities in first column)(1)
Equity compensation plans approved by security holders	192,778	13.44	1,925,002
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	192,778	13.44	1,925,002

(1) The number of shares of our common stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and ending on and including January 1, 2029, by 12.5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board of Trustees.

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Performance Graph

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Item 6. [Reserved]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis is based on, and should be read in conjunction with, the Consolidated and Combined Consolidated Financial Statements and the related notes thereto of the Trust as of and for the years ended December 31, 2024 and December 31, 2023.

We are structured as a holding company and owns our assets through twenty-four direct and indirect wholly-owned, special purpose subsidiaries that have been formed in order to hold real estate assets, obtain financing and generate lease revenue. As of December 31, 2024, the Trust’s assets consisted of approximately 112 miles of railroad infrastructure and related real estate which is owned by its subsidiary Pittsburgh & West Virginia Railroad (“P&WV”), approximately 447 acres of fee simple land leased to a utility scale solar power generating projects with an aggregate generating capacity of approximately 82 Megawatts (“MW”) and approximately 249 acres of land with approximately 2,112,000 square feet of existing or partially completed CEA properties in the form of greenhouses.

Our primary objective is to maximize the long-term value of the Trust for our shareholders. To that end, our business goals are to obtain the best possible rental income at our properties in order to maximize our cash flows, net operating income, funds from operations, funds available for distribution to shareholders and other operating measures and results, and ultimately to maximize the values of our properties.

To achieve this primary goal, we have developed a business strategy focused on increasing the values of our properties, and ultimately of the Trust, which includes:

● Raising capital by monetizing the embedded value in our portfolio to improve our liquidity position and, as appropriate reducing debt levels to strengthen our balance sheet;

● Selling off non-core properties and underperforming assets;

● Seeking to re-lease properties that are vacant or have non-performing tenants

● Raising the overall level of quality of our portfolio and of individual properties in our portfolio;

● Improving the operating results of our properties; and

●Taking steps to position the Trust for future growth opportunities.

Recent Events

On February 6, 2025, our wholly owned subsidiary, PW CO CanRE JKL LLC received a Final Order and Entry of Judgement in favor of PW CO CanRE JKL LLC against the former tenant and guarantors of the lease in the amount of $10,988,749. The ruling eliminated claims by the former tenant against PW CO CanRE JKL LLC. The Trust is evaluating the potential to collect against this litigation for this Judgement, but will treat any recovery on a cash basis for accounting purposes. (See Note 14—Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

On January 24, 2025 we entered into a sales agreement (the “Sales Agreement”), with A.G.P./Alliance Global Partners pursuant to which we may, from time to time, issue and sell our Common Shares, however, the Sales Agent is not obligated to sell any shares of Common Stock and there are limits on the dollar amount of shares of common stock we can sell pursuant to the Sales Agreement. In addition, our ability to raise capital through the sale of securities may be limited by the rules of the SEC and NYSE American LLC (“NYSE American”) that place limits on the number and dollar amount of securities that may be sold. There can be no assurances that we will be able to raise the funds needed, especially in light of the fact that our ability to sell securities registered on our registration statement on Form S-3 will be limited until such time the market value of our voting securities held by non-affiliates is $75 million or more.

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On December 26, 2024, a wholly owned subsidiary of Power REIT, PW CO CanRE JKL LLC, sold its interest related to a cannabis related greenhouse cultivation property located in Ordway, Colorado. The property was described in prior filings as Sherman 21 and 22 and was vacant and the construction was incomplete. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $80,000 and the net proceeds were used to pay down the loan secured by the greenhouse portfolio and pay other accrued expenses related to the property.

Effective October 1, 2024, PW CanRE Holdings entered into an extension of the forbearance agreement with the lender for the Greenhouse Loan. The forbearance agreement terminated on January 31, 2025 and has not been extended (see Note 14—Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

On January 30, 2024, a wholly owned subsidiary of Power REIT, PW Salisbury Solar LLC, sold its interest in a ground lease related to utility scale solar farms located in Salisbury, Massachusetts for gross proceeds of $1.2 million. The purchaser is an unaffiliated third party and the price was established based on an arm’s length negotiation. As part of the transaction, the Municipal Debt was assumed by the purchaser and the PWSS Term Loan was paid off.

On January 8, 2024, two wholly owned subsidiaries of Power REIT, PW CO CanRE Sherman 6 LLC and PW CO CanRE MF LLC, sold two cannabis related greenhouse cultivation properties located in Ordway, Colorado to an affiliate of a tenant of one of the properties. The properties are described in prior filings as Sherman 6 (the tenant of which is affiliated with the tenant/purchaser) and Tamarack 14 which was vacant. The purchaser is an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $1,325,000. As part of the transaction, a subsidiary of the Trust provided seller financing in the amount of $1,250,000 with an initial 10% interest rate that increases over time to 15% until maturity. The seller financing has a three-year maturity with a fixed amortization schedule of $40,000 for the first and second months, $45,000 for the third month and $15,000 per month thereafter until maturity. The note is secured by a first mortgage on the properties and certain corporate and personal guarantees.

On November 17, 2023, Anchor Hydro (“Anchor”) initiated a complaint, as amended, in the Michigan Circuit Court for the County of Calhoun (Case No. 2023-3145-CB) against Power REIT, PW MI CanRE Marengo LLC (collectively the “PW Defendants”) for Breach of Contract, Unjust Enrichment and Account Stated in the amount of approximately $600,000. The litigation relates to purported work by Anchor at the greenhouse property owned by PW MI CanRE Marengo LLC in Michigan. On July 9, 2024, Anchor and the PW Defendants entered into a settlement agreement whereby Anchor will complete certain work at the greenhouse property in Michigan and the PW Defendants will pay Anchor $265,000 ($150,000 up front and $11,500 per month for ten months commencing on September 1, 2024) as well as the return of certain uninstalled equipment provided by Anchor. In connection with the Anchor Settlement, the Trust recognized $351,000 as income related to forgiveness of accounts payable during the year ended December 31, 2024.

On September 11, 2024, PW CO CanRE Cloud Nine LLC received a Final Order and Entry of Judgement in favor of PW CO CanRE Cloud Nine LLC in the amount of approximately $10.9 million. The Trust is evaluating the potential to collect against the defendants in this litigation for this Judgement, but will treat any recovery on a cash basis for accounting purposes.

Improving Our Balance Sheet by Reducing Debt and Leverage; Maintaining Liquidity

Leverage

We continue to seek ways to reduce our debt and debt leverage by improving our operating performance and through a variety of other means available to us. These means might include leasing vacant properties, selling properties, raising capital or through other actions.

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Capital Recycling

In the later part of 2022, we commenced property reviews to establish a plan for the portfolio and, where appropriate, have been disposing of and seeking to dispose of properties that we do not believe meet financial and strategic criteria given economic, market and other circumstances. Disposing of these properties can enable us to redeploy or recycle our capital to other uses, such as to repay debt, to reinvest in other real estate assets and development and redevelopment projects, and for other corporate purposes assuming the proceeds are in excess of liabilities. Along these lines, in 2023 and 2024 we completed sales of assets for total gross proceeds of approximately $9.89 million which included $2.1 million of seller financing provided to the buyers. We also have several properties that we are marketing for sale and/or lease which have been classified as “Assets Held for Sale.”

Improving Our Portfolio

We are currently seeking to refine our property holdings by selling greenhouse properties and/or re-leasing them in an effort to retire indebtedness and improve the overall performance going forward. A loan secured by the greenhouse portfolio is in default. As of this date of the filing, the previously disclosed forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Note 14—Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

Taking Steps to Position the Company for Future Growth Opportunities

We are taking steps designed to position the Trust to create shareholder value. In connection therewith, we have implemented processes designed to ensure strong internal discipline in the use, harvesting and recycling of our capital, and these processes will be applied in connection with seeking to reposition properties.

We may continue to seek to acquire, in an opportunistic, selective and disciplined manner, properties that have operating metrics that are better than or equal to our existing portfolio averages, and that we believe have strong potential for increased cash flows and appreciation in value. Taking advantage of any acquisition opportunities would likely involve some use of debt or equity capital. We will pursue transactions that we expect can meet the financial and strategic criteria we apply, given economic, market and other circumstances. In addition, we are exploring the potential to use our existing corporate structure for strategic transactions including potentially merging assets or companies with the Trust.

Results of Operations

Results of Operations for the Year ended December 31, 2024 as compared to the year ended December 31, 2023

Revenue during the years ending December 31, 2024 and 2023 was $3,049,875 and $2,222,483, respectively. Revenue during the year ended December 31, 2024, consisted of rental income of $1,135,193, direct financing lease income of $915,000, rental income – related parties of $785,000 and other income of $214,682. The increase in total revenue was primarily related an increase of $785,000 of rental income - related parties which was a security deposit recognized as income, a decrease of $3,955 in rental income from unrelated parties, and a increase in other income of $46,347.

Expenses for the year ended December 31, 2024 increased $10,741,325 as compared to 2023. This is primarily due to a larger non-cash impairment charge of approximately $20.0 million in 2024 versus a non-cash impairment charge of $8.2 million in 2023. The impairment charge relates to a write-down of the value of greenhouse properties. Property expenses, property taxes, general and administrative expense and depreciation expense all decreased in 2024 by $398,457, $44,218, $258,658 and $1,440,762, respectively which were offset by an increase in interest expense of $1,164,296 in 2024. The depreciation expense decrease was due to assets within the CEA portfolio considered assets held for sale.

Other income decreased by $431,295 due to a decrease in the gain on disposal of assets of $806,787 in 2024. In 2023 an expense due to debt modification of $160,000 occurred whereas in 2024, non-cash income increased by $215,492 for forgiveness of accounts payable.

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Net loss attributable to common shareholders during the years ended December 31, 2024 and 2023 was $25,363,569 and $15,018,342, respectively. Net loss attributable to common shareholders increased by $10,345,227.

Our non-property related expenses, are for general and administrative expenses, which consist principally of insurance, legal and other professional fees, consultant fees, NYSE American listing fees, shareholder service company fees and auditing costs as well as property related expenses that are not covered by tenants.

During 2024, the Trust’s revenue has been concentrated from certain tenants. For the fiscal year ended 2024, Power REIT collected approximately 88% of its consolidated revenue the tenants of three properties. The tenants are Norfolk Southern Railway, Regulus Solar LLC and Marengo Cannabis LLC which represent 32%, 28% and 28% of consolidated revenue respectively. For the fiscal year ended 2023, Power REIT collected approximately 84% of its consolidated revenue from the tenants of two properties. The tenants were Norfolk Southern Railway and Regulus Solar LLC which represented 45% and 39% of consolidated revenue respectively. The concentration percentages include the income from the recognition of security deposits related to defaulted leases.

Liquidity and Capital Resources

Our cash and cash equivalents and restricted cash totaled $2,231,586 as of December 31, 2024, a decrease of $1,873,298 from December 31, 2023. During the twelve months ended December 31, 2024, the decrease in cash was primarily due to the monthly expenses related to the vacant greenhouse properties and paydown of the Greenhouse Loan. Of the total amount of cash as of December 31, 2024, approximately $2.2 million is non-restricted cash available for general corporate purposes and $37,000 is restricted cash related to the Greenhouse Loan.

Our current loan liabilities totaled approximately $17.4 million as of December 31, 2024. The current loan liabilities include approximately $16.7 million of a bank loan secured by the majority of the greenhouse portfolio (the “Greenhouse Loan”) and which is in default and is non-recourse to the Trust. We are not current on payment of property taxes for the greenhouse portfolio which are included on the Balance Sheet as accrued expenses and liabilities held for sale for approximately $1,162,000. If the property tax remains delinquent, the greenhouse portfolio will be subject to foreclosure actions starting in the first quarter of 2026.

On a consolidated basis, the Trust’s current liabilities far exceed current assets. For the twelve months ended December 31, 2024, the Trust determined that there was substantial doubt as to its ability to continue as a going concern as a result of current liabilities that far exceed current assets, net losses incurred, and increased property expenses related to the greenhouse portfolio. If the Trust’s plan to focus on selling greenhouse properties, entering into new leases, improving cash collections from existing tenants and raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide liquidity to support our operations. However, the Trust cannot predict, with certainty, the outcome of its actions to generate liquidity. In addition, we are continuing to explore options related to a resolution of the Greenhouse Loan (see Note 14 - Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

In 2024, the Trust sold four properties in an effort to help with liquidity. The net proceeds from the sale of the Salisbury, MA property was approximately $662,000 of unrestricted cash and the approximately $504,000 of debt was eliminated from liabilities. We sold two greenhouse properties in a transaction that produced approximately $53,000 of restricted cash at closing and generated approximately $345,000 of restricted cash from the seller financing provided which had a remaining balance of $ 1,005,000 at December 31, 2024 and should help with liquidity to service the Greenhouse Loan. We sold one greenhouse property in a transaction that produced approximately $51,000 with the net proceeds used to service the Greenhouse Loan.

The Greenhouse Loan is in default and in March 2024, the lender filed a litigation seeking among other things, foreclosure and appointment of a receiver. The Greenhouse Loan is non-recourse to Power REIT which means that in the event it cannot resolve issues with the lender and they foreclose on the properties, Power REIT should be able to continue as a going concern albeit with a smaller portfolio of assets given that non-restricted cash should provide greater than twelve months of liquidity for capital needs unrelated to the greenhouse properties which are security for the Greenhouse Loan. The status with the lender may lead to distressed sales which would have a negative impact on our prospects. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the PW CanRE Holdings entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Note 14—Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

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Our cash outlays at Power REIT (parent company) consist principally of professional fees, consultant fees, NYSE American listing fees, legal, insurance, shareholder service company fees, auditing costs and general and administrative expenses. Our cash outlays related to our various property-owning subsidiaries consist principally of principal and interest expense on debts, property maintenance, property taxes, insurance, legal as well as other property related expenses that are not covered by tenants. To the extent we need to raise additional capital to meet our obligations, there can be no assurance that financing on favorable terms will be available when needed. If we are unable to sell certain assets when anticipated at prices anticipated, we may not have sufficient cash to fund operations and commitments.

To meet our working capital and longer-term capital needs, we rely on cash provided by our operating activities, proceeds received from the issuance of equity securities, proceeds received from borrowings, which may be secured by liens on assets as well as proceeds from the sale of assets. Based on our leases in place as of December 31, 2024, we anticipate generating approximately $1,700,000 in cash rent from PWRS and PWV. In addition, the Trust sold four properties in 2024 for approximately $2.6 million and is seeking additional property sales that may occur over the next twelve months. Of the approximately $2.6 million, the Trust received unrestricted net proceeds of approximately $662,000 related to the sale of a solar ground lease and $105,000 of restricted net proceeds that were used to service the Greenhouse Loan. At December 31, 2024, we owed debt in the principal amount of approximately $37,400,000 of which $14,500,000 relates to PWV, approximately $6,700,000 relates to PWRS, and approximately $16,700,000 relates to the Greenhouse Loan. The debt service, related to the PWV and the PWRS loans is anticipated to be approximately $750,000 over the next twelve months and the Greenhouse Loan is currently in default and the subject of litigation so the balance is currently due along with a default rate of interest. To the extent we need to raise additional capital to meet our obligations, there can be no assurance that financing will be available when needed on favorable terms.

Preferred Stock

During 2014, the Trust expanded its equity financing activities by offering a series of preferred shares to the public. The Series A Preferred Stock ranks, as to dividend rights and rights upon liquidation, dissolution or winding up, senior to the Trust’s common shares. Voting rights for holders of Series A Preferred Stock exist only with respect to amendments to the Trust’s charter that materially and adversely affect the terms of the Series A Preferred Stock, the authorization or issuance of equity securities that are senior to the Series A Preferred Stock and, if the Trust fails to pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), the election of two additional trustees to our Board of Trustees. The Trust had previously closed on the sale of approximately $3,492,000 of its Series A $25 Par Value Preferred Stock pursuant to a public offering prospectus supplement dated January 23, 2014.

On January 7, 2021, the Trust filed Articles Supplementary with the State of Maryland to classify an additional 1,500,000 unissued shares of beneficial interest, par value $0.001 per share, 7.75% Series A Preferred Stock, such that the Trust now has authorized an aggregate of 1,675,000 shares of Series A Preferred Stock, all of which shall constitute a single series of Series A Preferred Stock.

On February 3, 2021, as part of the closing for the Canndescent (Desert Hot Spring, CA) acquisition, the Trust issued 192,308 shares of Power REIT’s Series A Preferred Stock with a fair value of $5,000,008 less $2,205 of costs.

The Series A Preferred Shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we redeem or otherwise repurchase them or they are converted.

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As previously disclosed, on September 3, 2024, the Trust received a letter from the NYSE American regarding a lack of compliance with listing requirements (the “Deficiency Letter”). Specifically, since the Trust had incurred losses in two out of the last three years, it is required to have total equity of greater than $2 million, while it reported stockholders’ equity of $322,626 at June 30, 2024. As part of evaluating a plan to comply with the NYSE American listing requirements, the Trust embarked on analysis of the accounting treatment for its Preferred Shares which historically were classified as Mezzanine Equity. Based on its review, the Trust determined that the Preferred Shares should be treated as Equity. The Trust retained a qualified third-party consultant to assist with its analysis of the accounting treatment for the Preferred Shares. Ultimately, the Trust concluded that it had incorrectly classified the Preferred Shares on its balance sheet and that they should be treated as Equity (not mezzanine equity) and the financial statements should be re-stated accordingly.

While the Trust believes that the restatement may be material from a quantitative perspective, it does not believe that the restatement is material from a qualitative standpoint other than for the second quarter of 2024 as a result of the non-compliance with the NYSE listing requirements. Accordingly, on September 24, 2024, the Trust filed an amended quarterly report on Form 10-Q for the quarter ended June 30, 2024 (the “10-Q/A”). Management concluded that for the rest of the prior periods, the error was immaterial and corrected within the 10-Q/A.

The only changes to the financial Statements contained in the original Form 10-Q and the 10-Q/A for the quarter ended June 30, 2024 were:

-	Reclassification of the Preferred Shares on the Consolidated Balance Sheet to Equity
-	Elimination of the accrual of undeclared dividends for the Preferred Shares consistent with treatment of the Preferred Shares as Equity (previously accrued as an increase to the carrying value of the Preferred Shares on the Balance Sheet)
-	An Updated Consolidated Statement of Changes in Shareholders Equity to include the Preferred Shares
-	Removal of dividends from the supplemental disclosure contained in the Consolidated Statement of Cash Flows

Borrowings

On December 31, 2012, as part of the Salisbury land acquisition, PW Salisbury Solar, LLC (“PWSS”) assumed existing municipal financing (“Municipal Debt”). The Municipal Debt had approximately 9 years remaining. The Municipal Debt had a simple interest rate of 5.0% that is paid annually, due on February 1 of each year. The balance of the Municipal Debt as of December 31, 2024 and December 31, 2023 is approximately $0 and $51,000, respectively. On January 30, 2024, the PWSS property was sold and the loan was paid off.

In July 2013, PWSS borrowed $750,000 from a regional bank (the “PWSS Term Loan”). The PWSS Term Loan had a fixed interest rate of 5.0% for a term of 10 years and amortizes based on a 20-year principal amortization schedule. The loan was secured by PWSS’ real estate assets and a parent guarantee from the Trust. The balance of the PWSS Term Loan as of December 31, 2024 and December 31, 2023 is approximately $0 and $456,000 (net of approximately $0 of capitalized debt costs), respectively. On January 30, 2024 the PWSS property was sold and the loan was paid off.

On November 6, 2015, PWRS entered into a loan agreement (the “2015 PWRS Loan Agreement”) with a lender for $10,150,000 (the “2015 PWRS Loan”). The 2015 PWRS Loan is secured by land and intangibles owned by PWRS. PWRS issued a note to the benefit of the lender dated November 6, 2015 with a maturity date of October 14, 2034 and a 4.34% interest rate. The 2015 PWRS Loan is non-recourse to Power REIT. The balance of the PWRS Bonds as of December 31, 2024 and December 31, 2023 was approximately $6,492,000 (net of approximately $213,000 of capitalized debt costs) and approximately $6,957,000 (net of unamortized debt costs of approximately $235,000), respectively.

On November 25, 2019, Power REIT, through a subsidiary, PW PWV Holdings LLC (“PW PWV”), entered into a loan agreement (the “PW PWV Loan Agreement”) with a certain lender for $15,500,000 (the “PW PWV Loan”). The PW PWV Loan is secured by pledge of PW PWV’s equity interest in P&WV, its interest in the Railroad Lease and a security interest in a deposit account (the “Deposit Account”) pursuant to a Deposit Account Control Agreement dated November 25, 2019 into which the P&WV rental proceeds are deposited. Pursuant to the Deposit Account Control Agreement, P&WV has instructed its bank to transfer all monies deposited in the Deposit Account to the escrow agent as a dividend/distribution payment pursuant to the terms of the PW PWV Loan Agreement. The PW PWV Loan is evidenced by a note issued by PW PWV to the benefit of the lender for $15,500,000, with a fixed interest rate of 4.62% and fully amortizes over the life of the financing which matures in 2054 (35 years). The PW PWV Loan is non-recourse to Power REIT. The balance of the loan as of December 31, 2024 was approximately $14,198,000 (net of approximately $267,000 of capitalized debt costs).

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On December 21, 2021, a wholly-owned subsidiary of Power REIT (“PW CanRE Holdings”) entered into a debt facility with initial availability of $20 million (the “Greenhouse Loan”). The facility is non-recourse to Power REIT and has perfected liens against all of Power REIT CEA portfolio properties except for the property located in Vinita, OK. The Greenhouse Loan had a 12 month draw period and then converts to a term loan that is fully amortizing over five years. The interest rate on the Greenhouse Loan was 5.52% with an additional default interest rate of 5.0% and throughout the term of the loan, a debt service coverage ratio of equal to or greater than 2.00 to 1.00 must be maintained. On October 28, 2022, the terms of the Greenhouse Loan were amended such that the amortization period was extended from 5 years to 10 years for the calculation of debt service coverage ratio and a 6-month debt service payment reserve requirement of $1 million was established. On March 13, 2023 an additional modification of the terms of the Greenhouse Loan was implemented which is summarized as follows:

-	The total commitment was reduced from $20 million to $16 million.
-	The interest rate was changed to the greater of: (i) 1% above the Prime rate and (ii) 8.75%.
-	Monthly payments on the Greenhouse Loan will be interest only until maturity.
-	A portion of the proceeds from the sale of assets within the Borrowing Base for the Greenhouse Loan will be required to pay the outstanding loan amount.
-	The maturity date of the Greenhouse Loan was changed to December 21, 2025.
-	The Debt Service Coverage ratio will be 1.50 to 1.00 and the test will be performed on an annual basis and is eliminated until the calendar year 2024.
-	The definition of assets included in the Borrowing Base for the Greenhouse Loan no longer eliminates assets where tenants are in default for failure to make timely rent payments.
-	An agreed upon minimum liquidity amount shall be maintained in the amount of $1 million.
-	A $160,000 fee will be charged by the bank for the modification.

Debt issuance expenses of $0 have been capitalized during the twelve months ended December 31, 2024 and 2023, respectively. Amortization of approximately $0 and $265,000 has been recognized for the twelve months ended December 31, 2024 and 2023, respectively and $0 and approximately $46,000 deferred debt issuance costs were re-classed as contra liability upon the loan commitment reduction for the twelve months ended December 31, 2024 and 2023. The balance of the loan as of December 31, 2024 and December 31, 2023 is approximately $16,720,000 (net of approximately $0 of debt costs) and $14,358,000 (net of approximately $0 of debt costs). During the twelve months ended December 31, 2024 and 2023, the Trust recognized $0 and $160,000, respectively of loan modification expense. During the twelve months ended December 31, 2024 and 2023, the Trust recognized approximately $850,000 and $0, respectively, of late charges, forbearance fees, legal fees, foreclosure fees and appraisal fees which is included in interest expense in Consolidated Statements of Operations. During the twelve months ended December 31, 2024, approximately $3,384,000 of accrued loan expenses related to the Greenhouse Loan is classified as current portion of long-term debt on the Balance Sheet.

As of December 31, 2024, PW CanRe Holdings, LLC has an outstanding balance on the Greenhouse Loan of $16,720,000. The lender has declared a default of the loan which allows for the acceleration of the Greenhouse Loan which is being treated as a current debt obligation. On March 13, 2024, East West Bank (“EWB”) initiated a complaint in the Superior Court of California, County of Los Angeles (Case 24STCV06180) against PW CanRE Holdings, LLC, PW CanRE of Colorado Holdings LLC, PW ME CanRE SD LLC, PW CO CanRE Walsenburg LLC, PW Co CanRE JKL LLC, PW CO CanRE JAB LLC, PW CO CanRE Tam 19 LLC, PW CO CanRE Mav 14 LLC, PW CO CanRE Gas Station LLC, PW CO CanRE Grail LLC, PW CO CanRE Tam 7 LLC, PW CO CanRE Cloud Nine LLC, PW CO CanRE Apotheke LLC, PW CO CanRE Mav 5 LLC, PW CO CanRE MF LLC, PW MillPro NE LLC, PW CA CanRE Canndescent LLC and PW MI CanRE Marengo LLC. The litigation relates to a loan secured by various properties held by PW CanRE Holdings, LLC through its ownership of the various subsidiaries that are also named in the complaint. The complaint is seeking (i) Judicial Foreclosure (ii) Specific Performance (iii) Appointment of Receiver; (iv) Injunctive Relief; (v) Breach of Contract (Security Agreement); (vi) Breach of Contract (Guaranty); (vii) Money Due; and (viii) Account Stated. There can be no assurance that PW CanRe, LLC Holdings will be able to satisfy the requirements of the lender which could result in the foreclosure of collateral. Although the Greenhouse Loan is non-recourse to Power REIT, foreclosure of properties would result in a decrease in assets and potential income to Power REIT. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the Trust entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of this filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Subsequent Events).

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The amount of principal payments remaining on Power REIT’s consolidated debt as of December 31, 2024 is as follows:

Total Debt

2025	$17,468,764
2026	$791,212
2027	$835,036
2028	$880,909
2029	$928,923
Thereafter	$16,985,073
Long term debt	$37,889,917

Critical Accounting Estimates

Critical accounting policies are those that require the application of management’s most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that might change in subsequent periods. In preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. In preparing the consolidated financial statements, management has utilized available information, including our past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Management has also considered events and changes in property, market and economic conditions, estimated future cash flows from property operations and the risk of loss on specific accounts or amounts in determining its estimates and judgments. Actual results may differ from these estimates.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant judgments and estimates to develop certain amounts reflected and disclosed. In many cases, there are alternative policies or estimation techniques that could be used. We regularly review the application of our accounting policies and evaluate the appropriateness of the estimates that are required to be made in order to prepare our consolidated financial statements. Typically, estimates may require adjustments from time to time based on, among other things, changing circumstances and new or better information.

The accounting policies that we consider to be our “critical accounting policies” are those that we believe are either the most judgmental or involve the selection or application of alternative accounting policies, and that in each case are material to our consolidated financial statements. We believe that our Impairment of Lont-Lived Assets policy Asset Impairment policies meets these criteria.

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Impairment of Long-Lived Assets

Real estate investments and related intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the property might not be recoverable, which is referred to as a “triggering event.” A property to be held and used is considered impaired only if management’s estimate of the aggregate future cash flows, less estimated capital expenditures, to be generated by the property, undiscounted and without interest charges, are less than the carrying value of the property. This estimate takes into consideration factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.

If there is a triggering event in relation to a property to be held and used, the Trust will estimate the aggregate future cash flows, less estimated capital expenditures, to be generated by the property, undiscounted and without interest charges. In addition, this estimate may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or when a range of possible values is estimated.

The determination of undiscounted cash flows requires significant estimates by management, including the expected course of action at the balance sheet date that would lead to such cash flows. Subsequent changes in estimated undiscounted cash flows arising from changes in the anticipated action to be taken with respect to the property could impact the determination of whether an impairment exists and whether the effects could materially affect the Trust’s net income. To the extent estimated undiscounted cash flows are less than the carrying value of the property, the loss will be measured as the excess of the carrying amount of the property over the estimated fair value of the property.

While the Trust believes its estimates of future cash flows are reasonable, different assumptions regarding a number of factors, including market rents, economic conditions, and occupancies, could significantly affect these estimates. When impairment exists, the long-lived asset is adjusted to an estimate of fair value. In estimating fair value, the Trust uses the sales comparable, income or cost approach methodology where applicable within appraisal reports. The Trust will record an impairment charge if it believes that there is other than temporary decline in market value below the carrying value of the investment.

Impairment of long-lived assets is required to be recorded as a non-cash operating expense. During the fourth quarter of 2022, the third quarter of 2023 and in all four quarters of 2024, the Trust concluded that an impairment of value of certain assets within its CEA portfolio was appropriate based on market conditions. These impairments also take into account assets held for sale which are accounted for at the lower of carrying amount and fair value less cost to sell, and the write off of the lease of any associated lease intangible. In 2024, we recorded approximately $20 million and in 2023, we recorded approximately $8.2 million in non-cash impairment charges. The impairment in 2024 was based on an assessment of estimated values of the greenhouse portfolio. A further decline in the estimated fair values of our assets could result in additional impairment charges in the future. It is possible that such impairments, if required, could be material. There can be no assurance that the impaired carrying values will equate to the ultimately realizable value of such assets.

For further information, see Note 2 – Significant Accounting Policies to the consolidated financial statements appearing following Item 16 of this document, which is incorporated herein by reference. The significant accounting policies are not deemed to be Critical Accounting estimates.

Funds From Operations – Non-GAAP Financial Measures

We assess and measure our overall operating results based upon an industry performance measure referred to as Core Funds From Operations (“Core FFO”) which management believes is a useful indicator of our operating performance. This Annual Report contains supplemental financial measures that are not calculated pursuant to U.S. GAAP, including the measure identified by us as Core FFO. The following is a definition of this measure, an explanation as to why we present it and, at the end of this section, a reconciliation of Core FFO to the most directly comparable GAAP financial measure. Core FFO is a non-GAAP financial measure and should not be substituted for net income.

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Management believes that Core FFO is a useful supplemental measure of the Trust’s operating performance. Management believes that alternative measures of performance, such as net income computed under GAAP, or Funds From Operations computed in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), include certain financial items that are not indicative of the results provided by the Trust’s asset portfolio and inappropriately affect the comparability of the Trust’s period-over-period performance. These items include non-recurring expenses, such as those incurred in connection with litigation, one-time upfront acquisition expenses that are not capitalized under ASC-805 and certain non-cash expenses, including stock-based compensation expense amortization and certain up front financing costs. FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net loss in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. Therefore, management uses Core FFO and defines it as net income excluding such items. Management believes that, for the foregoing reasons, these adjustments to net income are appropriate. The Trust believes that Core FFO is a useful supplemental measure for the investing community to employ, including when comparing the Trust to other REITs that disclose similarly adjusted FFO figures, and when analyzing changes in the Trust’s performance over time. Readers are cautioned that other REITs may use different adjustments to their GAAP financial measures than we do, and that as a result, the Trust’s Core FFO may not be comparable to the FFO measures used by other REITs or to other non-GAAP or GAAP financial measures used by REITs or other companies.

CORE FUNDS FROM OPERATIONS (FFO)

	Years ended December 31,
	2024	2023
Revenue	$3,049,875	$2,222,483

Net Loss	$(24,710,741)	$(14,365,513)
Stock-Based Compensation	693,575	885,314
Interest Expense - Amortization of Debt Costs	31,391	290,554
Amortization of Intangible Lease Asset	227,488	227,488
Depreciation on Land Improvements	819,893	2,260,655
Impairment Expense	19,954,260	8,235,136
Gain on sale of property	(247,136)	(1,053,923)
Core FFO Available to Preferred and Common Stock	(3,231,270)	(3,520,289)

Preferred Stock Dividends	(652,828)	(652,829)

Core FFO Available to Common Shares	$(3,884,098)	$(4,173,118)

Weighted Average Shares Outstanding (basic)	3,389,661	3,389,661

Core FFO per Common Share	(1.15)	(1.23)

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

Not applicable.

Item 8. Financial Statements and Supplementary Data.

This information appears following Item 15 of this document and is incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

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Item 9A. Controls and Procedures.

Assessment of the Effectiveness of Internal Controls over Financial Reporting

Under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of our internal control over financial reporting. Based on its evaluation, our management concluded that our internal control over financial reporting was not effective as of the end of the period covered by this Annual Report on Form 10-K.

(a) Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Internal control over financial reporting includes those policies and procedures that:

(i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

(ii) provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of management and/or our Board of Directors; and

(iii) provide reasonable assurance regarding the prevention or timely detection of any unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

During 2024, the Trust concluded that the classification of its Series A 7.75% Cumulative Redeemable Perpetual Preferred Stock Par Value $25.00 (the “Preferred Shares”), should properly be classified as Equity and historically it had been treated as Mezzanine Equity (in between Liabilities and Equity) on the Consolidated Balance Sheet. The Preferred Shares in question were initially classified as mezzanine equity based on an incorrect interpretation of the accounting guidance. However, upon further analysis, it is clear that the Preferred Shares meet the criteria for classification as equity under the applicable accounting standards. Based on this, the Trust has restated its financial statements to properly treat the Preferred Shares.

The change in accounting treatment is non-cash in nature, and does not affect revenue, gross margin, net income or income per share or the presentation of its non-GAAP metrics, including Funds from Operations. The change did not result from a change in published accounting guidance during the relevant time period or override of controls or misconduct, nor has the Audit Committee or Board of Trustees been informed of any issues related to an override of controls or misconduct.

As of December 31, 2024, management has completed an evaluation, risk assessment and monitoring of the Trust’s internal controls over financial reporting and the Trust determined that that the reclassification of historical accounting treatment of the Preferred Shares represents a Material Weakness in our process and controls and that we had ineffective Disclosure Control and Procedures related thereto. Management concluded that, during the period covered by this report, our internal controls and procedures were not effective to detect the inappropriate application of GAAP.

This annual report does not include an attestation report by our independent registered public accounting firm regarding internal control over financial reporting. As we are neither a large accelerated filer nor an accelerated filer, our management’s report was not subject to attestation by our registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

(b) Evaluation of Disclosure Controls and Procedures

Pursuant to Rule 13a–15(b) under the Exchange Act, the Trust carried out an evaluation, with the participation of the Trust’s management, including the Trust’s Board of Directors, of the effectiveness of the Trust’s disclosure controls and procedures (as defined under Rule 13a–15(e) under the Exchange Act) as of the end of the period covered by this Report. Based upon that evaluation, the Trust’s management concluded that the Trust’s disclosure controls and procedures were not effective to ensure that information required to be disclosed by the Trust in the reports that the Trust files or submits under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

During the quarter ended December 31, 2024, the Trust analyzed and documented accounting policies and procedures. In addition, management implemented certain policies and procedures but concluded that material weaknesses still exist and that such controls are not effective. These material weaknesses could result in a material misstatement to the annual or interim condensed consolidated financial statements that would not be prevented or detected.

Remediation Plan

To address the material weakness described above, we engaged an independent third party to enhance our analysis of accounting policies.

Limitations on the Effectiveness of Controls.

Our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Trust have been detected. The design and operation of a control system must also reflect that there are resource constraints and management is necessarily required to apply its judgment in evaluating the cost-benefit relationship of possible controls.

Our management assessed the effectiveness of the design and operation of our disclosure controls and procedures. Based on our evaluation, we have concluded that the historical treatment of our Preferred Shares and the requirement for the restatement thereof, represents a Material Weakness in our procedures and internal controls over financial reporting and that we had ineffective Disclosure Control and Procedures related thereto. This Material Weakness relates to the accounting treatment of complex transactions. As part of the Trust’s process related to the treatment of the Preferred Shares, it retained a third-party consultant that specializes in accounting treatment and SEC reporting.

(c) Changes in Internal Control over Financial Reporting

Other than as discussed above, there were no changes in our internal controls over financial reporting (as defined in the Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the quarter ended December 31, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

During the three months ended December 31, 2024, none of our trustees or officers of the Trust adopted or terminated a “Rule 10b5-1 trading arrangement” or “nonRule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Not Applicable.

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PART III

Item 10. Directors, Executive Officers and Corporate Governance.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS OF THE TRUST

The following table sets forth information concerning our trustees and executive officers, including their ages as of March 29, 2025. There are no family relationships among any of our trustees or executive officers.

Name	Age	Trustee or Officer Since	Position

David H. Lesser	59	2009*	Chairman of Board of Trustee, Chief Executive Officer (CEO), Chief Financial Officer (CFO), Secretary and Treasurer
Susan P. Hollander	56	2020	Chief Accounting Officer (CAO)
William S. Susman	61	2010*	Trustee Chairman of Compensation Committee Chairman of Nominating Committee Chairman of Special Committee – Related Party Transactions Member of the Audit Committee
Patrick R. Haynes, III	41	2011*	Trustee Member of Nominating Committee Member of Compensation Committee Member of Special Committee – Related Party Transactions
Dionisio J. D’Aguilar	60	2022	Trustee Member of Nominating Committee Chairman of Audit Committee Member of Special Committee – Related Party Transactions

*	Trustees of Power REIT since December 2011 and are and have been trustees of Pittsburgh & Virginia Railroad, a wholly owned subsidiary of Power REIT, since the dates listed in the table above.

David H. Lesser has over 35 years of experience in real estate, including substantial experience creating shareholder value in REITs. Mr. Lesser has been Chairman of Power REIT’s Board of Trustees, our Chief Executive Officer since December 2011, and our Chief Financial Officer, Secretary and Treasurer since February 2014. Mr. Lesser has been a trustee of Pittsburgh & West Virginia Railroad, a wholly owned subsidiary of Power REIT (“P&WV”), from 2009 to the present, Chairman of P&WV’s Board of Trustees from December 2010 to the present and CEO of P&WV from February 2011 to the present. Mr. Lesser is currently, and has been for more than the past 25 years, President of Hudson Bay Partners, LP (“HBP”), an investment firm focused on real estate, real estate-related situations and alternative energy. Since October 2013, Mr. Lesser has served as Chairman and CEO of Millennium Investment and Acquisition Company (ticker: MILC). Mr. Lesser is co-founder and CEO of IntelliStay Hospitality Management, LLC which is sponsoring investments in hotels. Mr. Lesser has previously held leadership roles with public REITs, having served as a Senior Vice President of Crescent Real Estate Equities and as a Director of Keystone Property Trust. Prior to his time at Crescent, Mr. Lesser was a Director of Investment Banking at Merrill Lynch & Co. within the real estate finance group.

Since 1995, Mr. Lesser has, through HBP, invested in numerous real estate and alternative energy transactions, including a reverse merger transaction in 1997 that led to the formation of Keystone Property Trust (NYSE: KTR) (“Keystone”). Mr. Lesser, as president of HBP, led an investor group and structured a reverse merger transaction with American Real Estate Investment Corporation (AMEX: REA) to ultimately form Keystone. The transaction involved an investment of $30 million of cash, the merger of a property management company and the acquisition of a family-owned portfolio of industrial properties for ownership in the REIT. In addition to initial structuring and equity investment by HBP, Mr. Lesser served on Keystone’s board of trustees until June 2000. Keystone was acquired by Prologis (NYSE: PLD) in 2004 for a total enterprise value of $1.4 billion, delivering a compound annual shareholder return of 16.5% from the initial transaction.

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Mr. Lesser holds an M.B.A. from Cornell University and a B.S. in Applied Management and Economics from Cornell University.

Mr. Lesser has been Chairman of Power REIT’s Board of Trustees, our Chief Executive Officer since December 2011, and our Chief Financial Officer, Secretary and Treasurer since February 2014. Mr. Lesser has been a trustee of Pittsburgh & West Virginia Railroad, a wholly owned subsidiary of Power REIT (“P&WV”), from 2009 to the present, Chairman of P&WV’s Board of Trustees from December 2010 to the present and CEO of P&WV from February 2011 to the present.

We believe that Mr. Lesser’s years of experience as a real estate investor, as a board director and in creating shareholder value for REITs provide significant benefits to the Trust.

Susan P. Hollander is the Chief Accounting Officer of Power REIT and is responsible for strategic accounting, compliance and financial functions including SEC and statutory filings. She has been working with our CEO, David Lesser, since 2017 as Controller for Intelligen Power Systems, Millennium Sustainable Ventures Corp., formerly Millennium Investment and Acquisition Company and IntelliStay Hospitality Management, LLC, and is increasingly focusing her efforts on Power REIT. Prior to that Ms. Hollander was Controller at Boston Provident, LP, a long-short, multi asset hedge fund specializing in the financial services industry for over 22 years where she focused primarily on financial reporting, trading operations, fund accounting and performance reporting. Ms. Hollander has more than 30 years of accounting, finance and tax experience, primarily within the financial services/real estate industry. In addition, Ms. Hollander has public company reporting expertise. Ms. Hollander graduated from Binghamton University, State University of New York with a Bachelor of Science in Economics.

William S. Susman has over 25 years of investment banking experience, including significant experience in the transportation and railroad industry. As the former head of Merrill Lynch’s Transportation and Consumer Group, Mr. Susman advised numerous railroad clients, including Burlington Northern, CSX, Kansas City Southern, Norfolk Southern Railways, TMM and Union Pacific. In January 2024, Mr. Susman sold Threadstone Capital, a boutique investment bank he founded to Cascadia Capital, a nationally recognized independent investment banking advisory firm. Today Mr. Susman leads Cascadia’s consumer, retail and e-commerce investment banking practice. Prior to founding Threadstone Advisors in 2011, he was President of Financo, an investment bank focused on retail and consumer goods, where he worked from 2004-2011. Mr. Susman began his investment banking career at Salomon Brothers, in their transportation group. Mr. Susman sits on the boards of two private companies: Preferred Fragrances and Jonathan Adler Enterprises. Mr. Susman is a graduate of the University of Michigan, with a B.S. in Business Administration and a Masters from the Kellogg Graduate School of Management at Northwestern University.

Mr. Susman has been a trustee and Power REIT’s Compensation Committee Chairman since December 2011, Chairman of the Nominating Committee since August 2012, Chairman of the Special Committee – Related Party Transactions since March 11, 2022 and member of the Audit Committee since February, 2024. Mr. Susman has been a trustee of P&WV from May 2011 to the present and was P&WV’s Compensation Committee Chairperson from August 2011 to December 2011.

We believe that Mr. Susman’s understanding of business, finance and the railroad industry, acquired through over 20 years of investment banking experience, and his leadership as Chairman of the Compensation Committee and in regard to governance matters, provide significant benefits to the Trust.

Patrick R. Haynes, III is a commercial real estate investment professional with over 15 years of direct real estate private equity and investment experience across all asset classes.

Mr. Haynes is currently the founder and managing principal of Jackson River Capital (“JRC”). JRC is a private commercial real estate holding company founded by Mr. Haynes in 2014 that sponsors/co-sponsors commercial real estate investments and platforms seeking to generate attractive risk-adjusted returns. Through JRC has, Mr. Haynes has co-founded multiple investment platforms focused on healthcare, hospitality, and multifamily properties. Most recently, Mr. Haynes co-founded Wellness Real Estate Partners (WREP), a private real estate investment platform that actively acquiring net-leased real estate in the behavioral health industry.

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Prior to forming JRC, Mr. Haynes was employed by Alliance Partners HSP (“Alliance”), a family office backed opportunistic real estate investment and development company.

Prior to joining Alliance, Mr. Haynes worked for the Rockefeller Group Investment Management Corp. (“RGIM”), a newly launched investment management subsidiary owned by Mitsubishi Estate. At RGIM he was responsible for the financial analysis for RGIM’s corporate acquisitions and direct real estate investments and supported institutional fundraising and business development. Mr. Haynes began his career at Lehman Brothers in 2007 in the real estate private equity group where he performed financial analysis, market research and due diligence for over $2.0 billion in potential real estate acquisitions across all asset classes nationally. Following the bankruptcy, Mr. Haynes supported the successful management led buyout of the real estate private equity funds’ advisory business from the LB estate, responsible for the management of approximately $18 billion in real estate assets globally. Mr. Haynes remained with the go-forward venture created by the fund’s management, Silverpeak Real Estate Partners (“Silverpeak”), until joining RGIM.

Mr. Haynes has over 14 years of experience serving on the board of Power REIT. Mr. Haynes has been a Trustee and a member of Power REIT’s Compensation Committee since December 2011, a member of the Nominating Committee since August 2012 and a member of the Special Committee – Related Party Transactions since March 2022. Mr. Haynes has been a trustee of P&WV from May 2011 to the present and was a member of P&WV’s Compensation Committee from August 2011 to December 2011 and a member of P&WV’s Audit Committee from 2010 to December 2011. He is considered to be an independent trustee in accordance with the NYSE American Company Guide.

Mr. Haynes received a Bachelor of Arts in U.S. History from Brown University.

We believe that Mr. Haynes’ experience and contacts in real estate and his experience in transaction structuring and private equity provide significant benefits to the Trust.

Dionisio J. D’Aguilar has more than 30 years of accounting, finance, and government experience. From March 1993 through May 2017 and from September 2021 to present, Mr. D’Aguilar served as the President and CEO of Superwash Limited, which is the largest chain of self-service laundries in the Bahamas. From May 2017 through September 2021, Mr. D’Aguilar, having been elected to the Bahamian Parliament, served in the Cabinet of The Government of The Bahamas as the Minister of Tourism and Aviation. Mr. D’Aguilar also served as President of The Bahamas Chamber of Commerce from 2007 – 2009 and the Honorary Consul for the Kingdom of The Netherlands in The Bahamas from June 2009 to May 2017. Mr. D’Aguilar has significant board experience having served as Chairman of the Board of AML Foods Limited from 2009 – 2017, Chairman of the Board of Insurance Company of the Bahamas from 2008 – 2017, Director of J.S. Johnson Insurance Agents & Brokers from 2008 – 2017, Director of Millennium Sustainable Ventures Corp., formerly Millennium Investment & Acquisition Company from 2013 – 2017, and Director of Bahamar from 2011 – 2015. Mr. D’Aguilar qualified as a Certified Public Accountant (CPA) in the State of New York during his time at KPMG US. Mr. D’Aguilar holds both a Bachelor of Science (Hotel Administration) and a Master of Business Administration (M.B.A.) from Cornell University.

Mr. D’Aguilar has been a Trustee and member of the Nominating Committee, Audit Committee and Special Committee – Related Party Transaction since March 2022. In February of 2024, Mr. D’Aguilar agreed to serve as the Chairperson of the Audit Committee.

We believe that Mr. D’Aguilar’s prior board experience and financial and accounting knowledge experience and contacts provide significant benefits to the Trust.

CORPORATE GOVERNANCE

Overview and Leadership Structure

In accordance with our Declaration of Trust and Bylaws, our Board of Trustees elects the Chairman of the Board and our executive officers, and each of these positions may be held by the same or separate persons. Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent trustee is to be elected. From February 2011, Mr. Lesser, the Chairman of our Board of Trustees, has also served as our Chief Executive Officer. Our Board has determined its leadership structure is appropriate and effective given our size and our state of development. The Board of Trustees shall review the need for any changes to these arrangements from time to time in light of the Trust’s changing business needs.

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Risk Oversight; Investments

Our Board of Trustees takes an active role in overseeing the management of our risks. The Board regularly reviews information regarding our liquidity, operations, investment activities and cybersecurity risks, as well as the risks associated with each. The Board is responsible for overseeing the implementation of our investment strategy, the principal goal of which is to enhance long-term shareholder value through increases in earnings, cash flow and net asset value. Currently, each investment transaction is approved by the Board. In the future, the Board may establish an investment committee consisting of trustees to oversee our investment activities, including the review and approval of specific transactions.

Board Committees

Our Board of Trustees has four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Special Committee for Related Party Concerns. Each of the four committees consist solely of independent trustees in accordance with the NYSE American Company Guide.

Audit Committee

During 2024, our Audit Committee was Chaired by Dionisio D’Aguilar and William Susman served as a member. The Audit Committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act and consists of two independent trustees, each of whom the Board of Trustees has determined is “financially literate” and “independent” under the rules of the NYSE American Company Guide. Mr. Wenger served as chairman of the Audit Committee until February 2024, when he passed away, Mr. D’Aguilar was appointed as chair and Mr. Susman was appointed a member of the Audit Committee. The Board of Trustees has determined that Mr. D’Aguilar met the definition of “audit committee financial expert,” as defined in applicable SEC rules. Pursuant to its charter, the Audit Committee, among other purposes, serves to assist the Board of Trustees in overseeing:

●	the integrity of our financial statements;
●	our compliance with legal and regulatory requirements and ethical behavior;
●	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement;
●	our accounting and financial reporting processes, internal control systems and internal audit function, as applicable;
●	our monitoring of compliance with laws and regulations and our code of business conduct and ethics; and
●	our investigation of any employee misconduct or fraud.

During 2024, the Audit Committee took action by written consent two times. The Audit Committee’s charter is available on the Trust’s website at: www.pwreit.com.

Compensation Committee

During 2024, our Compensation Committee consisted of two independent trustees under the rules of the NYSE American Company Guide: William S. Susman and Patrick R. Haynes, III. Mr. Susman serves as chairman of the Compensation Committee. The Compensation Committee, among other purposes, serves to:

●	establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;
●	review the performance of executive officers and adjust compensation arrangements as appropriate;
●	establish compensation arrangements for our non-executive trustees; and
●	evaluate and make grants under the Trust’s 2020 Equity Incentive Plan and other stock grants pursuant to authority delegated to it by the Board of Trustees;
●	review and monitor management developments and succession plans and activities.

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During 2024, the Compensation Committee did not meet. During 2023, the Compensation Committee approved and adopted an amendment to the Charter of the Compensation Committee to establish a Compensation Clawback Policy. The Compensation Committee also recommended the adoption of the Compensation Clawback Policy to the Board of Trustees which subsequently approved and adopted the Compensation Clawback Policy. The Compensation Committee charter is available on the Trust’s website at: www.pwreit.com.

Nominating Committee

During 2024, the Nominating Committee was chaired by William S. Susman with Dionisio D’Aguilar and Patrick Haynes, III serving as members. The Nominating Committee evaluates potential nominees to serve as trustees and makes recommendations to the Board of Trustees for inclusion in the Trust’s annual proxy statement. The Nominating Committee did not meet in 2024.

Trustee Nomination Process

The Nominating Committee is responsible for developing and evaluating potential trustee candidates for consideration in the event of a vacancy on the Board of Trustees, and making nominee recommendations to the Board of Trustees. The Nominating Committee seeks candidates for election and appointment that possess the integrity, leadership skills and competency required to direct and oversee the Trust’s management in the best interests of its shareholders, customers and employees, as well as the communities it serves and other affected parties. Nominee candidates must be willing to regularly attend committee and Board of Trustees meetings, to develop a strong understanding of the Trust, its businesses and its requirements, to contribute his or her time and knowledge to the Trust and to be prepared to exercise his or her duties with skill and care. In addition, each candidate should have an understanding of relevant governance concepts and the legal duties of a trustee of a public company. The Nominating Committee will consider trustee candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, based on whether or not the candidate was recommended by a stockholder.

To propose a nominee, shareholders may contact the Nominating Committee Chairman, the Chairman of the Board or the Trust’s Secretary by writing to them in care of the Trust at its principal executive offices. Such correspondence should include a detailed description of the proposed nominee’s qualifications and a method to contact the nominee if the Nominating Committee so chooses. Candidates viewed by the Nominating Committee as qualified and suitable for service as a trustee will be contacted to determine interest in being considered to serve on the Board of Trustees and, if interested, will be interviewed and have their qualifications established and considered.

The Nominating Committee has established a charter outlining its purpose and the practices it follows. The Nominating Committee charter is available on the Trust’s website at www.pwreit.com.

Special Committee – Related Party Transactions

During 2024, the Special Committee – Related Party Transactions (“the Special Committee”) was Chaired by William Susman with Patrick R. Haynes, III and Dionisio J. Aguilar serving as members. The purpose of this Special Committee is to approve all future transactions that can be considered Related Party Transactions. All such transactions will be presented to the Special Committee which will then meet in an executive session to discuss the proposed transaction and ultimately vote on such transactions. The vote of a majority of the members of the Special Committee will serve to approve transactions that are brought before the Special Committee on behalf of the Board of Trustees. Additionally, the composition of the Special Committee will only include Independent Trustees. The Special Committee did not meet during 2024.

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Code of Business Conduct and Ethics

The Trust has a Code of Business Conduct and Ethics, with which all officers and trustees must comply. A copy of the code may be viewed on our website at www.pwreit.com, and printed copies may be requested, without charge, by writing to us at 301 Winding Road, Old Bethpage, NY 11804, Attention: Investor Relations. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American rules concerning any amendments to, or waivers from, any provision of the Code of Ethics and Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Annual Report.

Insider Trading Policy

We have adopted an insider trading policy (the “Insider Trading Policy”) that is designed to promote compliance with federal and state securities laws and regulations, as well as the rules and regulations of the NYSE American. The Insider Trading Policy provides our standards on trading and causing the trading of our securities while in possession of material nonpublic information. It prohibits trading in certain circumstances and applies to all of our trustees, officers and employees as well as independent contractors or consultants who have access to material nonpublic information obtained through involvement with our company. Additionally, our Insider Trading Policy imposes special additional trading restrictions applicable to all of our trustees and executive officers and to such persons’ family members who live in such persons’ households. The Insider Trading Policy also requires us to comply with all insider trading laws, rules and regulations, and any applicable listing standards when engaging in transactions in our own securities.

Item 11. Executive Compensation.

Trustee Compensation

There was no compensation paid to our independent trustees for the fiscal year ending December 31, 2024, see the table below.

Trustee Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (Shares)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

William S. Susman	$-	$-	-	$-	$-	$-	$-
Patrick R Haynes, III	$-	$-	-	$-	$-	$-	$-
Dionisio D’Aguilar	$-	$-	-	$-	$-	$-	$-

The table below shows the aggregate number of option and stock awards outstanding at December 31, 2024 for each of our independent trustees.

Trustee Name	Number of shares Subject to Outstanding Options	Number of Shares Subject to Outstanding Stock Awards

William S. Susman	10,000	-
Patrick R Haynes, III	10,000	-
Dionisio D’Aguilar	10,000	-

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Executive Officer Compensation

The Trust is managed by David H. Lesser, the Trust’s Chief Executive Officer and Chairman, with oversight from its Board of Trustees.

Summary Compensation Table

Compensation for our named executive officers, consisting of our principal executive officer and principal accounting officer for the last two fiscal years ending December 31 is set forth in the table below:

Name and Principal Positions	Year	Salary	Bonus	Stock Awards	Option Awards (Shares)	All Other Compensation	Total

David H. Lesser, Chairman, CEO, CFO, Secretary and Treasurer	2024	$150,000	$-	$-	-	$-	$150,000
	2023	$150,000	$-	$-	-	$-	$150,000

Susan Hollander, CAO	2024	$66,000	$-	$-	-	$-	$66,000
	2023	$66,000	$-	$-	-	$-	$66,000

The following table sets forth outstanding option equity and restricted stock awards granted to our named executive officers as of December 31, 2024:

Outstanding Equity Awards at Fiscal Year End

Option Awards					Stock Awards
Name	Number of shares underlying unexercised options (exercisable) (1)	Number of shares underlying unexercised options (unexercisable)(1)	Option exercise price	Option expiration date	Number of shares that have not vested		Market value of shares that have not vested (3)
David H. Lesser, CEO, CFO, Secretary and Treasurer	120,833	29,167	$13.44	7/15/2032
	-	-	-		3,889	(2)	5,172
Susan Hollander, CAO	6,042	1,458	$13.44	7/15/2032	-		-

(1)	For all option awards, the value reflects date of grant using the Black-Scholes formula. Options vest monthly in a series of 36 equal monthly installments starting on August 1, 2022.
(2)	Shares were granted on July 15, 2022 and vest monthly over 36 months on a pro-rata basis starting August, 2022.
(3)	Based on the price of our common stock as of December 31, 2024 which was $1.33.

2020 Equity Incentive Plan

The 2020 Plan was adopted by the Board on May 27, 2020 and approved by shareholders on June 24, 2020

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Eligibility; Type of Awards

The 2020 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.

Authorized shares

The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2020 Plan was initially limited to 239,117 shares consisting of (A) the shares reserved and available for issuance pursuant to the grant of new awards upon the effectiveness of the 2020 Plan, and (B) the shares subject to stock options or other awards granted under the Power REIT 2012 Equity Incentive Plan, as amended (the “Predecessor Plan”), that on or after the 2020 Plan became effective, should terminate or expire prior to exercise or settlement; not issued because the award is settled in cash; be forfeited because of the failure to vest; or be reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. Additionally, the number of shares of our common stock reserved for issuance under our 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and ending on and including January 1, 2029, by 12.5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2020 Plan is 239,117 shares. As of December 31, 2024, the aggregate number of shares of Common Stock that may be issued pursuant to outstanding awards is currently 1,925,002.

Shares issued under our 2020 Plan are authorized but unissued or reacquired shares of our common stock. Shares subject to awards granted under our 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2020 Plan. Additionally, shares issued pursuant to awards under our 2020 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, become available for future grant.

Non-employee director limits

The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year to any non-employee director with respect to any calendar year that follows the calendar year in which such individual is first appointed or elected to the Board, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $750,000 in total value and with respect to the calendar year in which a non-employee director is first appointed or elected to the Board, will not exceed $1,500,000 in total value (in each case, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any stock award granted in a previous fiscal year).

Plan administration

The Board, or a duly authorized committee of the Board, may administer our 2020 Plan. The Board has delegated concurrent authority to administer our 2020 Plan to the Compensation Committee under the terms of the Compensation Committee’s charter. We sometimes refer to the Board, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2020 Plan.

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Stock Options

ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the administrator.

The administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the administrator.

Options may not be transferred to third party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Restricted Stock Awards

Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates, or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

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The administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

Our 2020 Plan permits the grant of performance-based stock and cash awards. The administrator can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock

The performance goals may be based any measure of performance selected by the administrator. The administrator may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the administrator will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Awards

The administrator may grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan; (2) the class and maximum number of shares by which the share reserve may increase automatically each year; (3) the class and maximum number of shares that may be issued upon the exercise of incentive stock options; and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

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Corporate Transaction; Change in Control

The 2020 Plan provides that in the event of a corporate transaction, as defined in the 2020 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the administrator at the time of grant of a stock award:

Any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company).

If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction)

If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder provided in the stock award, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

In addition, the Board has the sole and complete discretion to determine to accelerate vesting and exercisability of all or any awards in the event of a corporate transaction.

Under the 2020 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2020 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

Transferability

A participant may not transfer awards under our 2020 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2020 Plan.

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Plan amendment or termination

The Board has the authority to amend, suspend, or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopted our 2020 Plan. No awards may be granted under our 2020 Plan while it is suspended or after it is terminated.

Clawback Policy

The Board of Trustees has adopted a clawback policy which allows us to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event of an Accounting Restatement. The clawback policy defines an Accounting Restatement as an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws. Under such policy, we may recoup incentive-based compensation previously received by an executive officer that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in the Accounting Restatement.

The Board of Trustees has the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy are in addition to, and not in lieu of, any legal and equitable claims available to the Company. The clawback policy is annexed to this Annual Report as an exhibit.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have a formal policy on the timing of awards of options in relation to our disclosure of material nonpublic information. The compensation committee does not seek to time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed. Option grants are generally effective on the date the award determination is made by the compensation committee, and the exercise price of options is the closing market price of our common stock on the date of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

COMPENSATION DISCUSSION

The Trust’s compensation program is designed to incentivize key individuals to provide services of value to the Trust, including services in the long-term interest of the Trust. Neither the CEO, nor the CAO have written employment agreements and are both part-time employees. Over the last few years, the Trust has focused on minimizing cash compensation. The compensation program historically has consisted primarily of occasional option grants and restricted stock grants to our independent trustees, occasional option grants and restricted stock grants to our CEO and occasional option grants to our CAO in additions to the cash salary paid to our CEO and CAO. The Trust believes this approach provides the Trust with increased flexibility to vary the amounts and types of compensation paid to the Trust’s executive officer, to serve the goals of:

●	more strongly aligning the interests of the Trust and the interests of its executive officers and trustees, among others, in support of our business expansion and improvement plans;

●	rewarding our executive officers in proportion to the increased duties we are imposing on them and the increased levels of performance we are requiring of them; and

●	rewarding our executive officers and trustees, among others, if and when they achieve substantial successes in expanding and improving our business and prospects, including, without limitation, by creating long-term shareholder value by increasing funds from operations (“FFO”) and dividends per share through accretive acquisitions of energy and transportation infrastructure.

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In furtherance of these compensation goals, the Compensation Committee approved certain stock grants and option during 2022 to our trustees and CEO and an option grant to our CAO. During 2023 and 2024 there were no stock grants or options granted to our trustees or officers. See the “Trustee Compensation” table above, for further information as to these grants and our compensation amounts generally.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership and voting power of our common shares as of March 28, 2025, by: (i) each person who owns more than 5% of our shares and who has filed a Schedule 13D with the SEC that is publicly available to the Trust and others at www.sec.gov, (ii) each of our trustees and named executive officers and (iii) all of our trustees and executive officers as a group. Unless otherwise indicated, the business address of each person listed is c/o Power REIT, 301 Winding Road, Old Bethpage, NY 11804. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Percentage of ownership is based on 3,389,661 shares of our Common Shares outstanding as of March 31, 2025.

	Beneficially Owned at March 31, 2025
Name of Beneficial Owner	Number of Shares	% of Outstanding Shares
Trustees and Named Executive Officers
David H. Lesser (1)	725,164	20.54%
Susan P. Hollander(2)	9,383	*
William S. Susman(3)	16,861	*
Patrick R. Haynes, III(4)	29,670	*
Dionisio D’Aguilar(5)	10,044	*

All trustees and current executive officers as a group (5 persons)	791,122	22.18%

*	Less than 1%

(1) Mr. Lesser beneficially owns (i) 725,164 shares of common shares, which includes: (a) 514,818 shares owned directly or indirectly by Mr. Lesser, (b) 68,679 shares owned indirectly through 13310 LMR2A LLC (“13310”), for which Mr. Lesser acts as the Co-Managing Member and (ii) 10-year options granted on July 15, 2022 to purchase 141,667 shares of our common stock at $13.44 per share which have vested or will vest within 60 days of March 28, 2025. Does not include 68,335 shares of common shares owned by MEL Generation Skipping Trust, an irrevocable trust set up for the children of David H. Lesser, (the “MEL Trust”). Mr. Lesser disclaims any beneficial, pecuniary or residual interest in the shares owned by the MEL Trust, does not serve as trustee of the MEL Trust and does not have the power to revoke the MEL Trust.

(2) Ms. Susan P. Hollander beneficially owns (i) 2,300 shares of common stock and (ii) 10-year options granted on July 15, 2022 to purchase 7,083 shares of our common stock at $13.44 per share which have vested or will vest within 60 days of March 31, 2025.

(3) Mr. William S. Susman beneficially owns (i) 7,417 shares of common stock and (ii) 10-year options granted on July 15, 2022 to purchase 9,444 shares of our common stock at $13.44 per share which have vested or will vest within 60 days of March 31, 2025.

(4) Mr. Haynes beneficially owns (i) 29,670 shares of common shares, which includes: (a) 8,719 shares owned directly by Mr. Haynes, (b) 11,507 shares owned indirectly through JRC Management LLC (“JRC”), for which Mr. Haynes acts as the Managing Member and (ii) 10-year options granted on July 15, 2022 to purchase 9,444 shares of our common stock at $13.44 per share which have vested or will vest within 60 days of March 31, 2025.

(5) Mr. Dionisio D’Aguilar beneficially owns (i) 600 shares of common stock and (ii) 10-year options granted on July 15, 2022 to purchase 9,444 shares of our common stock at $13.44 per share which have vested or will vest within 60 days of March 31, 2025.

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Changes in Control

None

Equity Compensation Plan Information

See “Securities Authorized for Issuance Under Equity Compensation Plans” in Part II, Item 5 for information regarding our equity compensation plans.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Except as set forth below and except as set forth under Executive Compensation, we had no reportable “Related Party Transactions” since January 1, 2023.

Power REIT, through subsidiaries, had a relationship with subsidiaries of Millennium Sustainable Ventures Corp., formerly Millennium Investment and Acquisition Company Inc. (“MILC’). David H. Lesser, Power REIT’s Chairman and CEO, is also Chairman and CEO of MILC. MILC, through subsidiaries or affiliates, established cannabis and food crop cultivation projects and entered into leases related to the Trust’s Oklahoma, Michigan and Nebraska properties and MILC was a lender to the tenant of one of the Trust’s Colorado properties. As of December 31, 2024, these properties are currently not operational and the tenant have defaulted on the leases and vacated the premises. Total rental income recognized for the twelve months ended December 31, 2024 and 2023 is $0 from the tenants that are affiliated with MILC in Colorado, Oklahoma and Nebraska. Total rental income recognized for the twelve months ended December 31, 2024 was $785,000 from the tenant affiliated with MILC in Michigan based on the recognition of a security deposit as income during the third quarter of 2024. Total rental income recognized for the twelve months ended December 31, 2023 is $0 from the tenants that are affiliated with MILC in Michigan. Power REIT retained former employees of MILC to maintain the property in Nebraska. The MILC employees were initially paid through a payroll service used by a subsidiary of MILC and a subsidiary of Power REIT reimbursed MILC for the actual expenses related hereto. For the years ended December 31, 2024 and 2023, total payments to MILC for payroll was $0 and $162,700, respectively. This arrangement ended in January 2024.

Effective March 1, 2022, the lease relating to a property in York County, Maine (the “Sweet Dirt Property”) owned by our subsidiary PW SD was amended (the “Sweet Dirt Lease Second Amendment”) to provide that PW SD would contribute $3,508,000 to fund certain improvements to the Sweet Dirt Property, including the construction of a Cogeneration / Absorption Chiller. A portion of the property improvement budget, amounting to $2,205,000, was to be paid to IntelliGen Power Systems LLC (“IntelliGen”) which is owned by Hudson Bay Partners (“HBP”), an affiliate of David Lesser, our Chairman and CEO. As of December 31, 2024 and 2023, $1,102,500 has been paid to IntelliGen Power Systems LLC for equipment supplied. On January 23, 2023, the Sweet Dirt lease was amended to reduce the amount of improvements to be funded by PW SD, such that no further funds would be due or paid to IntelliGen with a corresponding reduction in lease payments to maintain the same overall yield.

Under the Trust’s Declaration of Trust, the Trust may enter into transactions in which trustees, officers or employees have a financial interest, provided however, that in the case of a material financial interest, the transaction is disclosed to the Board of Trustees or the transaction shall be fair and reasonable. After consideration of the terms and conditions of the transaction with HBP, IntelliGen and the lease transactions with subsidiaries and affiliates of MILC, the independent trustees approved such arrangements having determined such arrangement are fair and reasonable and in the interest of the Trust.

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Review, Approval or Ratification of Transactions with Related Persons

The Special Committee – Related Party Transactions was formed on March 11, 2022 for the purpose of approving all future transactions that can be considered Related Party Transactions. All such transactions will be presented to the Special Committee which will then meet in an executive session to discuss the proposed transaction and ultimately vote on such transactions. The vote of a majority of the members of the Special Committee will serve to approve transactions that are brought before the Special Committee on behalf of the Board of Trustees. Additionally, the composition of the Special Committee will only include Independent Trustees and includes all members of the Audit Committee.

Independence of Board of Trustees

The Trust’s common shares and 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock are listed on the NYSE American. Under the NYSE American listing standards, independent trustees must comprise a majority of a listed company’s board of trustees and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the NYSE American listing standards, a trustee will only qualify as an “independent trustee” if, in the opinion of that company’s board of trustees, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a trustee.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Trustees, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

The Trust’s Board of Trustees undertook a review of the independence of the members of the board of directors and considered whether any director has a material relationship with our trust that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Board of Trustees has determined that all of our current Trustees, except Mr. Lesser, due to his position as Chief Executive Officer of our trust, is “independent” as that term is defined under the rules of the NYSE American. As a result, are deemed to be “independent” as that term is defined under the rules of the NYSE American.

In making these determinations, the Board of Trustees considered the current and prior relationships that each non-employee director has with our trust and all other facts and circumstances the Board of Trustees deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee Trustee.

Item 14. Principal Accountant Fees and Services.

Audit Fees

Effective January 20, 2015, the Trust retained MaloneBailey, LLP as its independent registered public accounting firm. MaloneBailey, LLP billed the Trust $201,331 and $178,260 for professional services in the years ended 2024 and 2023, respectively, related to the annual audit of the Trust’s financial statements and the inclusion of financial statements and other financial information in the Trust’s quarterly reports on Form 10-Q, registration statements and other submissions to the SEC.

Audit-Related Fees

The Trust did not pay any Audit Related Fees in the years ended December 31, 2024 and 2023.

Tax Fees

The Trust has engaged Malone Bailey, LLP to prepare its 2023 and 2022 tax return. The trust paid Malone Bailey, LLP $14,420 and $13,390 in 2024 and 2023 for professional services rendered related to the preparation of tax returns.

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All Other Fees

No other fees were paid for 2024 or 2023.

Audit Committee Pre-Approval of Services to be Provided by Independent Auditor

Our policies and procedures require our Audit Committee to review and approve in advance all engagements for services to be rendered by the Trust’s independent auditors. In the case of any non-audit services proposed to be rendered by the Trust’s independent auditors, that review includes consideration by the Audit Committee as to whether the provision of such services would be compatible with maintaining the auditors’ independence.

All of the engagements for services rendered in 2024 and 2023 by the Trust’s independent auditors were pre-approved by the Audit Committee.

PART IV

Item 15. Exhibit and Financial Statement Schedules.

(1)	Consolidated Financial Statements:

See Index to Consolidated Financial Statements at page F-1.

(2)	Financial Statement Schedule:

All schedules are omitted because they are not required or the required information is included in the consolidated financial statements or notes thereto.

(3)	Exhibits:

The exhibits listed in the accompanying index to exhibits are filed as part of, or incorporated by reference into, this Annual Report.

A list of all financial statements, financial statement schedules and related information filed as part of this document is set forth starting on page F-1 hereof.

Item 16. Form 10-K Summary.

Not applicable.

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EXHIBIT INDEX

A list of all exhibits that are filed as a part of this document is set forth below:

3.1	Declaration of Trust of Power REIT, dated August 25, 2011, as amended and restated November 28, 2011 and as supplemented effective February 12, 2014, incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K (File No. 000-54560) filed with the Securities and Exchange Commission as of April 1, 2014.

3.2	Bylaws of Power REIT, dated October 20, 2011, incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-177802) filed with the Securities and Exchange Commission as of November 8, 2011.

3.3	Articles Supplementary 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock Liquidation Preference $25.00 Per Share, incorporated herein by reference to Exhibit 3.3 to the Registrants Form 8-A12B (File No. 001-36312) filed with the Commission as of February 11, 2014.

4.1	Description of Capital Stock, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K (File No. 000-36312) filed with the Securities and Exchange Commission as of March 24, 2021.

10.1	Lease Agreement between Pittsburgh & West Virginia Railway Company and Norfolk & Western Railway Company, dated July 12, 1962, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-54560) filed with the Securities and Exchange Commission as of April 2, 2013.

10.2	Lease Agreement between PW CO CanRE JAB LLC and JAB Industries Ltd dba WildFlower Farms (Maverick), dated July 12th, 2019, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of July 15, 2019.

10.3	Lease between True North Energy, LLC and True North LLC (PW Salisbury Solar LLC), dated December 1, 2011 incorporated herein by reference to Exhibit 10.5 to the annual report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 30, 2020.

10.4	Assignment and Assumption of Lease between True North, LLC and PW Salisbury Solar LLC, dated December 31, 2012, incorporated herein by reference to such Exhibit 10.6 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 30, 2020.

10.5	Lease between PW Regulus Solar, LLC and Regulus Solar, LLC, dated April 10, 2014 incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 30, 2020.

10.6	Amendment to Lease Agreement between PW CO CanRE JAB LLC and JAB Industries Ltd dba WildFlower Farms (Maverick), dated November 1st, 2019, incorporated herein by reference to Exhibit 10.16 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 30, 2020.

10.7	Loan Agreement between CTL Lending Group LLC and PW PWV Holdings LLC, dated November 25, 2019, incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 30, 2020.

10.8	Lease Agreement related to Maverick Lot 5, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 20, 2020.

10.9	Lease Amendment Related to Maverick Lot 5, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of May 1, 2020.

10.10	Lease Agreement with NorthEast Kind Assets, LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of May 15, 2020.

10.11	First Amendment to Lease Agreement with NorthEast Kind Assets, LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of September 18, 2020.

10.12	Lease Amendment with Green Street LLC, dated August 25, 2020, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of September 18, 2020.

10.13	Lease Agreement with Fifth Ace, LLC, incorporated herein by reference to Exhibit 10.1 to such exhibit to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of September 21, 2020.

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10.14	Lease Agreement with PSP Management LLC, dated October 15, 2020, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of October 16, 2020.

10.15	Lease Agreement with Green Mile Cultivation LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of December 7, 2020.

10.16	Form of Control Letter, incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-11 (File No. 333-251276) filed with the Securities and Exchange Commission on December 11, 2020, as amended on December 23, 2020.

10.17	Lease Agreement with The Grail Project LLC, dated January 1, 2021, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on January 4, 2021.

10.18	Lease Agreement with DOM F LLC, dated January 14, 2021, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on January 14, 2021.

10.19	Lease Agreement with Fiore Management, LLC, dated April 14, 2017, as amended on August 31, 2017, February 1, 2018 and April 1, 2019, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on February 4, 2021.

10.20	Lease Amendment related to The Grail Project, LLC, dated February 19, 2021, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on February 23, 2021.

10.21	Lease Agreement with The Gas Station, LLC, dated March 11, 2021, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on March 12, 2021.

10.22	Lease Agreement with Cloud Nine LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on April 20, 2021.

10.23	Lease Agreement with Walsenburg Cannabis LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on May 24, 2021.

10.24	Lease Agreement with VinCann LLC, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on June 11, 2021.

10.25	Lease Agreement with to JKL2 LLC, dated June 18, 2021, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange CommissiononJune21,2021.

10.26	Lease Agreement with Marengo Cannabis LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on September 9, 2021.

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10.27	Lease Amendment with Marengo Cannabis LLC, dated November 2, 2021, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on November 4, 2021.

10.28	Lease Agreement with Golden Leaf Lane LLC, dated November 5, 2021, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on November 8, 2021.

10.29	Second Lease Amendment with NorthEast Kind Assets LLC, dated March 21, 2022, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 21, 2022.

10.30	Loan Agreement between PW CanRE Holdings LLC and Lender, dated December 21, 2021 incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 31,2022.

10.31	Purchase Agreement between M. Shapiro Management Company, LLC as Court Appointed Receiver and Power REIT dated May 10, 2021, incorporated by reference to Exhibit 10.42 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission as of March 31,2022.

10.32	Lease Agreement with Millennium Produce of Nebraska LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on April 1, 2022.

10.33	Second Lease Amendment between PW ME CanRe SD LLC and NorthEast Kind Assets LLC dated March 21, 2022, incorporatedby reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on March 21, 2022.

10.34	Second Lease Amendment between PW CO CanRE Walsendburg LLC and Walsenburg Cannabis LLC, dated January 1, 2022, incorporated by reference to Exhibit 10.45 to the Current Report on Form 10-Q (File No. 001-36312) filed with the Securities and Exchange Commission on May 9, 2022.

10.35	Purchase and Sale Agreement between PW MillPro NE LLC and O’Neill Ventures, Inc. dated March 4, 2022, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on April 1, 2022.

10.36	Second Amendment to Lease Agreement between PW MI CanRE Marengo LLC and Marengo Cannabis LLC dated June 27, 2022, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on July 5, 2022.

10.37	Sales Agreement, dated January 24, 2025, by and between Power REIT and A.G.P./Alliance Global Partners, incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K (File No. 001-36312) filed with the Securities and Exchange Commission on January 24, 2025.

10.38†	Power REIT 2020 Equity Incentive Plan incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36312) filed with the Commission on May 29, 2020.

10.39†	Power REIT 2012 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-54560) filed with the Securities and Exchange Commission as of March 29, 2013.

19.1*	Insider Trading Policy

21.1*	Subsidiaries of the Registrant

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23.1*	Consent of Independent Registered Public Accounting Firm (MaloneBailey, LLP)

24.1	Power of Attorney (included in the signature page hereto).

31.1*	Certification of Principal Executive Officer and Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

97.1	Clawback Policy adopted on November 20, 2023, incorporated by reference to Exhibit 97.1 to the Annual Report on Form 10-K (File No. 001-36312) filed with the Securities and Exchange Commission on March 29, 2024.

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

†	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWER REIT

By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, CFO, Secretary and Treasurer
(Principal executive officer and principal financial officer)

Date: March 31, 2025

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Lesser, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ David H. Lesser	Trustee and Chairman of the Board of Trustees, CEO,	March 31, 2025
David H. Lesser	CFO, Secretary and Treasurer

/s/ Susan Hollander	Chief Accounting Officer	March 31, 2025
Susan Hollander

/s/ William S. Susman	Trustee	March 31, 2025
William S. Susman

/s/ Patrick R. Haynes, III	Trustee	March 31, 2025
Patrick R. Haynes, III

/s/ Dionisio D’Aguilar	Trustee	March 31, 2025
Dionisio D’Aguilar

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

Power REIT

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Power REIT and its subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses, reduced revenues, and increase of expenses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-2

Impairment of Controlled Environment Agriculture (“CEA”) properties

Description of the Matter

As described in Notes 2 and 8 to the consolidated financial statements, properties to be held and used are reviewed for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. Impairment is recognized on properties held and used when the expected undiscounted cash flows for a property are less than it’s carrying amount, at which time the property is written down to its estimated fair value. Properties classified as held for sale are recorded at the lower of their carrying amount or estimated fair value less costs to sell. Due to significant price compression in the wholesale cannabis market, all of the Company’s cannabis related tenants are currently experiencing severe financial distress and collections from the CEA properties have diminished to a nominal amount. All that led to a significant decrease in the value of the CEA properties, which resulted in the Company recognizing a $20 million impairment loss for the year ended December 31, 2024. Management’s estimates of fair value are made using sales comparison approach. There are inherent uncertainties in making these assumptions. We identified the impairment of CEA properties as a critical audit matter because of the significant estimates and assumptions management makes to determine the fair value of these CEA properties. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialist, when performing audit procedures to evaluate the reasonableness of management’s estimates of fair value.

How We Addressed the Matter in Our Audit

Our audit procedures related to the significant inputs and assumptions to the fair value of CEA properties included the following, among others: 1) we held discussions with management to understand individual property specific factors that impacted the Company’s fair value determination; 2) We assessed the reasonableness of the valuation methodology used; 3) We used the assistance of our fair value specialist to test assumptions and performing sensitivity analysis, where necessary; 4) We tested the inputs used in the fair value calculation; 5) We considered the properties disposed of in the period and subsequent period to evaluate if it provides any indication of error or bias in the fair value estimates.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2015.
Houston, Texas
March 31, 2025

F-3

POWER REIT AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Land	$4,470,000	$4,470,000
Net investment in direct financing lease - railroad	9,150,000	9,150,000

Total real estate assets	13,620,000	13,620,000

Cash and cash equivalents	2,194,502	2,202,632
Restricted cash	37,084	1,902,252
Prepaid expenses and deposits	207,177	210,686
Intangible lease asset, net of accumulated amortization	2,276,933	2,504,421
Deferred rent receivable	338,106	438,994
Mortgage loan receivables	1,602,000	850,000
Assets held for sale	25,817,005	48,481,255
Other assets	9,831	-
TOTAL ASSETS	46,102,638	$70,210,240

LIABILITIES AND EQUITY
Accounts payable	$173,700	$3,647
Accrued expenses	95,699	512,029
Liabilities held for sale	1,670,098	3,198,019
Current portion of long-term debt, net of unamortized discount	17,445,220	15,043,632
Long-term debt, net of unamortized discount	19,965,043	20,682,869
TOTAL LIABILITIES	39,349,760	39,440,196

Equity:
Series A 7.75% Cumulative Redeemable Perpetual Preferred Stock Par Value $25.00 (1,675,000 shares authorized; 336,944 issued and outstanding as of December 31, 2024 and December 31, 2023)	8,489,952	8,489,952
Common Shares, $0.001 par value (98,325,000 shares authorized; 3,389,661 shares issued and outstanding as of December 31, 2024 and December 31, 2023)	3,389	3,389
Additional paid-in capital	47,948,200	47,254,625
Accumulated deficit	(49,688,663)	(24,977,922)
Total Equity	6,752,878	30,770,044

TOTAL LIABILITIES AND EQUITY	$46,102,638	$70,210,240

The accompanying notes are an integral part of these consolidated financial statements.

F-4

POWER REIT AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2024	2023
REVENUE
Lease income from direct financing lease – railroad	$915,000	$915,000
Rental income	1,135,193	1,139,148
Rental income - related parties	785,000	-
Other income	214,682	168,335
TOTAL REVENUE	3,049,875	2,222,483

EXPENSES
Amortization of intangible assets	227,488	227,488
General and administrative	1,494,339	1,752,997
Property expenses	1,583,017	1,981,474
Property taxes	413,319	457,537
Depreciation expense	819,893	2,260,655
Impairment expense	19,954,260	8,235,136
Interest expense	3,866,140	2,701,844
TOTAL EXPENSES	28,358,456	17,617,131

OTHER INCOME (EXPENSE)
Gain on sale of properties	247,136	1,053,923
Loan modification expense	-	(160,000)
Forgiveness of accounts payable	350,704	135,212
TOTAL OTHER INCOME (EXPENSE)	597,840	1,029,135

NET LOSS	(24,710,741)	(14,365,513)

Preferred Stock Dividends	(652,828)	(652,829)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(25,363,569)	$(15,018,342)

Loss Per Common Share:
Basic	$(7.48)	$(4.43)
Diluted	(7.48)	(4.43)

Weighted Average Number of Shares Outstanding:
Basic	3,389,661	3,389,661
Diluted	3,389,661	3,389,661

Cash dividend per Series A Preferred Share:	$-	$-
Accumulated undeclared dividend per Series A Preferred Shares:	1.94	1.94

The accompanying notes are an integral part of these consolidated financial statements.

F-5

POWER REIT AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31 2024 and 2023

	Series A 7.75% Cumulative Redeemable Perpetual Preferred Stock Par Value $25.00		Common Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2023	336,944	$8,489,952	3,389,661	$3,389	$47,254,625	$(24,977,922)	$30,770,044
Net Loss	-	-	-	-	-	(24,710,741)	(24,710,741)
Stock-Based Compensation	-	-	-	-	693,575	-	693,575
Balance at December 31, 2024	336,944	$8,489,952	3,389,661	$3,389	$47,948,200	$(49,688,663)	$6,752,878

Balance at December 31, 2022	336,944	$8,489,952	3,389,661	$3,389	$46,369,311	$(10,612,409)	$44,250,243
Net Loss	-	-	-	-	-	(14,365,513)	(14,365,513)
Stock-Based Compensation	-	-	-	-	885,314	-	885,314
Balance at December 31, 2023	336,944	$8,489,952	3,389,661	$3,389	$47,254,625	$(24,977,922)	$30,770,044

The accompanying notes are an integral part of these consolidated financial statements.

F-6

POWER REIT AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended December 31,
	2024	2023
Operating activities
Net loss	$(24,710,741)	$(14,365,513)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible lease asset	227,488	227,488
Amortization of debt costs	31,391	290,554
Loan modification expense	-	160,000
Stock-based compensation	693,575	885,314
Impairment expense	19,954,260	8,235,136
Forgiveness of Accounts Payable	(350,704)	(135,212)
Depreciation	819,893	2,260,655
Gain on sale of properties	(247,136)	(1,053,923)

Changes in operating assets and liabilities
Accounts receivable	-	62,198
Deferred rent receivable	100,888	320,818
Prepaid expenses and deposits	(454,729)	(28,627)
Other liabilities	298,779	-
Accounts payable	(181,667)	(573,258)
Tenant security deposits	(992,216)	517,492
Accrued expenses	3,450,210	578,165
Prepaid rent	(33,000)	(4,161)
Net cash used in operating activities	(1,393,709)	(2,622,874)

Investing activities
Cash received for sale of properties	1,270,973	5,243,456
Cash received for mortgage loan receivables	498,000	-
Investment in marketable securities	(9,752)
Change in value of marketable securities	(79)
Cash paid for purchase of equipment	-	(15,000)
Net cash provided by investing activities	1,759,142	5,228,456

Financing Activities
Principal payment on long-term debt	(2,495,785)	(2,348,569)
Proceeds received from debt	257,054	-
Net cash used in financing activities	(2,238,731)	(2,348,569)

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,873,298)	257,013

Cash and cash equivalents and restricted cash, beginning of period	$4,104,884	$3,847,871

Cash and cash equivalents and restricted cash, end of period	$2,231,586	$4,104,884

Supplemental disclosure of cash flow information:
Interest paid	$1,112,303	$2,249,281
Reclass of deferred debt issuance costs to liability upon reduction of total loan commitment	-	46,023
Financed equipment purchase	-	57,675
Mortgage loan receivables entered into in connection with sale of properties	1,250,000	850,000
Accrued interest and loan expenses transferred to loan	3,383,979	-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

1 – GENERAL INFORMATION

Power REIT (the “Registrant” or the “Trust”, and together with its consolidated subsidiaries, “we”, “us”, or “Power REIT”, unless the context requires otherwise) is a Maryland-domiciled, internally-managed real estate investment trust (a “REIT”) that owns a portfolio of real estate assets related to transportation, energy infrastructure and Controlled Environment Agriculture (“CEA”) in the United States.

The Trust is structured as a holding company and owns its assets through twenty-four direct and indirect wholly-owned, special purpose subsidiaries that have been formed in order to hold real estate assets, obtain financing and generate lease revenue. As of December 31, 2024, the Trust’s assets consisted of approximately 112 miles of railroad infrastructure and related real estate which is owned by its subsidiary Pittsburgh & West Virginia Railroad (“P&WV”), approximately 447 acres of fee simple land leased to a utility scale solar power generating project with an aggregate generating capacity of approximately 82 Megawatts (“MW”) and approximately 239 acres of land with approximately 2,066,000 square feet of existing or under construction CEA properties in the form of greenhouses.

During the twelve months ended December 31, 2024, the Trust did not declare quarterly dividends of approximately $653,000 ($0.484375 per share per quarter) to holders of Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock. As of December 31, 2024, the total cumulative undeclared dividends are approximately $1,469,000.

The Trust has elected to be treated for tax purposes as a REIT, which means that it is exempt from U.S. federal income tax if a sufficient portion of its annual income is distributed to its shareholders, and if certain other requirements are met. In order for the Trust to maintain its REIT qualification, at least 90% of its ordinary taxable annual income must be distributed to shareholders. As of December 31, 2023, the last tax return completed to date, the Trust has a net operating loss of $30.8 million, which may reduce or eliminate this requirement.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Cash

The Trust considers all highly liquid investments with original maturity of three months or less to be cash equivalents. Power REIT places its cash and cash equivalents with high-credit quality financial institutions; however, not all amounts are insured or guaranteed by the FDIC. Amounts included in restricted cash represents funds held by the Trust related to debt service payment reserve required by the lender for the loan secured by the greenhouse properties. See Note 7 for further discussion of the debt service payment reserve requirement. The following table provides a reconciliation of the Trust’s cash and cash equivalents and restricted cash that sums to the total of those amounts at the end of the periods presented on the Trust’s accompanying Consolidated Statements of Cash Flow:

	December 31, 2024	December 31, 2023

Cash and cash equivalents	$2,194,502	$2,202,632
Restricted cash	37,084	1,902,252
Cash and cash equivalents and restricted cash	$2,231,586	$4,104,884

F-8

Share Based Compensation Accounting Policy

The Trust records all equity-based incentive grants to Officers and non-employee members of the Trust’s Board of Directors in general and administrative expenses in the Trust’s Consolidated Statement of Operations based on their fair value determined on the date of grant. Stock-based compensation expense is recognized on a straight-line basis over the vesting term of the outstanding equity awards.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Impact of New Accounting Standards

The Trust has evaluated all recent accounting pronouncements and believes either they are not applicable or that none of them will have a significant effect on the Trust’s financial statements.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The purpose of the amendment is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The guidance is to be applied retrospectively to all prior periods presented in the financial statements. The Trust has adopted Segment Reporting effective with the filing of its Form 10-K for the year ended December 31, 2024.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” to improve disclosures about the nature of expenses in commonly presented financial statement captions. ASU 2024-03 is effective for all public business entities for annual reporting periods beginning after December 15, 2026, on either a prospective or retrospective basis. Early adoption permitted. The Trust is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

Principles of Consolidation

The accompanying consolidated financial statements include Power REIT and its wholly-owned subsidiaries. All intercompany balances have been eliminated in consolidation.

Loss per Common Share

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The dilutive effect of the Trust’s options is computed using the treasury stock method. As of December 31, 2024 and December 31, 2023, the total number of common stock equivalents was 192,778 and 197,500, respectively, and composed of stock options.

F-9

The following table sets forth the computation of basic and diluted Income per Share:

	Years Ended
	December 31,
	2024	2023

Numerator:

Net loss	$(24,710,741)	$(14,365,513)
Preferred Stock Dividends	(652,828)	(652,829)
Numerator for basic and diluted EPS - loss available to common shareholders	$(25,363,569)	$(15,018,342)

Denominator:
Denominator for basic and diluted EPS - Weighted average shares	3,389,661	3,389,661

Basic and diluted loss per common share	$(7.48)	$(4.43)

Assets Held for Sale

Assets held for sale are measured at the lower of their carrying amount or estimated fair value less cost to sell. As of December 31, 2024 and 2023, the Trust has several properties that are considered assets held for sale. See Note 8 for discussion of impairments of our assets held for sale.

Real Estate Assets and Depreciation of Investment in Real Estate

The Trust expects that most of its transactions will be accounted for as asset acquisitions. In an asset acquisition, the Trust is required to capitalize closing costs and allocates the purchase price on a relative fair value basis. For the years ended December 31, 2024 and 2023, there were no acquisitions. In making estimates of relative fair values for purposes of allocating purchase price, the Trust utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property, its own analysis of recently acquired and existing comparable properties in our portfolio and other market data. The Trust also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the relative fair value of the tangible acquired. The Trust allocates the purchase price of acquired real estate to various components as follows:

●	Land – Based on actual purchase if acquired as raw land. When property is acquired with improvements, the land price is established based on market comparables and market research to establish a value with the balance allocated to improvements for the land.

●	Improvements – When a property is acquired with improvements, the land price is established based on market comparables and market research to establish a value with the balance allocated to improvements for the land. The Trust also evaluates the improvements in terms of replacement cost and condition to confirm that the valuation assigned to improvements is reasonable. Depreciation is calculated on a straight-line method over the useful life of the improvements.

●	Lease Intangibles – The Trust recognizes lease intangibles when there’s an existing lease assumed with the property acquisitions. In determining the fair value of in-place leases (the avoided cost associated with existing in-place leases) management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes reimbursable (based on market lease terms) real estate taxes, insurance, other operating expenses, as well as estimates of lost market rental revenue during the expected lease-up periods. The values assigned to in-place leases are amortized over the remaining term of the lease.

F-10

The fair value of above-or-below market leases is estimated based on the present value (using an interest rate which reflected the risks associated with the leases acquired) of the difference between contractual amounts to be received pursuant to the leases and management’s estimate of market lease rates measured over a period equal to the estimated remaining term of the lease. An above market lease is classified as an intangible asset and a below market lease is classified as an intangible liability. The capitalized above-market or below-market lease intangibles are amortized as a reduction of, or an addition to, rental income over the estimated remaining term of the respective leases.

Intangible assets related to leasing costs consist of leasing commissions and legal fees. Leasing commissions are estimated by multiplying the remaining contract rent associated with each lease by a market leasing commission. Legal fees represent legal costs associated with writing, reviewing, and sometimes negotiating various lease terms. Leasing costs are amortized over the remaining useful life of the respective leases.

●	Construction in Progress (CIP) - The Trust classifies greenhouses or buildings under development and/or expansion as construction-in-progress until construction has been completed and certificates of occupancy permits have been obtained upon which the asset is then classified as an Improvement. The value of CIP is based on actual costs incurred.

Impairment of Long-Lived Assets

 Real estate investments and related intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the property might not be recoverable, which is referred to as a “triggering event.” A property to be held and used is considered impaired only if management’s estimate of the aggregate future cash flows, less estimated capital expenditures, to be generated by the property, undiscounted and without interest charges, are less than the carrying value of the property. This estimate takes into consideration factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.

If there is a triggering event in relation to a property to be held and used, the Trust will estimate the aggregate future cash flows, less estimated capital expenditures, to be generated by the property, undiscounted and without interest charges. In addition, this estimate may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or when a range of possible values is estimated.

The determination of undiscounted cash flows requires significant estimates by management, including the expected course of action at the balance sheet date that would lead to such cash flows. Subsequent changes in estimated undiscounted cash flows arising from changes in the anticipated action to be taken with respect to the property could impact the determination of whether an impairment exists and whether the effects could materially affect the Trust’s net income. To the extent estimated undiscounted cash flows are less than the carrying value of the property, the loss will be measured as the excess of the carrying amount of the property over the estimated fair value of the property.

While the Trust believes its estimates of future cash flows are reasonable, different assumptions regarding a number of factors, including market rents, listing prices, economic conditions, and occupancies, could significantly affect these estimates. When impairment exists, the long-lived asset is adjusted to an estimate of fair value. In estimating fair value, if appraisal reports are available as they were for December 31, 2024, the Trust uses the sales comparable approach methodology where applicable within appraisal reports; when appraisal reports are not available, the Trust uses opinions of value from brokers involved with listing properties for sale and other market value information available to it. The Trust will record an impairment charge if it believes that there is other than a temporary decline in market value below the carrying value of the investment. During the first quarter 2024, an impairment charge was expensed in the amount of approximately $550,000; during the second quarter, 2024, an impairment charge was expensed in the amount of approximately $17,449,000, during the third quarter 2024, an impairment charge was expensed in the amount of approximately $195,000 and during the fourth quarter 2024, an impairment charge was expensed in the amount of approximately $1,760,000. Therefore, the total impairment charge expense for the year ended December 31, 2024 is approximately $19,954,000 for assets all considered held for sale as of December 31, 2024. There was no impairment charge during the first, second and fourth quarter 2023. During the third quarter 2023, an impairment charge was recognized in the amount of approximately $8,235,000, totaling approximately $8,235,000 of impairment expense for the year ended December 31, 2023 for assets considered held for sale and held for use.

F-11

Any decline in the estimated fair values of the Trust’s assets could result in impairment charges in the future. It is possible that such impairments, if required, could be material.

Depreciation

Depreciation is computed using the straight-line method over the estimated useful lives of 20 years for greenhouses, 10 years for the MIP equipment and 39 years for auxiliary buildings, except for PW Candescent, which was determined the buildings have a useful life of 37 years. For each of the twelve months ended December 31, 2024 and 2023, approximately $820,000 and $2,261,000 depreciation expense was recorded, respectively.

Revenue Recognition

The Railroad Lease is treated as a direct financing lease. As such, income to P&WV under the Railroad Lease is recognized when received.

Lease revenue from solar land and CEA properties are accounted for as operating leases. Any such leases with rent escalation provisions are recorded on a straight-line basis when the amount of escalation in lease payments is known at the time Power REIT enters into the lease agreement, or known at the time Power REIT assumes an existing lease agreement as part of an acquisition (e.g., an annual fixed percentage escalation) over the initial lease term, subject to a collectability assessment, with the difference between the contractual rent receipts and the straight-line amounts recorded as “deferred rent receivable” or “deferred rent liability”. Collectability is assessed at quarter-end for each tenant receivable using various criteria including past collection issues, the current economic and business environment affecting the tenant and guarantees. If collectability of the contractual rent stream is not deemed probable, revenue will only be recognized upon receipt of cash from the tenant. During the twelve months ended December 31, 2024, the Trust did not write off any straight-line rent receivable against rental income. During the twelve months ended December 31, 2023, the Trust wrote off a net amount of approximately $315,000 in straight-line rent receivable against rental income. This was based on its assessment of collecting all remaining contractual rent on greenhouse property leases. These tenants’ rent payments will be recorded as rental revenue on a cash basis. Expenses for which tenants are contractually obligated to pay, such as maintenance, property taxes and insurance expenses are not reflected in the Trust’s consolidated financial statements unless paid by the Trust.

Lease revenue from land that is subject to an operating lease without rent escalation provisions is recorded on a straight-line basis.

The following table provides the breakdown of rental income recognition (not including the direct finance lease) During the twelve months ended December 31, 2024, the Trust recognized $992,216 of rental income for non-refundable security deposits related to defaulted leases as allowed per the terms of the lease and based on the determination that these defaults will be not be cured:

	Year Ended
	December 31,
	2024	2023

Straight-Line Rent	$803,116	$929,769
Cash Basis Rent	124,861	209,379
Security Deposit Recognized as Rental Income	992,216	-
	$1,920,193	$1,139,148

F-12

Deferred rent receivable as of December 31, 2024 and 2023 is approximately $338,000 and $452,000, respectively.

Prepaid rent liability as of December 31, 2024 and 2023 is $0 and $33,000, respectively.

Intangibles

A portion of the acquisition price of the assets acquired by PW Tulare Solar, LLC (“PWTS”) was allocated on the Trust’s consolidated balance sheets between Land and Intangibles fair values at the date of acquisition. The total amount of in-place lease intangible assets established was approximately $237,000, which was being amortized over a 24.6-year period prior to its sale during the first quarter of 2023. For the year ended December 31, 2023, $0 of the intangibles were amortized. The PWTS asset was sold during 2023.

A portion of the acquisition price of the assets acquired by PW Regulus Solar, LLC (“PWRS”) have been allocated on The Trust’s consolidated balance sheets between Land and Intangibles’ fair values at the date of acquisition. The total amount of in-place lease intangible assets established was approximately $4,714,000, which is amortized over a 20.7-year period. For each of the twelve months ended December 31, 2024 and 2023, approximately $227,000 of the intangibles was amortized.

Intangible assets are evaluated whenever events or circumstances indicate the carrying value of these assets may not be recoverable. There was no impairment charge recorded for the twelve months ended December 31, 2024 and 2023.

The following table provides a summary of the Intangible Assets:

	For the Years Ended December 31,

		Accumulated Amortization	Accumulated Amortization
	Cost	Through 12/31/23	Through 12/31/24	Net Book Value

Asset Intangibles - PWRS	$4,713,548	$2,209,127	$227,488	$2,276,933

The following table provides a summary of the current estimate of future amortization of Intangible Assets:

2025	$227,488
2026	$227,488
2027	$227,488
2028	$227,488
2029	$227,488
Thereafter	$1,139,493
Total	$2,276,933

F-13

Net Investment in Direct Financing Lease – Railroad

P&WV’s net investment in its leased railroad property, recognizing the lessee’s perpetual renewal options, was estimated to have a current value of $9,150,000, assuming an implicit interest rate of 10%.

Fair Value

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Trust measures its financial assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

○	Level 1 – valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

○	Level 2 – valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 includes U.S. Treasury, U.S. government and agency debt securities, and certain corporate obligations. Valuations are usually obtained from third party pricing services for identical or comparable assets or liabilities.

○	Level 3 – valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

In determining fair value, the Trust utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considering counterparty credit risk.

The carrying amounts of Power REIT’s financial instruments, including cash and cash equivalents, prepaid expenses, and accounts payable approximate fair value because of their relatively short-term maturities. The carrying value of long-term debt approximates fair value since the related rates of interest approximate current market rates. As of December 31, 2024, the Trust owns publicly traded REIT securities with a fair market value of $9,831, based on the December 31, 2024 closing prices. As of December 31, 2023, the trust did not own any financial assets and liabilities carried at a fair market value.

Other Income

Other income included in Total Revenue for the twelve months ended December 31, 2024 and 2023 is approximately $215,000 (mainly interest income of approximately $215,000) and $168,000 (mainly settlement of property tax payable with the sale of one property of approximately $73,000 and interest income of approximately $87,000), respectively.

Forgiveness of Accounts Payable

Forgiveness of accounts payable for the twelve months ended December 31, 2024 and 2023 is approximately $351,000 and $135,000. These amounts in 2024 and 2023 are related to discounts obtained as part of written settlement agreements associated with litigations that were filed against subsidiaries of the Trust.

On November 17, 2023, Anchor Hydro (“Anchor”) initiated a complaint, as amended, in the Michigan Circuit Court for the County of Calhoun (Case No. 2023-3145-CB) against Power REIT, PW MI CanRE Marengo LLC (collectively the “PW Defendants”) for Breach of Contract, Unjust Enrichment and Account Stated in the amount of approximately $600,000. The litigation relates to purported work by Anchor at the greenhouse property owned by PW MI CanRE Marengo LLC in Michigan. On July 9, 2024, Anchor and the PW Defendants entered into a settlement agreement (the “Anchor Settlement”) whereby Anchor will complete certain work at the greenhouse property in Michigan and the PW Defendants will pay Anchor $265,000 ($150,000 up front and $11,500 per month for ten months commencing on September 1, 2024) as well as the return of certain uninstalled equipment provided by Anchor. In connection with the Anchor Settlement, the Trust recognized $351,000 as income related to forgiveness of accounts payable during the year ended December 31, 2024.

F-14

Other Assets

Other assets as of December 31, 2024 and 2023 is approximately $9,831 and $0, respectively.

Other Assets in 2024 represent common shares and warrants of a publicly traded REIT. The fair market value of our publicly traded REIT securities was $9,831, based on the December 31, 2024 closing prices.

Mortgage Loan Receivables

On October 30, 2023, PW ME CanRE SD LLC (“PW SD”) provided seller financing in connection with the sale of the two Maine properties in the form of an $850,000 note with an 8.5% interest rate that will accrue until maturity on October 30, 2025. The note is secured by a second mortgage on the property and certain corporate and personal guarantees. PW SD assessed the collectivity and deemed no allowance is needed as of September 30, 2024. The Note is owned by a subsidiary which has guaranteed the Greenhouse Loan which is in default and non-recourse to the Trust. On December 10, 2024, the property owner sold one of the two properties, and PW SD received a payment in the amount of $253,000 was received which paid down the note to a balance of $597,000. The net note payment was paid to the lender of the Greenhouse Loan.

On January 6, 2024, PW CO CanRE MF LLC (“PW MF”) provided seller financing in conjunction with selling the Sherman 6 and Tamarack 14 properties in the amount of $1,250,000 with an initial 10% interest rate that increases over time to 15% until maturity. The seller financing has a three-year maturity with a fixed amortization schedule of $40,000 for the first month and second months, $45,000 for the third month and $15,000 per month thereafter until maturity. The note is secured by a first mortgage on the properties and certain corporate and personal guarantees. PW MF assessed the collectivity and deemed no allowance is needed as of December 31, 2024. As of December 31, 2024, the balance of the loan is $1,005,000. The note is security for the Greenhouse Loan which is in default and non-recourse to the Trust.

General and Administrative Expenses

General and Administrative Expense for the twelve months ended December 31, 2024 and 2023 is approximately $1,494,000 and $1,753,000, respectively, which includes a non-cash stock compensation expense of approximately $694,000 for 2024 and approximately $885,000 for 2023.

Interest Expense

Interest expense for the twelve months ended December 31, 2024 totaled approximately $3,866,000 comprised of approximately $690,000, $329,000 and $2,830,000 (approximately $1,980,000 of interest and approximately $850,000 of expenses associated with the default) related to the PW PWV Loan, the 2015 PWRS Loan and the Greenhouse Loan, respectively. Comparatively, interest expense for the twelve months ended December 31, 2023 totaled approximately $2,702,000 comprised of approximately $700,000, $350,000 and $1,624,000, related to the PW PWV Loan, the 2015 PWRS Loan and the Greenhouse Loan respectively. The Greenhouse Loan is currently in default and is non-recourse to the Trust.

Preferred Stock

During 2014, the Trust expanded its equity financing activities by offering a series of preferred shares to the public. As of December 31, 2024, we have issued approximately $8.5 million of our Series A Preferred Stock. The Series A Preferred Shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we redeem or otherwise repurchase them or they are converted.

3 – GOING CONCERN

The Trust’s objectives when managing its capital are to seek to ensure that there are adequate capital resources to safeguard the Trust’s ability to continue operating and maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders. The Trust’s management evaluates whether there are conditions or events, considered in aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

On a consolidated basis, the Trust’s cash and cash equivalents and restricted cash totaled $2,231,586 as of December 31, 2024, a decrease of $1,873,298 from December 31, 2023. During the twelve months ended December 31, 2024, the decrease in cash was primarily due to the monthly expenses related to the vacant greenhouse properties and paydown of the Greenhouse Loan. Of the total amount of cash as of December 31, 2024, approximately $2.2 million is non-restricted cash available for general corporate purposes and $37,000 is restricted cash related to the Greenhouse Loan.

On a consolidated basis, the Trust’s current loan liabilities totaled approximately $17.4 million as of December 31, 2024. The current loan liabilities include approximately $16.7 million of a bank loan secured by the majority of the greenhouse portfolio (the “Greenhouse Loan”) and which is in default and is non-recourse to the Trust. We are not current on payment of property taxes for the greenhouse portfolio which are included on the Balance Sheet as accrued expenses and liabilities held for sale for approximately $1,162,000. If the property tax remains delinquent, the greenhouse portfolio will be subject to foreclosure actions starting in 1Q 2026.

F-15

On a consolidated basis, the Trust’s current liabilities far exceed current assets. For the year ended December 31, 2024, the Trust determined that there was substantial doubt as to its ability to continue as a going concern within one year after the date that the financial statements are issued as a result of current liabilities that far exceed current assets, net losses incurred, reduced revenue and increased property expenses related to the greenhouse portfolio. If the Trust’s plan to focus on selling greenhouse properties, entering into new leases, improving cash collections from existing tenants and raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide enough liquidity. However, the Trust cannot predict, with certainty, the outcome of its actions to generate liquidity. In addition, we are continuing to explore options related to a resolution of the Greenhouse Loan (see “Subsequent Events”).

In 2024, the Trust sold four properties in an effort to help with liquidity. The net proceeds from the sale of the Salisbury, MA property was approximately $662,000 of unrestricted cash and the approximately $504,000 of debt was eliminated from liabilities. We sold two greenhouse properties in a transaction that produced approximately $53,000 of restricted cash at closing and, during 2024, generated approximately $345,000 of restricted cash from the debt service related to the seller financing provided which had a remaining balance of $ 1,005,000 at December 31, 2024 and should help with liquidity to service the Greenhouse Loan. We sold one greenhouse property in a transaction that produced approximately $51,000 of the net proceeds used to service the Greenhouse Loan.

The Greenhouse Loan is in default and in March 2024, the lender filed a litigation seeking among other things, foreclosure and appointment of a receiver. The Greenhouse Loan is non-recourse to Power REIT which means that in the event it cannot resolve issues with the lender and they foreclose on the properties, Power REIT should be able to continue as a going concern albeit with a smaller portfolio of assets given that non-restricted cash should provide greater than twelve months of liquidity for capital needs unrelated to the greenhouse properties which are security for the Greenhouse Loan. The status with the lender may lead to distressed sales which would have a negative impact on our prospects. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the PW CanRE Holdings entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of the filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Note 14—Subsequent Events to the Financial Statements included elsewhere in this Annual Report on Form 10-K for the year ended December 31, 2024).

As of the filing date, The Trust’s current liabilities far exceed current assets. If the Trust’s plan to focus on selling greenhouse properties, entering into new leases, improving cash collections from existing tenants and raising capital in the form of debt or equity is effectively implemented, the Trust’s plan could potentially provide enough liquidity. However, the Trust cannot predict, with certainty, the outcome of its actions to generate liquidity.

Power REIT’s cash outlays at the parent company level consist principally of professional fees, consultant fees, NYSE American listing fees, legal, insurance, shareholder service company fees, auditing costs and general and administrative expenses. Our cash outlays related to our various property-owning subsidiaries consist principally of principal and interest expense on debts, property maintenance, property taxes, insurance, legal as well as other property related expenses that are not covered by tenants. To the extent we need to raise additional capital to meet our obligations, there can be no assurance that financing on favorable terms will be available when needed. If we are unable to sell certain assets when anticipated at prices anticipated, we may not have sufficient cash to fund operations and commitments.

4 – CONCENTRATIONS

Historically, the Trust’s revenue has been concentrated to a relatively limited number of investments, industries and lessees. As the Trust grows, its portfolio may remain concentrated in a limited number of investments. For the fiscal year ended 2024, Power REIT recognized approximately 88% of its consolidated revenue from three properties. The tenants are Norfolk Southern Railway, Regulus Solar LLC and Marengo Cannabis LLC which represent 32%, 28% and 28% of consolidated revenue respectively. For the fiscal year ended 2023, Power REIT collected approximately 84% of its consolidated revenue from two properties. The tenants were Norfolk Southern Railway and Regulus Solar LLC which represented 45% and 39% of consolidated revenue respectively. The concentration percentages include the income from the recognition of security deposits related to defaulted leases.

F-16

5 – DISPOSITIONS

2024 Disposition

On December 26, 2024, a wholly owned subsidiary of Power REIT, PW CO CanRE JKL LLC, sold its interest in a property cannabis related greenhouse cultivation property located in Ordway, Colorado. The property was described in prior filings as Sherman 21 and 22 and was vacant and construction was incomplete. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $80,000 and the net proceeds were used to pay down the loan secured by the greenhouse portfolio and other accrued expenses related to the property. The loss on sale recognized was approximately $147,000.

On January 8, 2024, two wholly owned subsidiaries of Power REIT, PW CO CanRE Sherman 6 LLC and PW CO CanRE MF LLC, sold two cannabis related greenhouse cultivation properties located in Ordway, Colorado to an affiliate of a tenant of one of the properties. The properties are described in prior filings as Sherman 6 (the tenant of which is affiliated with the tenant/purchaser) and Tamarack 14 which was vacant. The purchaser is an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $1,325,000. As part of the transaction, a subsidiary of the Trust provided seller financing in the amount of $1,250,000 with an initial 10% interest rate that increases over time to 15% until maturity. The seller financing has a three-year maturity with a fixed amortization schedule of $40,000 for the first and second months, $45,000 for the third month and $15,000 per month thereafter until maturity. The note is secured by a first mortgage on the properties and certain corporate and personal guarantees. The gain on sale recognized was approximately $213,000.

On January 30, 2024, a wholly owned subsidiary of Power REIT, PW Salisbury Solar LLC, sold its interest in a ground lease related to a utility scale solar farm located in Salisbury, Massachusetts. for gross proceeds of $1.2 million. The purchaser is an unaffiliated third party and the price was established based on an arm’s length negotiation. As part of the transaction, the Municipal Debt and the PWSS Term Loan were paid off. The gain on sale recognized was approximately $181,000 and the net book value of land upon sale was approximately $1,006,000.

2023 Disposition

On January 6, 2023, a wholly owned subsidiary of Power REIT, sold its interest in five ground leases related to utility scale solar farms located in Tulare County, California for gross proceeds of $2,500,000. The purchaser is an unaffiliated third party and the price was established based on an arm’s length negotiation. The properties were acquired by Power REIT in 2013 for $1,550,000 and Power REIT recognized a gain on sale of approximately $1,040,000.

On November 1, 2023, a wholly owned subsidiary of Power REIT (“PW SD”) sold its interest in a cannabis related greenhouse cultivation facility located in Maine to an affiliate of its tenant. PW SD had entered into a Purchase and Sale Agreement related to this property that had been renegotiated as part of proceeding toward closing. The total consideration was $4,787,000, of which $3,400,000 was paid in cash, $537,000 was paid in the form of the release of the security deposit held by PW SD and seller financing in the form of an $850,000 note with an 8.5% interest rate that will accrue until maturity on October 30, 2025. The note is secured by a second mortgage on the property and certain corporate and personal guarantees. Of the net proceeds received from the Sweet Dirt sale, $1,642,188 was used to pay down the Greenhouse Loan. Power REIT recognized a gain on sale of approximately $13,500.

6 – DIRECT FINANCING LEASES AND OPERATING LEASES

Information as Lessor Under ASC Topic 842

To generate positive cash flow, as a lessor, the Trust leases its facilities to tenants in exchange for payments. The Trust’s leases for its railroad, solar farms and greenhouse cultivation facilities have lease terms ranging between 5 and 99 years. Payments from the Trust’s leases are either recognized on a straight-line basis over the terms of the respective leases or on a cash basis for tenants with collectability issues. Total revenue from its leases recognized for the year ended December 31, 2024 and 2023 is approximately $2,835,000 and $2,054,000, respectively.

F-17

Direct Financing Leases

The Railroad Lease provides for a base cash rental of $915,000 per annum, payable quarterly, for the current 99-year lease period. The leased properties are maintained entirely at the lessee’s expense. Under the terms of the Railroad Lease, which became effective October 16, 1964, NSC (formerly Norfolk and Western Railway Company) leased all of P&WV’s real properties, including its railroad lines, for a term of 99 years, renewable by the lessee upon the same terms for additional 99-year terms in perpetuity.

The Railroad Lease may be terminated by the lessee at the expiration of the initial term or any renewal term, or by default of NSC. In the event of termination, NSC is obligated to return to P&WV all properties covered by the Railroad Lease, together with sufficient cash and other assets to permit operation of the railroad for a period of one year. In addition, NSC would be obligated upon default or termination, to the extent NSC has not previously paid indebtedness due to P&WV, to settle remaining indebtedness owed to P&WV. The existing indebtedness owed to P&WV, including the ability of P&WV to make an immediate demand for payment of such amounts, was part of the subject of a multi-year litigation which concluded in 2017. Based on the outcome of the litigation, the indebtedness that has accrued on Power REIT’s tax books is deemed uncollectable and was written off for tax purposes in 2017. The amount of this indebtedness has not been reflected on P&WV’s financial statements which are consolidated into Power REIT’s financial statements and therefore for financial reporting purposes there was no change related thereto.

P&WV has determined that the lease term is perpetual (for GAAP accounting purposes only) because it is perceived that it would be un-economic for the lessee to terminate and the Lessee has control over its actions with respect to default and has unlimited renewal options. Accordingly, as of January 1, 1983, the rentals receivable of $915,000 per annum, recognizing renewal options by the lessee in perpetuity, were estimated to have a present value of $9,150,000, assuming an implicit interest rate of 10%. The Trust has evaluated their long-lived assets for impairment and concluded there are no impairment indicators as of December 31, 2024.

Operating Leases

Lease revenue from solar land and CEA properties are accounted for as operating leases. Any such leases with rent escalation provisions are recorded on a straight-line basis when the amount of escalation in lease payments is known at the time Power REIT enters into the lease agreement, or known at the time Power REIT assumes an existing lease agreement as part of an acquisition (e.g., an annual fixed percentage escalation) over the initial lease term, subject to a collectability assessment, with the difference between the contractual rent receipts and the straight-line amounts recorded as “deferred rent receivable” or “deferred rent liability”. Collectability of contractual rent is assessed at quarter-end for each tenant receivable using various criteria including past collection issues, the current economic and business environment affecting the tenant and guarantees. If collectability of the contractual rent stream is not deemed probable, revenue will only be recognized upon receipt of cash from the tenant. During the twelve months ended December 31, 2024, the Trust did not write off any straight-line rent receivable against rental income. During the twelve months ended December 31, 2023, the Trust wrote off a net amount of approximately $315,000 in straight-line rent receivable against rental income. These tenants rent payments will be recorded as rental revenue on a cash basis. Expenses for which tenants are contractually obligated to pay, such as maintenance, property taxes and insurance expenses are not reflected in the Trust’s consolidated financial statements unless paid by the Trust.

Due to significant price compression in the wholesale cannabis market, most of our cannabis related tenants have experienced severe financial distress and have defaulted on leases and vacated properties. In addition, our food related CEA property in Nebraska has defaulted and the tenant have vacated the property. Unfortunately, starting in 2022, collections from the CEA portfolio has diminished to a nominal amount. The Trust is exploring strategic alternatives in respect to the CEA portfolio and has listed all of the assets for sale.

F-18

Below is a chart of operating leases for Power REIT as of December 31, 2024:

Property Type/Name	Lease Start	Term (yrs)	Renewal Options	Triple Net Lease	Rent Recorded 2024 ($)	Rent Recorded 2023 ($)
Solar Farm Lease
Massachusetts
PWSS[3]	Dec-11	22	2 x 5-years	Y	-	89,494
California
PWRS	Apr-14	20	2 x 5-years	Y	803,117	803,117

Greenhouse - Cannabis Lease
Ordway, Colorado
Maverick 1[1]	N/A	N/A	N/A	N/A	-	11,976
Sherman 6 – Green St./Chronic[3]	Jan-20	20	2 x 5- years	Y	-	50,000
Tamarack 7 (MIP)[4]	N/A	N/A	N/A	N/A	55,000	15,000
Tamarack 8 - Apotheke [5]	Jan-21	20	2 x 5-years	Y	3,000	-
Tamarack 13[1,2]	N/A	N/A	N/A	N/A	43,000	-
Tamarack 27 and 28[1,2]	N/A	N/A	N/A	N/A	96,724	-
Maverick 5 - Jacksons Farms [5]	Nov-21	20	2 x 5-years	Y	29,368	4,790
Desert Hot Springs, California[1,2]	Feb-21	5	N/A	Y	104,984	18,746
Marengo Township, Michigan[1,2]	N/A	N/A	N/A	N/A	785,000	-
					$1,920,193	$993,123

[1]	Property is vacant
[2]	Recognized security deposit as rent during 2024
[3]	Sold in January 2024
[4]	Month-to-month
[5]	Tenant is in default

The following is a schedule by years of minimum future rentals on non-cancelable operating leases as of December 31, 2024 for assets and assets held for sale where revenue recognition is considered on a straight-line basis:

Assets Held for Use
2025	$811,802
2026	820,004
2027	828,155
2028	836,388
2029	844,703
Thereafter	4,310,559
Total	$8,451,611

7 – LONG-TERM DEBT

On December 31, 2012, as part of the Salisbury land acquisition, PW Salisbury Solar, LLC (“PWSS”) assumed existing municipal financing (“Municipal Debt”). The Municipal Debt has approximately 9 years remaining. The Municipal Debt has a simple interest rate of 5.0% that is paid annually, due on February 1 of each year. The balance of the Municipal Debt as of December 31, 2024 and 2023 was approximately $0 and $51,000, respectively. On January 30, 2024, the PWSS property was sold and the loan was paid off.

In July 2013, PWSS borrowed $750,000 from a regional bank (the “PWSS Term Loan”). The PWSS Term Loan carries a fixed interest rate of 5.0% for a term of 10 years and amortizes based on a 20-year principal amortization schedule. The PWSS Term Loan matured on August 1, 2023 and the bank has agreed to provide a 6-month extension of the maturity. The loan is secured by PWSS’ real estate assets and a parent guarantee from the Trust. The balance of the PWSS Term Loan as of December 31, 2024 and 2023 was approximately $0 and $456,000 (net of approximately $0 of capitalized dept costs), respectively. On January 30, 2024, the PWSS property was sold and the loan was paid off.

F-19

On November 6, 2015, PWRS entered into a loan agreement (the “2015 PWRS Loan Agreement”) with a lender for $10,150,000 (the “2015 PWRS Loan”). The 2015 PWRS Loan is secured by land and intangibles owned by PWRS. PWRS issued a note to the benefit of the lender dated November 6, 2015 with a maturity date of October 14, 2034 and a 4.34% interest rate. The 2015 PWRS Loan is non-recourse to Power REIT. The balance of the PWRS Bonds as of December 31, 2024 and 2023 was approximately $6,492,000 (net of approximately $213,000 of capitalized debt costs) and approximately $6,957,000 (net of approximately $235,000 of capitalized debt costs), respectively.

On November 25, 2019, Power REIT, through a newly formed subsidiary, PW PWV Holdings LLC (“PW PWV”), entered into a loan agreement (the “PW PWV Loan Agreement”) with a certain lender for $15,500,000 (the “PW PWV Loan”). The PW PWV Loan is secured by pledge of PW PWV’s equity interest in P&WV, its interest in the Railroad Lease and a security interest in a deposit account (the “Deposit Account”) pursuant to a Deposit Account Control Agreement dated November 25, 2019 into which the P&WV rental proceeds are deposited. Pursuant to the Deposit Account Control Agreement, P&WV has instructed its bank to transfer all monies deposited in the Deposit Account to the escrow agent as a dividend/distribution payment pursuant to the terms of the PW PWV Loan Agreement. The PW PWV Loan is evidenced by a note issued by PW PWV to the benefit of the lender for $15,500,000, with a fixed interest rate of 4.62% and fully amortizes over the life of the financing which matures in 2054 (35 years). The PW PWV Loan is non-recourse to Power REIT. The balance of the loan as of December 31, 2024 and 2023 was approximately $14,198,000 (net of approximately $267,000 of capitalized debt costs) and approximately $14,412,000 (net of approximately $276,000 of capitalized debt costs), respectively.

On December 21, 2021, a wholly-owned subsidiary of Power REIT (“PW CanRE Holdings”) entered into a debt facility with initial availability of $20 million (the “Greenhouse Loan”). The facility is non-recourse to Power REIT and has perfected liens against all of Power REIT CEA portfolio properties except for the property located in Vinita, OK. The Greenhouse Loan had a 12 month draw period and then converts to a term loan that is fully amortizing over five years. The interest rate on the Greenhouse Loan was 5.52% with an additional default interest rate of 5.0% and throughout the term of the loan, a debt service coverage ratio of equal to or greater than 2.00 to 1.00 must be maintained. On October 28, 2022, the terms of the Greenhouse Loan were amended such that the amortization period was extended from 5 years to 10 years for the calculation of debt service coverage ratio and a 6-month debt service payment reserve requirement of $1 million was established. On March 13, 2023 an additional modification of the terms of the Greenhouse Loan was implemented which is summarized as follows:

-	The total commitment was reduced from $20 million to $16 million.
-	The interest rate was changed to the greater of: (i) 1% above the Prime rate and (ii) 8.75%.
-	Monthly payments on the Greenhouse Loan will be interest only until maturity.
-	A portion of the proceeds from the sale of assets within the Borrowing Base for the Greenhouse Loan will be required to pay the outstanding loan amount.
-	The maturity date of the Greenhouse Loan was changed to December 21, 2025.
-	The Debt Service Coverage ratio will be 1.50 to 1.00 and the test will be performed on an annual basis and is eliminated until the calendar year 2024.
-	The definition of assets included in the Borrowing Base for the Greenhouse Loan no longer eliminates assets where tenants are in default for failure to make timely rent payments.
-	An agreed upon minimum liquidity amount shall be maintained in the amount of $1 million.
-	A $160,000 fee will be charged by the bank for the modification.

Debt issuance expenses of $0 have been capitalized during the twelve months ended December 31, 2024 and 2023, respectively. Amortization of approximately $0 and $265,000 has been recognized for the twelve months ended December 31, 2024 and 2023, respectively and $0 and approximately $46,000 deferred debt issuance costs were re-classed as contra liability upon the loan commitment reduction for the twelve months ended December 31, 2024 and 2023. The balance of the loan as of December 31, 2024 and December 31, 2023 is approximately $16,720,000 (approximately $13.3 million of principal, $2.1 million of interest and default interest and 1.3 million of loan expenses) and $14,358,000. During the twelve months ended December 31, 2024 and 2023, the Trust recognized $0 and $160,000, respectively of loan modification expense. During the twelve months ended December 31, 2024 and 2023, the Trust recognized approximately $850,000 and $0, respectively, of late charges, forbearance fees, legal fees, foreclosure fees and appraisal fees which is included in interest expense in Consolidated Statements of Operations. During the twelve months ended December 31, 2024, approximately $3,384,000 of accrued loan expenses related to the Greenhouse Loan is classified as current portion of long-term debt on the Balance Sheet.

F-20

As of December 31, 2024, PW CanRe Holdings, LLC has an outstanding balance on the Greenhouse Loan of $16,720,000. The lender has declared a default of the loan which allows for the acceleration of the Greenhouse Loan which is being treated as a current debt obligation. On March 13, 2024, East West Bank (“EWB”) initiated a complaint in the Superior Court of California, County of Los Angeles (Case 24STCV06180) against PW CanRE Holdings, LLC, PW CanRE of Colorado Holdings LLC, PW ME CanRE SD LLC, PW CO CanRE Walsenburg LLC, PW Co CanRE JKL LLC, PW CO CanRE JAB LLC, PW CO CanRE Tam 19 LLC, PW CO CanRE Mav 14 LLC, PW CO CanRE Gas Station LLC, PW CO CanRE Grail LLC, PW CO CanRE Tam 7 LLC, PW CO CanRE Cloud Nine LLC, PW CO CanRE Apotheke LLC, PW CO CanRE Mav 5 LLC, PW CO CanRE MF LLC, PW MillPro NE LLC, PW CA CanRE Canndescent LLC and PW MI CanRE Marengo LLC. The litigation relates to a loan secured by various properties held by PW CanRE Holdings, LLC through its ownership of the various subsidiaries that are also named in the complaint. The complaint is seeking (i) Judicial Foreclosure (ii) Specific Performance (iii) Appointment of Receiver; (iv) Injunctive Relief; (v) Breach of Contract (Security Agreement); (vi) Breach of Contract (Guaranty); (vii) Money Due; and (viii) Account Stated. There can be no assurance that PW CanRe, LLC Holdings will be able to satisfy the requirements of the lender which could result in the foreclosure of collateral. Although the Greenhouse Loan is non-recourse to Power REIT, foreclosure of properties would result in a decrease in assets and potential income to Power REIT. A forbearance agreement with the lender for the Greenhouse Loan was effective on May 10, 2024, which provides additional time to retire the loan. The expiration date of the original forbearance agreement was September 30, 2024. On September 30, 2024, the Trust entered into an amendment to the forbearance agreement which moved the expiration of the forbearance agreement to January 31, 2025. As of the date of the filing, the forbearance agreement has terminated and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank (see Note 14 to Consolidated Financial Statements – Subsequent Events appearing elsewhere in this Annual Report on Form 10-K).

The amount of principal payments remaining on Power REIT’s long-term debt as of December 31, 2024 is as follows:

Total Debt

2025	$17,468,764
2026	$791,212
2027	$835,036
2028	$880,909
2029	$928,923
Thereafter	$16,985,073
Long term debt	$37,889,917

8 – IMPAIRMENTS AND ASSETS HELD FOR SALE

For the years ended December 31, 2024 and 2023, the Trust concluded that an impairment of value of certain assets within its greenhouse portfolio was appropriate based on market conditions. The impairment takes into account assets held for sale. During the year ended December 31, 2024, subsidiaries of the Trust listed additional properties for sale. During 2024 and 2023, the Trust recorded approximately $20.0 million and $8.2 million in non-cash impairment charges.

The bulk of the greenhouse portfolio is security for the Greenhouse Loan which is in default which may negatively impact the values received from marketing these assets for sale.

F-21

A summary of the Trust’s impairment expense for the years ended December 31, 2024 and 2023 is below:

	Impairment Expense
	Year Ended
	December 31,
	2024	2023

Assets Held for Sale	$16,493,263	$5,692,131
Long-Lived Assets	3,460,997	2,543,005
	$19,954,260	$8,235,136

Any decline in the estimated fair values of our assets could result in impairment charges in the future. It is possible that such impairments, if required, could be material.

The Trust has aggregated and classified the assets and liabilities of this business as held for sale in our Consolidated Balance Sheets as of December 31, 2024. The prior period comparative balance sheet as of December 31, 2023 is recast to achieve comparability. The balance sheet as of December 31, 2023 also included the Salisbury, Sherman 6 and Sherman 21 and 22 properties which were sold during 2024 and therefore removed from the December 31, 2024 column. The assets and liabilities of assets held for sale were as follows:

	December 31, 2024	December 31, 2023

ASSETS
Land	1,640,875	3,949,827
Greenhouse cultivation and processing facilities, net of accumulated depreciation	23,647,410	44,434,266
Prepaid Expense	460,698	2,460
Deferred rent receivable	-	13,169
Other assets	68,022	81,533
TOTAL ASSETS - Held for sale	25,817,005	48,481,255

LIABILITIES
Accounts payable	139,355	847,795
Tenant security deposits	-	992,216
Prepaid rent	-	33,000
Accrued expenses	1,174,289	760,210
Other liabilities	356,454	57,675
Current portion of long-term debt, net of unamortized discount	-	462,411
Long-term debt, net of unamortized discount	-	44,712
TOTAL LIABILITIES - Held for sale	1,670,098	3,198,019

Other Liabilities

Other liabilities as of December 31, 2024 and December 31, 2023 is approximately $356,000 and $58,000, respectively. Other liabilities for 2023 represents the finance loan agreement for the tractor used at the Nebraska greenhouse. The loan is payable annually over five years with a 1.9% interest rate and matures on August 21, 2028 which is in default. Other liabilities for 2024 represents the same tractor finance loan agreement in addition to a finance agreement for a property insurance policy for properties that are considered held for sale.

Other Assets

Other assets as of December 31, 2024 and December 31, 2023 is approximately $68,000 and $82,000, respectively. Other assets for 2023 and 2024 represent a tractor purchased by PW MillPro NE on August 21, 2023 for use at the Nebraska greenhouse (net of depreciation), and a security deposit for the electric company that was paid for a property considered held for sale.

F-22

9 – EQUITY AND LONG-TERM COMPENSATION

Summary of Stock Based Compensation Activity

Power REIT’s 2020 Equity Incentive Plan, which superseded the 2012 Equity Incentive Plan, was adopted by the Board on May 27, 2020 and approved by shareholders on June 24, 2020. It provides for the grant of the following awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards. The Plan’s purpose is to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Trust and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common Stock through the granting of awards. As of December 31, 2024, the aggregate number of shares of Common Stock that may be issued pursuant to outstanding awards is currently 1,925,002 which is subject to adjustment per the Plan.

Summary of Stock Based Compensation Activity – Options

On July 15, 2022, the Trust granted non-qualified stock options (“options”) to acquire an aggregate 205,000 shares of common stock at a price of $13.44 to its independent trustees and officers. The term of each option is 10 years. The options vest over three years as follows: in a series of thirty-six (36) equal monthly installments measured from the Vesting Commencement Date on the same date of the month as the Vesting Commencement Date which is August 1, 2022.

The Trust accounts for share-based payments using the fair value method. The Trust recognizes all share-based payments in our financial statements based on their grant date fair values and market closing price, calculated using the Black-Scholes option valuation model.

The following assumptions were made to estimate fair value:

Expected Volatility	63%
Expected Dividend Yield	0%
Expected Term (in years)	5.8
Risk Free Rate	3.05%
Estimate of Forfeiture Rate	0%

The Trust uses historical data to estimate dividend yield and volatility and the “simplified method” as described in the SEC Staff Accounting Bulletin #110 to determine the expected term of the option grants. The risk-free interest rate for the expected term of the options is based on the U.S. treasury yield curve on the grant date. The Trust does not have historical data of forfeiture, and as a policy, has used a 0 percent forfeiture rate in calculating unrecognized share-based compensation expense and will instead, account for forfeitures as they occur. On January 31, 2023, 6,250 options and on April 30, 2023, 1,250 options were forfeited by an employee who is no longer employed by the Trust. On February 29, 2024, 4,722 options were forfeited due to the death of a Trustee.

F-23

The summary of stock-based compensation activity for the year ended December 31, 2024, with respect to the Trust’s stock options, is as follows:

Summary of Activity - Options
		Weighted
	Number of	Average	Aggregate
	Options	Exercise Price	Intrinsic Value
Balance as of December 31, 2023	197,500	$13.44	-
Options Forfeited	(4,722)	13.44
Balance as of December 31, 2024	192,778	13.44	-

Options exercisable as of December 31, 2024	156,319	$13.44	-

The weighted average remaining term of the options is 7.35 years.

The summary of Plan activity for the year ended December 31, 2023, with respect to the Trust’s stock options, was as follows:

Summary of Activity – Options

		Weighted
	Number of	Average Exercise	Aggregate Intrinsic
	Options	Price	Value
Balance as of December 31, 2022	205,000	$13.44	-
Options Forfeited	(7,500)	13.44
Balance as of December 31, 2023	197,500	13.44	-

Options exercisable as of December 31, 2023	93,264	$13.44	-

Summary of Stock Based Compensation Activity – Restricted Stock

During 2024 and 2023, the Trust did not grant any shares of restricted stock to its officer or independent trustees.

The summary of stock-based compensation activity for the year ended December 31, 2024, with respect to the Trust’s restricted stock, was as follows:

Summary of Activity - Restricted Stock

	Number of	Weighted
	Shares of	Average
	Restricted	Grant Date
	Stock	Fair Value
Balance as of December 31, 2023	13,415	18.50
Plan Awards	-	-
Restricted Stock Forfeited	-	-
Restricted Stock Vested	(9,528)	20.57
Balance as of December 31, 2024	3,887	13.44

F-24

The summary of stock-based compensation activity for the year ended December 31, 2023, with respect to the Trust’s restricted stock, was as follows:

Summary of Activity - Restricted Stock

	Number of	Weighted
	Shares of	Average
	Restricted	Grant Date
	Stock	Fair Value
Balance as of December 31, 2022	28,182	21.64
Plan Awards	-	-
Restricted Stock Forfeited	-	-
Restricted Stock Vested	(14,767)	24.48
Balance as of December 31, 2023	13,415	18.50

Stock-based Compensation

During 2024, the Trust recorded approximately $196,000 of non-cash expense related to restricted stock and approximately $498,000 of non-cash expense related to options granted compared to approximately $361,000 of non-cash expense related to restricted stock and $524,000 non-cash expense related to options granted in 2022. As of December 31, 2024, there was approximately $52,000 of total unrecognized share-based compensation expense for restricted stock and approximately $302,000 of total unrecognized share-based compensation expense for options, which will be recognized through the third quarter of 2025. The Trust does not currently have a policy regarding the repurchase of shares on the open market related to equity awards.

10 - INCOME TAXES

The Trust is organized as a Maryland-domiciled real estate investment trust and has elected to be treated under the Internal Revenue Code as a real estate investment trust. As such, the Trust does not pay Federal taxes on taxable income and capital gains to the extent that they are distributed to shareholders. In order to maintain qualified status, at least 90% of annual ordinary taxable income must be distributed; it is the intention of the trustees to continue to make sufficient distributions to maintain qualified status. As of December 31, 2023, the last tax return completed to date, the Trust has a net operating loss of $30.8 million, which is available to meet this requirement.

Under the Railroad Lease, NSC reimburses P&WV, in the form of additional cash rent, for all taxes and governmental charges imposed upon the assets leased by NSC from P&WV, except for taxes relating to cash rent payments made by the lessee. Due to the treatment of the Railroad Lease as a direct financing lease for financial reporting purposes, the tax basis of the leased property is higher than the basis of the leased property as reported in these consolidated financial statements.

The Trust has implemented the accounting guidance for uncertainty in income taxes using the provisions of FASB ASC 740, Income Taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.

The Trust is generally no longer subject to examination by income taxing authorities for years ended prior to December 31, 2020.

11 – SEGMENT INFORMATION

The Trust operates as one single reportable segment as the operations are managed and reviewed on a consolidated basis. The Trust’s chief operating decision maker (“CODM”) is its Chief Executive Officer, who is responsible for making strategic decisions regarding the Trust’s real estate portfolio. The CODM evaluates the performance of the portfolio as a whole based on net operating income, total assets and the performance of specific property categories. Performance is assessed by analyzing consolidated financial results and the CODM makes resource allocation decisions related to acquisition, dispositions, capital expenditures and leasing activities. No separate evaluation of individual property types is made at the operating segment level, rather performance is reviewed based on the overall portfolio’s performance.

F-25

12 - RELATED PARTY TRANSACTIONS

Power REIT, through subsidiaries, had a relationship with subsidiaries of Millennium Sustainable Ventures Corp., formerly Millennium Investment and Acquisition Company Inc. (“MILC’). David H. Lesser, Power REIT’s Chairman and CEO, is also Chairman and CEO of MILC. MILC, through subsidiaries or affiliates, established cannabis and food crop cultivation projects and entered into leases related to the Trust’s Oklahoma, Michigan and Nebraska properties and MILC is a lender to the tenant of one of the Trust’s Colorado properties. As of December 31, 2024, these properties were not operational and the Trust is evaluating alternatives related thereto. Total rental income recognized for the years ended December 31, 2023 from the tenants that are affiliated with MILC in Colorado, Oklahoma, Michigan and Nebraska was $0 compared to total rental income recognized for the years ended December 31, 2024 from the affiliated tenants in Colorado, Oklahoma, Michigan and Nebraska of $0, $0, $785,000 and $0 respectively. Power REIT retained former employees of MILC to maintain and upkeep the property in Nebraska. The MILC employees were initially paid through a payroll service used by a subsidiary of MILC and a subsidiary of Power REIT reimbursed MILC for the actual expenses related hereto. For the year ended December 31, 2023, total payments to MILC for payroll is $162,700. This arrangement ended in January 2024.

Effective March 1, 2022, the Sweet Dirt Lease was amended (the “Sweet Dirt Lease Second Amendment”) to provide funding in the amount of $3,508,000 to add additional items to the property improvement budget for the construction of a Cogeneration / Absorption Chiller project to the Sweet Dirt Property. A portion of the property improvement budget, amounting to $2,205,000, was to be supplied by IntelliGen Power Systems LLC (“IntelliGen”) which is owned by HBP, an affiliate of David Lesser, Power REIT’s Chairman and CEO. As of December 31, 2024 and 2023, a total of $1,102,500 and $1,102,500 had been paid to IntelliGen Power Systems LLC for equipment supplied. On January 23, 2023, the Sweet Dirt lease was amended to reduce the amount of improvements to be funded by PW SD to eliminate the remaining funding to IntelliGen Power Systems with a corresponding reduction in lease payments to maintain the same overall yield. Based on the amendment of the terms with IntelliGen, a total of $1,102,500 was paid for equipment supplied.

Under the Trust’s Declaration of Trust, the Trust may enter into transactions in which trustees, officers or employees have a financial interest; provided however, that in the case of a material financial interest, the transaction shall be disclosed to the Board of Trustees or the transaction shall be fair and reasonable. After consideration of the conditions and terms of the payment to an affiliate of HBP for accounting and administrative support, the independent trustees approved the agreement with the affiliate of HBP described above, finding the aforementioned arrangements to be fair and reasonable and in the interest of the Trust.

13 - CONTINGENCY

The Trust’s wholly-owned subsidiary, P&WV, is subject to various restrictions imposed by the Railroad Lease with NSC, including restrictions on share and debt issuance, including guarantees.

14 - SUBSEQUENT EVENTS

On February 6, 2025, our wholly owned subsidiary, PW CO CanRE JKL LLC received a Final Order and Entry of Judgement in favor of PW CO CanRE JKL LLC against the former tenant and guarantors of the lease in the amount of $10,988,749. The ruling eliminated claims by the former tenant against PW CO CanRE JKL LLC. The Trust is evaluating the potential to collect against this litigation for this Judgement, but will treat any recovery on a cash basis for accounting purposes.

On January 31, 2025 a wholly owned subsidiary of Power REIT, PW CO CanRE JAB LLC, sold one of its interest in a cannabis related greenhouse cultivation property located in Ordway, Colorado. The property was described in prior filings as Tam 18 and was vacant. The purchaser was an unaffiliated third party and the price was established based on an arm’s length negotiation. The sale price was $200,000 and the net proceeds were used to pay down the Greenhouse Loan and pay other accrued expenses related to the property. There was no gain/loss on sale recognized.

On January 24, 2025 we entered into a sales agreement (the “Sales Agreement”), with A.G.P./Alliance Global Partners pursuant to which we may, from time to time, issue and sell our Common Shares, however, the Sales Agent is not obligated to sell any shares of Common Stock and there are limits on the dollar amount of shares of common stock we can sell pursuant to the Sales Agreement. In addition, our ability to raise capital through the sale of securities may be limited by the rules of the SEC and NYSE American LLC (“NYSE American”) that place limits on the number and dollar amount of securities that may be sold. There can be no assurances that we will be able to raise the funds needed, especially in light of the fact that our ability to sell securities registered on our registration statement on Form S-3 will be limited until such time the market value of our voting securities held by non-affiliates is $75 million or more.

The forbearance agreement related to the Greenhouse Loan terminated on January 31, 2025 and the greenhouse portfolio is subject to foreclosure but we continue to explore options for a resolution with the bank.

F-26

Exhibit 19.1

Exhibit 21.1

The direct and indirect subsidiaries of the Registrant, and their respective states of incorporation or organization, are set forth below:

Subsidiary	State of Incorporation or Organization

Pittsburgh & West Virginia Railroad	Pennsylvania

PW Salisbury Solar, LLC	Massachusetts

PW Regulus Solar, LLC	California

PW CanRE of Colorado Holdings, LLC	Colorado

PW CO CanRE JAB LLC	Colorado

PW PWV Holdings LLC	Colorado

PW CO CanRE Mav 5 LLC	Colorado

PW CO CanRE Mav 14 LLC	Colorado

PW CO CanRE Sherm 6 LLC	Colorado

PW ME CanRE SD LLC	Maine

PW CO CanRE Tam 7 LLC	Colorado

PW CO CanRE Grail LLC	Colorado

PW CO CanRE MF LLC	Colorado

PW CO CanRE Tam 19 LLC	Colorado

PW CO CanRE Apotheke LLC	Colorado

PW CA CanRE Canndescent LLC	California

PW CO CanRE Gas Station LLC	Colorado

PW CO CanRE Cloud Nine LLC	Colorado

PW CO Can RE JKL LLC	Colorado

PW CO CanRE Walsenburg LLC	Colorado

PW CanRE OK Vinita LLC	Oklahoma

PW MI CanRE Marengo LLC	Michigan

PW CanRE Holdings LLC	Delaware

PW MillPro NE LLC	Nebraska

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-284503 and 333-256826) and Form S-8 (File No. 333-239960) of our report dated March 31, 2025 with respect to the audited consolidated financial statements of Power REIT appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 31, 2025

Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT

I, David H. Lesser, certify that:

1. I have reviewed this annual report on Form 10-K of the registrant, Power REIT;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements and other financial information included in this report fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 31, 2025	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, CFO, Secretary and Treasurer
(Principal executive officer and principal financial officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT

In connection with the annual report of Power REIT (the “registrant”) on Form 10-K for the period ending December 31, 2024 as furnished with the Securities and Exchange Commission on the date hereof (the “Report”), I, David H. Lesser, Chairman, Chief Executive Officer, Secretary and Treasurer, certify, to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

/s/ David H. Lesser
David H. Lesser
Chairman, CEO, CFO, Secretary and Treasurer
(Principal executive officer and principal financial officer)

Date: March 31, 2025